Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-236503

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
6.50% Convertible Senior Notes due 2025	$1,150,000,000(1)(2)	100% of principal amount	$1,150,000,000(2)	$149,270(3)
Common stock, $0.01 par value per share	(4)	—(4)	—(4)	—(5)
Guarantees of 6.50% Convertible Senior Notes due 2025	(6)	—(7)	—(7)	—(8)

(1)	Represents the aggregate principal amount of 6.50% Convertible Senior Notes due 2025 (the “Notes”) whose offer and sale are registered hereby.
(2)	Includes $150,000,000 aggregate principal amount of Notes that may be offered and sold pursuant to the exercise in full of the underwriters’ over-allotment option to purchase additional Notes.
(3)

Calculated pursuant to Rule 457(o) and Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). The fee payable in connection with the offering pursuant to this prospectus supplement has been paid in accordance with Rule 456(b) under the Securities Act.

(4)

Includes an indeterminate number of shares of common stock of American Airlines Group Inc. issuable upon conversion of the Notes. The initial maximum conversion rate of the Notes is 74.0740 shares of common stock per $1,000 principal amount of Notes. Pursuant to Rule 416 under the Securities Act, the amount of shares of common stock whose offer and sale is registered hereby includes an indeterminate number of shares of common stock that may be issued in connection with stock splits, stock dividends, or similar transactions. No additional consideration is to be received in connection with the exercise of the conversion privilege of the Notes.

(5)

Pursuant to Rule 457(i) under the Securities Act, no separate registration fee is required for the shares of common stock issuable upon conversion of the Notes because no additional consideration is to be received in connection with the exercise of the conversion privilege of the Notes.

(6)	Consists of full and unconditional guarantees (the “Guarantees”), by American Airlines, Inc., of the Notes whose offer and sale are registered hereby.
(7)	No separate consideration is being given for the Guarantees.
(8)	Pursuant to Rule 457(n), no separate fee is payable with respect to the Guarantees.

Prospectus Supplement

(To Prospectus dated February 19, 2020)

American Airlines Group Inc.

$1,000,000,000

6.50% Convertible Senior Notes due 2025

American Airlines Group Inc. (“AAG”) is offering $1,000.0 million in aggregate principal amount of 6.50% Convertible Senior Notes due 2025 (the “notes”). In addition, we have granted the underwriters an option to purchase, for settlement within a period of 30 days from the date of this prospectus supplement, up to an additional $150.0 million aggregate principal amount of notes, solely to cover over-allotments, if any. The notes will bear interest at a rate of 6.50% per annum. Interest on the notes is payable semi-annually in arrears on January 1 and July 1 of each year, beginning on January 1, 2021. The notes will mature on July 1, 2025, unless earlier converted or redeemed or repurchased by us. The obligations of AAG under the notes will be fully and unconditionally guaranteed by American Airlines, Inc. (“American”), its direct wholly-owned subsidiary (the “guarantor”).

Noteholders may convert their notes at their option only in the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on September 30, 2020, if the last reported sale price per share of our common stock exceeds 130% of the conversion price for each of at least 20 trading days during the 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter; (2) during the five consecutive business days immediately after any 10 consecutive trading day period (such 10 consecutive trading day period, the “measurement period”) in which the trading price per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price per share of our common stock on such trading day and the conversion rate on such trading day; (3) upon the occurrence of certain corporate events or distributions on our common stock, as described in this prospectus supplement; (4) if we call such notes for redemption; and (5) at any time from, and including, April 1, 2025 until the close of business on the second scheduled trading day immediately before the maturity date. We will settle conversions by paying or delivering, as applicable, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, based on the applicable conversion rate(s). The initial conversion rate is 61.7284 shares per $1,000 principal amount of notes, which represents an initial conversion price of approximately $16.20 per share, and is subject to adjustment as described in this prospectus supplement. If a “make-whole fundamental change” (as defined in this prospectus supplement) occurs, then we will in certain circumstances increase the conversion rate for a specified period of time.

The notes will be redeemable, in whole or in part, at our option at any time, and from time to time, on or after July 5, 2023 and on or before the 20th scheduled trading day immediately before the maturity date, at a cash redemption price equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, but only if the last reported sale price per share of our common stock exceeds 130% of the conversion price on (1) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date we send the related redemption notice; and (2) the trading day immediately before the date we send such notice. In addition, calling any note for redemption will constitute a make-whole fundamental change with respect to that note, in which case the conversion rate applicable to the conversion of that note will be increased in certain circumstances if it is converted after it is called for redemption.

If a “fundamental change” (as defined in this prospectus supplement) occurs, then, except as described in this prospectus supplement, noteholders may require us to repurchase their notes at a cash repurchase price equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any.

The notes and the guarantee will rank pari passu in right of payment with all of our and the guarantor’s respective existing and future senior indebtedness and senior in right of payment to all of our and the guarantor’s respective future subordinated indebtedness. The notes and the guarantee will be effectively subordinated to all of our and the guarantor’s respective existing and future secured indebtedness to the extent of the value of the assets pledged to secure those obligations. The notes and the guarantee will also be structurally subordinated to all existing and future indebtedness of our non-guarantor subsidiaries.

Concurrently with this offering, (i) we are conducting a public offering (the “Concurrent Common Stock Offering”) of 74,100,000 shares of our common stock (or up to 85,215,000 shares of our common stock if the underwriters in the Concurrent Common Stock Offering exercise their option to purchase additional shares of common stock solely to cover over-allotments), (ii) American has announced its intention to conduct a private offering of $1,500.0 million aggregate principal amount of its senior secured notes due 2025 guaranteed by AAG (the “Concurrent Senior Secured Notes Offering”) and (iii) American has announced its intention to borrow up to $500.0 million in aggregate principal amount of term loans under new senior secured credit facilities (the “Concurrent Term Loan Financing” and, together with the Concurrent Common Stock Offering and the Concurrent Senior Secured Notes Offering, the “Concurrent Transactions”). Neither this offering nor any of the Concurrent Transactions is conditioned upon the completion of the other, so it is possible that this offering occurs and one or more of the Concurrent Transactions do not occur, and vice versa. We cannot assure you that any of the Concurrent Transactions will be completed on the terms described herein, on significantly different terms, or at all. The Concurrent Common Stock Offering is being made pursuant to a separate prospectus supplement and the Concurrent Senior Secured Notes Offering is being made pursuant to a separate offering memorandum, and nothing contained herein shall constitute an offer to sell or the solicitation of an offer to buy our common stock or senior secured notes to be issued in the Concurrent Common Stock Offering or the Concurrent Senior Secured Notes Offering, respectively. See “Description of the Concurrent Transactions.”

Investing in the notes involves risks. See “Risk Factors” beginning on page S-11.

	Per Note	Total(3)
Price to public(1)	$1,000.0	$1,000,000,000
Underwriting discount(2)	$29.60	$29,600,000
Proceeds, before expenses, to American Airlines Group Inc.	$970.40	$970,400,000

(1)	Plus accrued interest from June 25, 2020, if settlement occurs after that date.
(2)	See “Underwriting” for a description of compensation to the underwriters.
(3)	Assumes no exercise of the underwriters’ option to purchase additional notes.

No public market currently exists for the notes, and we do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. Our common stock is listed on The Nasdaq Global Select Market under the symbol “AAL.” On June 22, 2020 the last reported sale price of our common stock was $14.92 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or the shares of our common stock, if any, issuable upon the conversion of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to purchasers on or about June 25, 2020, in book-entry form through the facilities of The Depository Trust Company and its participants.

Bookrunners

Goldman Sachs & Co. LLC	Citigroup	BofA Securities	J.P. Morgan

Barclays	Deutsche Bank Securities	Credit Suisse	ICBC Standard Bank	Morgan Stanley	SMBC Nikko

Co-Managers

BNP PARIBAS       Credit Agricole CIB      Standard Chartered Bank      HSBC      MUFG       BOK Financials Securities, Inc.

The date of this prospectus supplement is June 22, 2020

Prospectus Supplement

Prospectus

This prospectus supplement is part of a registration statement that American Airlines Group Inc. and American Airlines, Inc. filed jointly with the U.S. Securities and Exchange Commission, or the SEC, each as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, using a “shelf” registration process. This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. If there is any inconsistency between the information in the accompanying prospectus and this prospectus supplement, you should rely on this prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference and the additional information described under the heading “Incorporation of Certain Documents by Reference.”

S-i

We have not, and the underwriters have not, authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus supplement, the accompanying prospectus or any related free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus supplement incorporates by reference, and any related free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus supplement, the accompanying prospectus and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus supplement. Accordingly, investors should not place undue reliance on this information.

This prospectus supplement, the accompanying prospectus, any related free writing prospectus issued by us (which we refer to as a “company free writing prospectus”) and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, or to which we have referred you, contain and incorporate by reference information that you should consider when making your investment decision.

S-ii

PRESENTATION OF INFORMATION

In this prospectus supplement, all references to “AAG” refer to American Airlines Group Inc. All references to “we,” “us,” “our,” the “Company” and similar designations refer to AAG and its consolidated subsidiaries, unless otherwise indicated or the context otherwise requires. All references to “American” refer to AAG’s direct wholly-owned subsidiary, American Airlines, Inc.

References in this prospectus supplement to “mainline” refer to the operations of American and exclude regional operations.

S-iii

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

Certain of the statements contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus or any related free writing prospectus, the documents incorporated by reference herein and therein and other materials filed or to be filed with the Securities and Exchange Commission (“SEC”) represent our expectations or beliefs concerning future events and should be considered “forward-looking statements” within the meaning of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions, and other statements that are not historical facts, such as, without limitation, statements that discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. These forward-looking statements are based on our current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to, the outbreak and global spread of COVID-19 and resulting severe decline in demand for air travel and the duration and severity of the COVID-19 pandemic; competitive practices in our industry, including the impact of low cost carriers, competing airline alliances and industry consolidation; downturns in economic conditions that could adversely affect our business; the impact of changing economic and other conditions beyond our control, including global events that affect travel behavior such as the outbreak of the COVID-19 pandemic, and volatility and fluctuations in our results of operations due to seasonality; our ability to preserve cash and improve our overall liquidity position in response to the impact of COVID-19; the impact of continued periods of high volatility in fuel costs, increased fuel prices or significant disruptions in the supply of aircraft fuel; the effect our high level of debt and other obligations may have on our ability to fund general corporate requirements, our ability to obtain additional financing and respond to competitive developments and adverse economic and industry conditions; an inability to obtain sufficient financing or other capital, including in response to the impact of COVID-19, to operate successfully and in accordance with our current business plan; the loss of key personnel upon whom we depend to operate our business or the inability to attract additional qualified personnel; the impact of union disputes, employee strikes and other labor-related disruptions, or our inability to otherwise maintain labor costs at competitive levels; our significant pension and other postretirement benefit funding obligations; the impact of any damage to our reputation or brand image; losses and adverse publicity stemming from any public incident involving our company, our people or our brand, including any accident or other public incident involving our personnel or aircraft, a type of aircraft in our fleet, or the personnel or aircraft of our regional or codeshare or joint venture operators; extensive government regulation, which may result in increases in our costs, disruptions to our operations, limits on our operating flexibility, reductions in the demand for air travel, including in response to the impact of COVID-19, and competitive disadvantages; the global scope of our business and any associated economic and political instability or adverse effects of events, circumstances or government actions beyond our control, including the impact of foreign currency exchange rate fluctuations and limitations on the repatriation of cash held in foreign countries and risks associated deterioration in global trade relations, including shifts in the trade policies of individual nations and risks associated with the legal and regulatory uncertainty resulting from the exit of the United Kingdom from the EU and the consequences that will flow from such exit; the impact of conflicts overseas, terrorist attacks and ongoing security concerns; the impact associated with climate change, including increased regulation to reduce emissions of greenhouse gases; the impact of environmental and noise regulation; our dependence on a limited number of suppliers for

S-iv

aircraft, aircraft engines and parts; delays in scheduled aircraft deliveries, or other loss of anticipated fleet capacity, and failure of new aircraft to perform as expected, including as a result of the March 2019 order from the FAA grounding all Boeing 737 Max aircraft; our reliance on technology and automated systems and the impact of any failure of these technologies or systems; challenges in integrating our computer, communications and other technology systems; costs of evolving data security and privacy requirements and the impact of any significant data security incident; our reliance on third-party regional operators or third-party service providers that have the ability to affect our revenue and the public’s perception about our services; any inability to effectively manage the costs, rights and functionality of third-party distribution channels on which we rely; any inability to obtain and maintain adequate facilities, infrastructure and slots to operate our flight schedule and expand or change our route network; interruptions or disruptions in service at one or more of our key facilities; changes to our business model that may not successfully increase revenues and may cause operational difficulties or decreased demand; the inability to protect our intellectual property rights, particularly our branding rights; the effect on our financial position and liquidity of being party to or involved in litigation; the effect of a higher than normal number of pilot retirements, more stringent duty time regulations and increased training requirements, causing a continuing shortage of commercial pilots; the impact of possible future increases in insurance costs or reductions in available insurance coverage; the impact of the heavy taxation on the airline industry; an inability to use net operating losses carried over from prior taxable years; any inability to produce the results we expect from the commercial relationships that we have with other airlines, including any related equity investments; provisions in credit card processing and other commercial agreements that may materially reduce our liquidity; any impairment in our significant amount of goodwill and an inability to realize the full value of our intangible or long-lived assets and any material impairment charges that would be recorded as a result; price volatility of our common stock; the effects of our capital deployment program and the limitation, the suspension and discontinuation of our share repurchase program and dividend payments thereunder as required by the CARES Act and any future repurchases of or payment of dividends on our common stock; the effect of provisions of our Restated Certificate of Incorporation and Amended and Restated Bylaws that limit ownership and voting of our equity interests, including our common stock; the effect of provisions of our Restated Certificate of Incorporation and Amended and Restated Bylaws that may delay or prevent stockholders’ ability to change the composition of our Board of Directors and the effect this may have on takeover attempts that some of our stockholders might consider beneficial; and other economic, business, competitive, and/or regulatory factors affecting our business. These risks and uncertainties include, but are not limited to, those set forth: (i) under the heading “Risk factors” set forth elsewhere in this prospectus supplement, (ii) in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 (especially in Part I, Item 2—Management’s Discussion and Analysis of Financial Condition and Results of Operations, Part I, Item 3— Quantitative and Qualitative Disclosures About Market Risk and Part II, Item 1A—Risk Factors) and (iii) in the Company’s other filings with the SEC.

All forward-looking statements in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and other materials filed or to be filed with the SEC are based upon information available to us on the date of this prospectus supplement or such document. There may be other factors of which we are not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. Forward-looking statements speak only as of the date hereof or as of the dates indicated in such statements. We do not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such statements other than as required by law.

S-v

SUMMARY

This summary highlights selected information about us and the offering of the notes. This summary is not complete and does not contain all of the information that may be important to you. You should read carefully this prospectus supplement, the accompanying prospectus and any related company free writing prospectus, including the “Risk Factors” section, and the other documents that we refer to and incorporate by reference herein, including Part II, Item 1A—Risk Factors in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, for a more complete understanding of us, the guarantor and this offering. In particular, we incorporate by reference important business and financial information in this prospectus supplement. See “Incorporation of Certain Documents by Reference” in this prospectus supplement.

The Company

American Airlines Group Inc. (“AAG”), a Delaware corporation, is a holding company and its principal, wholly-owned subsidiary is American Airlines, Inc. (“American”). AAG was formed in 1982 under the name AMR Corporation as the parent company of American, which was founded in 1934. All of American’s common stock is owned by AAG. American operates principally through its hubs and gateways in Charlotte, Chicago, Dallas/Fort Worth, London Heathrow, Los Angeles, Miami, New York, Philadelphia, Phoenix and Washington, D.C. American is a founding member of the oneworld® alliance. American’s cargo division provides a wide range of freight and mail services, with facilities and interline connections available across the globe.

AAG’s principal executive office is located at 1 Skyview Drive, Fort Worth, Texas 76155. AAG’s telephone number is 817-963-1234 and its website is www.aa.com. Information contained on American’s website is not and should not be deemed a part of this prospectus supplement or any report or filing filed with or furnished to the SEC.

Recent Developments

The Concurrent Transactions

Concurrently with this offering of the notes, (i) we are conducting a public offering (the “Concurrent Common Stock Offering”) of 74,100,000 shares of our common stock (or up to 85,215,000 shares of our common stock if the underwriters in the Concurrent Common Stock Offering exercise their option to purchase additional shares of common stock solely to cover over-allotments), (ii) American has announced its intention to conduct a private offering of $1,500.0 million aggregate principal amount of its senior secured notes due 2025 guaranteed by AAG (the “Concurrent Senior Secured Notes Offering”) and (iii) American has announced its intention to borrow up to $500.0 million in aggregate principal amount of term loans under new senior secured credit facilities (the “Concurrent Term Loan Financing” and, together with the Concurrent Common Stock Offering and the Concurrent Senior Secured Notes Offering, the “Concurrent Transactions”). The Concurrent Common Stock Offering is being made pursuant to a separate prospectus supplement and the Concurrent Senior Secured Notes Offering is being made pursuant to a separate offering memorandum. Nothing contained herein shall constitute an offer to sell or the solicitation of an offer to buy shares of common stock in the Concurrent Common Stock Offering or senior secured notes in the Concurrent Senior Secured Notes Offering.

Neither this offering nor any of the Concurrent Transactions is conditioned upon the completion of any of the other offerings, so it is possible that this offering occurs and one or more of the Concurrent Transactions do not occur, and vice versa. We cannot assure you that any of the Concurrent

Transactions will be completed on the terms described herein, on significantly different terms, or at all. See “Description of the Concurrent Transactions.”

Financial Performance Update

Due to the recent decline in demand caused by the COVID-19 pandemic, we expect our second quarter 2020 revenue to be down approximately 90% versus the second quarter of 2019, with total system capacity down approximately 75% versus the second quarter of 2019.

To preserve our liquidity position, we have taken significant cost reduction actions that have removed more than $13.5 billion from our operating and capital budgets for 2020. These savings have been achieved through reductions in maintenance expense, marketing expense, event and training expenses, airport facilities expense, salaries and benefits expense, and other volume-related expense reductions, including fuel. Along with these cost-saving actions, we have recently experienced improving demand conditions and we believe we have passed the peak in cash refund activity. As a result, our cash burn rate has decelerated from a peak of over $100 million per day in April to approximately $40 million per day forecasted for the month of June. This marks a $10 million per day improvement for the month of June when compared to our previous forecast for the month of $50 million per day. We are seeking to continue to reduce our cash burn rate as expected demand conditions continue to improve and our cost initiatives continue to gain traction. We define cash burn as the sum of all net cash receipts less all cash disbursements but excluding the effect of new financings and new aircraft purchases.

We continue to expect that our liquidity, assuming the secured CARES Act loan of $4.75 billion is committed in June, will amount to approximately $11 billion as of June 30, 2020 without giving effect to any additional financing transactions that may be completed, including the Concurrent Transactions.

Demand and Capacity Update

In mid-March, we first observed negative net bookings, where cancellations exceeded new bookings. To better align our capacity with lower expected demand, we reduced our capacity through a combination of schedule reductions and close-in flight cancellations. This negative net booking trend persisted until late April.

Our flown system capacity was down approximately 75% year-over-year in April, and down approximately 80% year-over-year in May. Our June system capacity is expected to be down approximately 75% year-over-year.

As state and local shelter in place restrictions were relaxed, we observed improved passenger demand, particularly in our domestic network. Since the first week of May, our net bookings have been consistently positive and have shown continued signs of improvement. Since the middle of May, we have observed positive net bookings in each of the seven advanced purchase windows that we regularly monitor. These windows include tickets purchased between 1 to 6 days, 7 to 13 days, 14 to 30 days, 31 to 60 days, 61 to 90 days, 91 to 150 days, and 151 to 331 days prior to departure. We believe these trends are an indication of improving passenger demand although at levels significantly below those experienced in the same period in 2019.

In response to the improving trends in demand, we announced on June 4, 2020 that we are planning to fly 55% of our domestic schedule and nearly 20% of our international schedule in July 2020 compared to the same period last year. Our July system-wide capacity amounts to approximately 40% of July 2019 flying.

The table below summarizes recent domestic capacity, load factor and customer data:

Domestic	April	May	June*	July
Capacity (Year over Year)	Down 70%	Down 75%	Down 70%	Down 45%
Load Factor	15%	47%	62%	—
Passengers per Day	31,000	85,000	129,000	—

*	June Load Factor and Passenger data MTD as of June 8, 2020; July Capacity represents anticipated capacity as of the date hereof

CARES Act

We have applied for a secured loan in the amount of approximately $4.75 billion through the loan program under the CARES Act. Pursuant to this program, the loan is expected to be a five year, senior secured obligation at a variable interest rate of LIBOR plus 3.50% and prepayable at any time without premium. It is our current intention to pledge our domestic AAdvantage loyalty program assets as security for this loan. The most recent third-party appraisal has estimated the value of these assets to be between $19.5 billion and $31.5 billion, a significant portion of which will be pledged as collateral to support the CARES Act loan. Based on this appraisal, we believe there is sufficient collateral to support the CARES Act loan and potentially additional financings, subject to compliance with the ultimate terms and conditions of the CARES Act loan.

Also in connection with this loan, we would issue to the United States Department of the Treasury (the “Treasury”) additional warrants to purchase approximately 38 million shares of our common stock (assuming a secured loan of approximately $4.75 billion) at an exercise price of $12.51 per share. The loan program warrants will be in addition to, and have the same terms and conditions as, the approximately 13.7 million warrants issuable under the Payroll Support Program (as defined herein) upon our receipt of the full $5.8 billion of payroll assistance to be provided by the Treasury thereunder, which we expect will occur by the end of July 2020. Because these warrants provide for exercise on a “net exercise” basis, the ultimate dilutive impact of these warrants will be dependent on the market price of our common stock at the time the warrants are exercised.

The Treasury loan program continues to progress, and we presently expect to obtain a binding commitment for the loan in June 2020. However, we have not yet finalized the terms of a binding commitment or a definitive agreement related to this loan, and thus final terms and conditions and closing remain subject to ongoing negotiation, entry by the parties into definitive documentation and satisfaction of closing conditions.

Unencumbered Assets Available for Potential Financings

As of the date hereof, based on the most recent third-party appraisals and certain internal estimates and after giving effect to the Concurrent Transactions, we estimate we have approximately $3-4 billion in unencumbered assets available to serve as collateral for additional financing, exclusive of the value of the AAdvantage loyalty program.

THE OFFERING

The summary below describes the principal terms of the notes. Certain of the terms of the notes described below are subject to important limitations and exceptions that are described in more detail under the caption “Description of Notes.” As used in this section, “we,” “our” and “us” refer to American Airlines Group Inc. and not to its subsidiaries.

Issuer	American Airlines Group Inc.

Notes	$1,000.0 million aggregate principal amount of 6.50% convertible senior notes due 2025. We have granted the underwriters an option to purchase, for settlement within a period of 30 days from the date of this prospectus supplement, up to an additional $150.0 million aggregate principal amount of notes, solely to cover over-allotments, if any.

Guarantee	The notes will be fully and unconditionally guaranteed, on a senior, unsecured basis, by our wholly-owned subsidiary, American Airlines, Inc., whom we refer to in this prospectus supplement as the “guarantor.”

Ranking	The notes and the guarantee will rank pari passu in right of payment with all of our and the guarantor’s respective existing and future senior indebtedness and senior in right of payment to all of our and the guarantor’s respective future subordinated indebtedness. The notes and the guarantee will be effectively subordinated to all of our and the guarantor’s respective existing and future secured indebtedness to the extent of the value of the assets pledged to secure those obligations. The notes will also be structurally subordinated to all existing and future indebtedness of our non-guarantor subsidiaries.

Maturity	July 1, 2025, unless earlier repurchased, redeemed or converted.

Interest	6.50% per annum, payable semi-annually in arrears on January 1 and July 1 of each year, beginning on January 1, 2021. In addition, special interest will accrue on the notes in the circumstances described under the captions “Description of Notes—Events of Default—Special Interest as Sole Remedy for Certain Reporting Defaults.”

Conversion Rights	Noteholders may convert their notes at their option only in the following circumstances:

•

during any calendar quarter commencing after the calendar quarter ending on September 30, 2020, if the last reported sale price per share of our common stock exceeds 130% of the conversion price for each of at least 20 trading days during the 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter;

•

during the five consecutive business days immediately after any 10 consecutive trading day period (such 10 consecutive trading day period, the “measurement period”) in which the trading price per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price per share of our common stock on such trading day and the conversion rate on such trading day;

•	upon the occurrence of certain corporate events or distributions on our common stock, as described in this prospectus supplement;

•	if we call such notes for redemption; and

•	at any time from, and including, April 1, 2025 until the close of business on the second scheduled trading day immediately before the maturity date.

We will settle conversions by paying or delivering, as applicable, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, based on the applicable conversion rate(s). If we elect to deliver cash or a combination of cash and shares of our common stock, then the consideration due upon conversion will be based on an observation period consisting of 20 “VWAP trading days” (as defined in this prospectus supplement). The initial conversion rate is 61.7284 shares per $1,000 principal amount of notes, which represents an initial conversion price of approximately $16.20 per share, and is subject to adjustment as described in this prospectus supplement.

If a “make-whole fundamental change” (as defined in this prospectus supplement) occurs,

then we will in certain circumstances increase the conversion rate for a specified period of time.

See “Description of Notes—Conversion Rights.”

Redemption	The notes will be redeemable, in whole or in part, at our option at any time, and from time to time, on or after July 5, 2023 and on or before the 20th scheduled trading day immediately before the maturity date, at a cash redemption price equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, but only if the last reported sale price per share of our common stock exceeds 130% of the conversion price on (1) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date we send the related redemption notice; and (2) the trading day immediately before the date we send such notice. In addition, calling any note for redemption will constitute a make-whole fundamental change with respect to that note, in which case the conversion rate applicable to the conversion of that note will be increased in certain circumstances if it is converted in connection with such redemption. See “Description of Notes—Optional Redemption.”

Repurchase at the Option of the Noteholders After a Fundamental Change	If a “fundamental change” (as defined in this prospectus supplement) occurs, then, except as described in this prospectus supplement, noteholders may require us to repurchase their notes at a cash repurchase price equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. See “Description of Notes—Fundamental Change Permits Noteholders to Require Us to Repurchase Notes.”

Trustee, Paying Agent and Conversion Agent	Wilmington Trust, National Association.

Concurrent Transactions	Concurrently with this offering, (i) we are offering 74,100,000 shares of our common stock (or up to 85,215,000 shares of our common stock if the underwriters in the Concurrent Common Stock

Offering exercise their option to purchase additional shares of common stock solely to cover over-allotments), (ii) American has announced its intention to conduct a private offering of $1,500.0 million aggregate principal amount of its senior secured notes due 2025 guaranteed by AAG and (iii) American has announced its intention to borrow up to $500.0 million in aggregate principal amount of term loans under new senior secured credit facilities. Neither this offering nor any of the Concurrent Transactions is conditioned upon the completion of any of the other offerings, so it is possible that this offering occurs and one or more of the Concurrent Transactions do not occur, and vice versa. We cannot assure you that any of the Concurrent Transactions will be completed on the terms described herein, on significantly different terms, or at all.

No Public Market	The notes are a new class of securities for which no public market currently exists. We do not intend to apply to list the notes on any securities exchange or for quotation on any inter-dealer quotation system. Accordingly, a liquid market for the notes may never develop. Certain of the underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so and may discontinue any market-making activity at any time and without notice.

Nasdaq Global Select Market Exchange Symbol	Our common stock is listed on The Nasdaq Global Select Market under the symbol “AAL.” On June 22, 2020 the last reported sale price of our common stock was $14.92 per share.

Use of Proceeds	We estimate that the net proceeds to us from this offering will be approximately $969.4 million (or approximately $1,115.0 million if the underwriters fully exercise their option to purchase additional notes), after deducting the underwriters’ discounts and commissions and our estimated offering expenses. We intend to use the net proceeds for general corporate purposes and to enhance our liquidity position.

Risk Factors	Investing in the notes involves risks. See “Risk Factors.”

Certain U.S. Federal Income Tax Considerations	For a description of certain U.S. federal income tax considerations of purchasing, owning and disposing of the notes and owning and disposing of shares of our common stock, if any, issuable upon the conversion of the notes, see “Certain U.S. Federal Income Tax Considerations.”

Book-Entry Form	We will initially issue the notes in the form of one or more global notes registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”), without interest coupons, which we will deposit with the trustee as custodian for DTC. Beneficial interests in global notes will be shown on, and transfers of global notes will be effected only through, the records maintained by DTC. Except in limited circumstances, we will not issue certificated notes. See “Description of Notes—Book Entry, Settlement and Clearance.”

We expect that 496,994,501 shares of our common stock will be outstanding immediately after this offering and the Concurrent Common Stock Offering, based on 422,894,501 shares outstanding as of April 24, 2020, excluding:

•	8,935,105 shares of common stock issuable upon the exercise of outstanding restricted stock units, as of March 31, 2020;

•	13,703,876 shares underlying the warrants issuable in connection with the PSP Agreement (as defined herein);

•	25,633,346 shares available for issuance under our 2013 Equity Incentive Plan, as of March 31, 2020; and

•	the shares of common stock to be reserved for issuance upon the conversion of the convertible notes being offered in this offering.

See also “Summary—Recent Developments—CARES Act” for information regarding additional warrants for approximately 38 million shares of our common stock that we expect to provide the Treasury in connection with the approximately $4.75 billion secured loan we are in the process of obtaining pursuant to the CARES Act.

Unless otherwise indicated, all information in this prospectus supplement assumes the underwriters do not exercise their option to purchase additional shares of our common stock in the Concurrent Common Stock Offering.

SUMMARY FINANCIAL INFORMATION AND OPERATING DATA

The summary consolidated financial information as of December 31, 2019 and for the years ended December 31, 2019, 2018 and 2017 presented below is derived from our audited consolidated financial statements for such periods appearing in our Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference into this prospectus supplement. The summary consolidated financial information as of March 31, 2020 and for the three months ended March 31, 2020 and 2019 presented below is derived from our unaudited condensed consolidated financial statements for such periods appearing in our Quarterly Report on Form 10-Q for the three-month period ended March 31, 2020, which is incorporated by reference into this prospectus supplement.

We adopted three new accounting standards as of January 1, 2018: Accounting Standards Update (“ASU”) 2016-02: Leases (Topic 842) (the “New Lease Standard”), ASU 2014-09: Revenue from Contracts with Customers (the “New Revenue Standard”) and ASU 2017-07: Compensation—Retirement Benefits (the “New Retirement Standard”). The 2017 financial information presented below has been recast to reflect the impact of the adoption of the New Revenue Standard and the New Retirement Standard. The New Lease Standard did not require the recast of prior periods. See Note 1(b) to AAG’s Consolidated Financial Statements in Part II, Item 8A of AAG’s Annual Report on Form 10-K for the year ended December 31, 2018, which is not incorporated by reference into this prospectus supplement, for further information on the impacts of these new accounting standards.

Our historical financial information is not necessarily indicative of our future performance. You should read the information set forth below in conjunction with: (i) the section appearing under the heading “Capitalization,” which is included elsewhere in this prospectus supplement, (ii) Part II, Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations, which appears in our Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference into this prospectus supplement and (iii) Part I, Item 2—Management’s Discussion and Analysis of Financial Condition and Results of Operations and Part II, Item 1A—Risk Factors and the financial statements and notes to those financial statements, which appear in our Quarterly Report on Form 10-Q for the three months ended March 31, 2020, which is incorporated by reference into this prospectus supplement.

	Three Months Ended March 31,		Year Ended December 31,
	2020	2019	2019	2018	2017
	(in millions)
Consolidated Statements of Operations data:
Total operating revenues	$8,515	$10,584	$45,768	$44,541	$42,622
Total operating expenses	11,064	10,209	42,703	41,885	38,391

Operating income (loss)	(2,549)	375	3,065	2,656	4,231
Total nonoperating expense, net	(341)	(130)	(809)	(772)	(836)

Income (loss) before income taxes	(2,890)	245	2,256	1,884	3,395
Income tax provision (benefit)	(649)	60	570	472	2,113

Net income (loss)	$(2,241)	$185	$1,686	$1,412	$1,282

	March 31, 2020	December 31, 2019
	(in millions)
Consolidated Balance Sheet data (at end of period):
Cash and short-term investments	$3,576	$3,826
Total assets	58,580	59,995
Debt and finance leases	25,082	24,315
Pension and postretirement obligations(1)	6,137	6,081
Operating lease liabilities	8,991	9,129
Stockholders’ deficit	(2,636)	(118)

	Three Months Ended March 31,		Year Ended December 31,
	2020	2019	2019	2018	2017
Operating statistics:
Revenue passenger miles (millions)(2)	45,171	54,802	241,252	231,160	226,346
Available seat miles (millions)(3)	62,099	66,674	285,088	282,054	276,493
Passenger load factor (percent)(4)	72.7	82.2	84.6	82.0	81.9
Yield (cents)(5)	17.00	17.62	17.41	17.60	17.29
Passenger revenue per ASM (cents)(6)	12.37	14.49	14.74	14.42	14.15
Total revenue per available seat mile (cents)(7)	13.71	15.87	16.05	15.79	15.42
Operating cost per ASM (cents)(8)	17.82	15.31	14.98	14.85	13.88

(1)

Substantially all defined benefit pension plans were frozen effective November 1, 2012. See Note 10 to AAG’s Consolidated Financial Statements in Part II, Item 8A in AAG’s Annual Report on Form 10-K for the year ended December 31, 2019 for further information on pension and postretirement benefits.

(2)	Revenue passenger mile (RPM)—A basic measure of sales volume. One RPM represents one passenger flown one mile.
(3)	Available seat mile (ASM)—A basic measure of production. One ASM represents one seat flown one mile.
(4)	Passenger load factor—The percentage of available seats that are filled with revenue passengers.
(5)	Yield—A measure of airline revenue derived by dividing passenger revenue by RPMs.
(6)	Passenger revenue per available seat mile (PRASM)—Passenger revenue divided by ASMs.
(7)	Total revenue per available seat mile (TRASM)—Total revenues divided by ASMs.
(8)	Operating cost per available seat mile (CASM)—Operating expenses divided by ASMs.

RISK FACTORS

An investment in the notes involves certain risks. You should carefully consider the risks described below and those discussed under Part II, Item 1A—Risk Factors in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, as well as the other information included or incorporated by reference in this prospectus supplement, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of our notes could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Special Note About Forward-Looking Statements” in this prospectus supplement, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business, financial condition or results of operations. To the extent COVID-19 adversely affects our business, operations, financial condition and operating results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section and those described in our reports incorporated by reference herein, such as those relating to our high level of indebtedness, our need to generate sufficient cash flows to service our indebtedness, and our ability to comply with the covenants contained in the agreements that govern our indebtedness.

Risks Related to Recent Developments in our Business

The outbreak and global spread of COVID-19 has resulted in a severe decline in demand for air travel which has adversely impacted our business, operating results, financial condition and liquidity. The duration and severity of the COVID-19 pandemic, and similar public health threats that we may face in the future, could result in additional adverse effects on our business, operating results, financial condition and liquidity.

The COVID-19 outbreak, along with the measures governments and private organizations worldwide have implemented in an attempt to contain the spread of this pandemic, has resulted in a severe decline in demand for air travel, which has adversely affected our business, operations and financial condition to an unprecedented extent. Measures ranging from travel restrictions, “shelter in place” and quarantine orders, limitations on public gatherings to cancellation of public events and many others have resulted in a precipitous decline in demand for both domestic and international business and leisure travel. In response to this material deterioration in demand, we have taken a number of aggressive actions to ameliorate our business, operations and financial condition. We have focused on reducing our capacity, making structural changes to our fleet, implementing cost reductions, preserving cash and improving our overall liquidity position. We have reduced our system-wide capacity and will continue to monitor conditions and to proactively evaluate and adjust our schedule to match demand. Additionally, we have determined to retire certain mainline aircraft earlier than planned including Boeing 757, Boeing 767, Airbus A330-300 and Embraer 190 aircraft as well as regional aircraft, including certain Embraer 140 and Bombardier CRJ200 aircraft, which we expect will allow us to be more efficient by reducing the number of sub-fleets we operate, and we have also placed a significant number of aircraft, including our A330-200 fleet and a number of Boeing 737-800 aircraft, into temporary storage. We have moved quickly to attempt to better align our costs with our reduced schedule and made other cost-saving initiatives (including reductions in maintenance expense, marketing expense, event and training expenses, airport facilities expense, salaries and benefits expense, and other volume-related expense reductions, including fuel). Nonetheless, we incurred significant negative cash flow in the first quarter of 2020, we continue to do so, and we expect to continue to do so until there is a significant recovery in demand for air travel. The duration and severity of the COVID-19 pandemic remain uncertain, and there can be no assurance that these actions will suffice to sustain our business and operations through this pandemic. We expect our results of operations for fiscal 2020 to be materially impacted.

We have taken and will take additional actions to improve our financial position, including measures to improve liquidity, such as obtaining financial assistance under the CARES Act. We have been approved to receive approximately $5.8 billion from the Treasury through the Payroll Support Program under the CARES Act, of which $4.1 billion has been received as of June 1, 2020. In connection with the financial assistance we have received and expect to receive under the Payroll Support Program, we will be required to comply with certain provisions of the CARES Act, including the requirement that funds provided pursuant to the Payroll Support Program be used exclusively for the continuation of payment of employee wages, salaries and benefits; the requirement against involuntary furloughs and reductions in employee pay rates and benefits through September 30, 2020; the requirement that certain levels of commercial air service be maintained; provisions prohibiting the repurchase of AAG’s common stock and the payment of common stock dividends through September 30, 2021; and restrictions on the payment of certain executive compensation until March 24, 2022. Additionally, under the Payroll Support Program, we and certain of our subsidiaries are subject to substantial and continuing reporting obligations. We also applied for a secured loan in the amount of approximately $4.75 billion through the loan program under the CARES Act and are in the process of obtaining such secured loan, the timing and terms of which remain subject to ongoing negotiation, entry by the parties into definitive documentation and certain closing conditions. If we receive a secured loan from the Treasury under the loan program, the stock repurchase, dividend and executive compensation restrictions will remain in place through the date that is one year after such secured loan is fully repaid. The substance and duration of these restrictions may materially affect our operations, and we may not be successful in managing these impacts.

We intend to pursue the issuance of additional unsecured and secured debt securities, equity securities and equity-linked securities and/or the entry into additional bilateral and syndicated secured and/or unsecured credit facilities. There can be no assurance as to the timing of any such financing transactions, which may be in the near term, or that we will be able to obtain such additional financing on favorable terms, or at all. Any such actions could be conducted in the near term, may be material in nature, could result in the incurrence of significant additional indebtedness and could impose significant covenants and restrictions to which we are not currently subject. The measures we have taken to reduce our expenditures and to improve our liquidity, and any other strategic actions that we may take in the future in response to COVID-19 may not be effective in offsetting decreased demand, and we will not be permitted to take certain strategic actions, such as prescribed levels of furloughs and lay-offs or reductions in capacity as a result of the restrictions imposed by the CARES Act, which could result in a material adverse effect on our business, operating results and financial condition.

The full extent of the ongoing impact of COVID-19 on our longer-term operational and financial performance will depend on future developments, many of which are outside our control, including the effectiveness of the mitigation strategies discussed above, the duration and spread of COVID-19, including any recurrence of the pandemic, and related travel advisories and restrictions, the impact of COVID-19 on overall long-term demand for air travel, the impact on demand and capacity which could result from government mandates on air service including, for instance, any requirement for passengers to wear face coverings while traveling or have their temperature checked or have administered other tests or examinations prior to entering an airport or boarding an airplane, or which would limit the number of seats that can be occupied on an aircraft to allow for social distancing, if our employees are unable to work because they are quarantined or sickened as a result of exposure to COVID-19, or if they are subject to additional governmental COVID-19 curfews or “shelter in place” health orders or similar restrictions, the impact of COVID-19 on the financial health and operations of our business partners and future governmental actions, all of which are highly uncertain and cannot be predicted. At this time, we are also not able to predict whether the COVID-19 pandemic will result in permanent changes to our customers’ behavior, with such changes including but not limited to a permanent reduction in business travel as a result of increased usage of “virtual” and

“teleconferencing” products and more broadly a general reluctance to travel by consumers, each of which could have a material impact on our business.

In addition, an outbreak of another disease or similar public health threat, or fear of such an event, that affects travel demand, travel behavior or travel restrictions could adversely impact our business, financial condition and operating results. Outbreaks of other diseases could also result in increased government restrictions and regulation, such as those actions described above or otherwise, which could adversely affect our operations.

Downturns in economic conditions could adversely affect our business.

Due to the discretionary nature of business and leisure travel spending and the highly competitive nature of the airline industry, our revenues are heavily influenced by the condition of the U.S. economy and economies in other regions of the world. Unfavorable conditions in these broader economies have resulted, and may result in the future, in decreased passenger demand for air travel, changes in booking practices and related reactions by our competitors, all of which in turn have had, and may have in the future, a strong negative effect on our business. In particular, the ongoing COVID-19 pandemic and associated decline in economic activity and increase in unemployment levels are expected to have a severe and prolonged effect on the global economy generally and, in turn, is expected to depress demand for air travel into the foreseeable future. Due to the uncertainty surrounding the duration and severity of this pandemic, we can provide no assurance as to when and at what pace demand for air travel will return to pre-pandemic levels, if at all. Accordingly, we cannot predict the ultimate impact of COVID-19 on our business, financial condition and results of operations. See also “Risk Factors—The outbreak and global spread of COVID-19 has resulted in a severe decline in demand for air travel which has adversely impacted our business, operating results, financial condition and liquidity. The duration and severity of the COVID-19 pandemic, and similar public health threats that we may face in the future, could result in additional adverse effects on our business, operating results, financial condition and liquidity” and “Risk Factors—The airline industry is intensely competitive and dynamic.”

We will need to obtain sufficient financing or other capital to operate successfully.

Our business plan contemplates continued significant investments related to modernizing our fleet, improving the experience of our customers and updating our facilities. Significant capital resources will be required to execute this plan. We estimate that, based on our commitments as of March 31, 2020, our planned aggregate expenditures for aircraft purchase commitments and certain engines on a consolidated basis for calendar years 2020-2024 would be approximately $8.4 billion. We may also require financing to refinance maturing obligations and to provide liquidity to fund other corporate requirements, in particular given the severe decline in revenue we have experienced as a result of COVID-19. If needed to meet our liquidity needs, it may be difficult for us to raise additional capital on acceptable terms, or at all, due to, among other factors: our substantial level of existing indebtedness, particularly following the additional liquidity transactions completed and contemplated in response to the impact of COVID-19; our non-investment grade credit rating; market conditions; the availability of assets to use as collateral for loans or other indebtedness, which has been reduced as a result of certain financing transactions we have undertaken since the beginning of 2020 and may be further reduced as we continue to seek significant additional liquidity; and the effect the COVID-19 pandemic has had on the global economy generally and the air transportation industry in particular. Accordingly, we will need substantial financing or other capital resources to finance such aircraft and engines and meet such other liquidity needs. If we are unable to arrange such financing at customary advance rates and on terms and conditions acceptable to us, we may need to use cash from operations or cash on hand to purchase such aircraft and engines or may seek to negotiate deferrals for such aircraft and engines with the applicable aircraft and engine manufacturers or otherwise defer corporate obligations. Depending on numerous factors applicable at the time we seek capital, many of which are out of our control, such as the state of the domestic and global economies, the capital and credit markets’ view of our prospects and the airline industry in general, and the general availability of debt and equity capital, the financing or other capital resources that we will need may not be available to us, or may be available only on onerous terms and conditions. There can be no assurance that we will be successful in obtaining financing or other needed sources of capital to operate successfully. An inability to obtain necessary financing on acceptable terms would have a material adverse impact on our business, results of operations and financial condition.

The loss of key personnel upon whom we depend to operate our business or the inability to attract additional qualified personnel could adversely affect our business.

We believe that our future success will depend in large part on our ability to retain or attract highly qualified management, technical and other personnel. We may not be successful in retaining key personnel or in attracting other highly qualified personnel. Among other things, the CARES Act imposes significant restrictions on executive compensation which, assuming we receive a secured loan from the Treasury, will remain in place through the date that is one year after such secured loan is fully repaid. Such restrictions, over time, will likely result in lower executive compensation in the airline industry than is prevailing in other industries which may present retention challenges in the case of executives presented with alternative, non-airline opportunities. Any inability to retain or attract significant numbers of qualified management and other personnel would have a material adverse effect on our business, results of operations and financial condition.

The airline industry is intensely competitive and dynamic.

Our competitors include other major domestic airlines and foreign, regional and new entrant airlines, as well as joint ventures formed by some of these airlines, many of which have more financial or other resources and/or lower cost structures than ours, as well as other forms of transportation, including rail and private automobiles. In many of our markets we compete with at least one low-cost carrier (including so-called ultra-low-cost carriers). Our revenues are sensitive to the actions of other carriers in many areas including pricing, scheduling, capacity, amenities, loyalty benefits and promotions, which can have a substantial adverse impact not only on our revenues, but on overall industry revenues. These factors may become even more significant in periods when the industry experiences large losses (such as the current one caused by the COVID-19 pandemic), as airlines under financial stress, or in bankruptcy, may institute pricing structures intended to achieve near-term survival rather than long-term viability.

Low-cost carriers (including so-called ultra-low-cost carriers) have a profound impact on industry revenues. Using the advantage of low unit costs, these carriers offer lower fares in order to shift demand from larger, more established airlines, and represent significant competitors, particularly for customers who fly infrequently, are price sensitive and therefore tend not to be loyal to any one particular carrier. A number of these low-cost carriers have announced growth strategies including commitments to acquire significant numbers of new aircraft for delivery in the next few years. These low-cost carriers are attempting to continue to increase their market share through growth and, potentially, consolidation, and are expected to continue to have an impact on our revenues and overall performance. We and several other large network carriers have implemented “Basic Economy” fares designed to more effectively compete against low-cost carriers, but we cannot predict whether these initiatives will be successful. While historically these carriers have provided competition in domestic markets, we have recently experienced new competition from low-cost carriers on international routes, including low-cost airlines executing international long-haul expansion strategies. The actions of existing or future low-cost carriers, including those described above, could have a material adverse effect on our operations and financial performance.

We provide air travel internationally, directly as well as through joint business, alliance, codeshare and similar arrangements to which we are a party. While our network is comprehensive, compared to some of our key global competitors, we generally have somewhat greater relative exposure to certain regions (for example, Latin America) and somewhat lower relative exposure to others (for example, China). Our financial performance relative to our key competitors will therefore be influenced significantly by macro-economic conditions in particular regions around the world and the relative exposure of our network to the markets in those regions, including the duration of declines in demand for travel to specific regions as a result of the continuing outbreak of COVID-19 and the speed with which demand for travel to these regions returns.

In providing international air transportation, we compete to provide scheduled passenger and cargo service between the U.S. and various overseas locations with U.S. airlines, foreign investor-owned airlines and foreign state-owned or state-affiliated airlines. Competition is increasing from foreign state-owned and state-affiliated airlines in the Gulf region. These carriers have large numbers of international widebody aircraft in service and on order and are increasing service to the U.S. from locations both in and outside the Middle East. Service to and from locations outside of the Middle East is provided by some of these carriers under so-called “fifth freedom” rights permitted under international treaties which allow service to and from stopover points between an airline’s home country and the ultimate destination. Such flights, such as a stopover in Europe on flights to the United States, allow the carrier to sell tickets for travel between the stopover point and the United States in competition with service provided by us. We believe these state-owned and state-affiliated carriers in the Gulf region, including their affiliated carriers, benefit from significant government subsidies, which have allowed them to grow quickly, reinvest in their product and expand their global presence.

Our international service exposes us to foreign economies and the potential for reduced demand when any foreign country we serve suffers adverse local economic conditions or if governments restrict commercial air service to or from any of these markets. For example, the COVID-19 pandemic has resulted in a precipitous decline in demand for air travel, in particular international travel, in part as a result of the imposition by the U.S. and foreign governments of restrictions on travel from certain regions. In addition, open skies agreements, which are now in place with a substantial number of countries around the world, provide international airlines with open access to U.S. markets, potentially subjecting us to increased competition on our international routes. See also “Risk Factors—Our business is subject to extensive government regulation, which may result in increases in our costs, disruptions to our operations, limits on our operating flexibility, reductions in the demand for air travel, and competitive disadvantages.”

Certain airline alliances, joint ventures and joint businesses have been, or may in the future be, granted immunity from antitrust regulations by governmental authorities for specific areas of cooperation, such as joint pricing decisions. To the extent alliances formed by our competitors can undertake activities that are not available to us, our ability to effectively compete may be hindered. Our ability to attract and retain customers is dependent upon, among other things, our ability to offer our customers convenient access to desired markets. Our business could be adversely affected if we are unable to maintain or obtain alliance and marketing relationships with other air carriers in desired markets.

American has established a transatlantic joint business agreement (the “JBA”) with British Airways, Iberia and Finnair, a transpacific JBA with Japan Airlines and a JBA relating to Australia and New Zealand with Qantas Airways, each of which has been granted antitrust immunity. The transatlantic JBA relationship benefits from a grant of antitrust immunity from the Department of Transportation (the “DOT”) and was reviewed by the European Commission (the “EC”) in July 2010. In connection with this review, we provided certain commitments to the EC regarding, among other things, the availability of take-off and landing slots at London Heathrow (“LHR”) or London Gatwick

(“LGW”) airports. The commitments accepted by the EC are binding for 10 years. In October 2018, in anticipation of the exit of the United Kingdom from the European Union (the “EU”), commonly referred to as “Brexit”, and the expiry of the EC commitments in July 2020, the United Kingdom Competition and Markets Authority (the “CMA”) opened an investigation into the transatlantic JBA. We continue to fully cooperate with the CMA and in May 2020, the CMA published a notice of intention to accept certain commitments related to the transatlantic JBA offered by the carriers and invited representations from interested third parties. An application for antitrust immunity is also pending with the DOT to add Aer Lingus, which is owned by the parent company of British Airways and Iberia, to the transatlantic JBA. The foregoing arrangements are important aspects of our international network and we are dependent on the performance and continued cooperation of the other airlines party to those agreements. No assurances can be given as to any benefits that we may derive from such arrangements or any other arrangements that may ultimately be implemented, or whether or not regulators will, or if granted continue to, approve or impose material conditions on our business activities.

Additional mergers and other forms of industry consolidation, including antitrust immunity grants, may take place and may not involve us as a participant. Depending on which carriers combine and which assets, if any, are sold or otherwise transferred to other carriers in connection with any such combinations, our competitive position relative to the post-combination carriers or other carriers that acquire such assets could be harmed. In addition, as carriers combine through traditional mergers or antitrust immunity grants, their route networks will grow, and that growth will result in greater overlap with our network, which in turn could decrease our overall market share and revenues. Such consolidation is not limited to the U.S., but could include further consolidation among international carriers in Europe and elsewhere.

Additionally, our AAdvantage loyalty program, which is an important element of our sales and marketing programs, faces significant and increasing competition from the loyalty programs offered by other travel companies, as well as from similar loyalty benefits offered by banks and other financial services companies. Competition among loyalty programs is intense regarding the rewards, fees, required usage, and other terms and conditions of these programs. These competitive factors affect our ability to attract and retain customers, increase usage of our loyalty program and maximize the revenue generated by our loyalty program.

Our business has been and will continue to be affected by many changing economic and other conditions beyond our control, including global events that affect travel behavior, and our results of operations could be volatile and fluctuate due to seasonality.

Our business, results of operations and financial condition have been and will continue to be affected by many changing economic and other conditions beyond our control, including, among others:

•

actual or potential changes in international, national, regional and local economic, business and financial conditions, including recession, inflation, higher interest rates, wars, terrorist attacks and political instability;

•	changes in consumer preferences, perceptions, spending patterns and demographic trends;

•	changes in the competitive environment due to industry consolidation, changes in airline alliance affiliations, and other factors;

•	actual or potential disruptions to the United States National Airspace System (the “ATC system”);

•	increases in costs of safety, security, and environmental measures;

•	outbreaks of diseases that affect travel behavior; and

•	weather and natural disasters, including increases in frequency, severity or duration of such disasters, and related costs caused by more severe weather due to climate change.

In particular, an outbreak of a contagious disease such as the Ebola virus, Middle East Respiratory Syndrome, Severe Acute Respiratory Syndrome, H1N1 influenza virus, avian flu, Zika virus, COVID-19 or any other similar illness, if it were to become associated with air travel or persist for an extended period, could materially affect the airline industry and us by reducing revenues and adversely impacting our operations and passengers’ travel behavior. See also “Risk Factors—The outbreak and global spread of COVID-19 has resulted in a severe decline in demand for air travel which has adversely impacted our business, operating results, financial condition and liquidity. The duration and severity of the COVID-19 pandemic, and similar public health threats that we may face in the future, could result in additional adverse effects on our business, operating results, financial condition and liquidity.” As a result of these or other conditions beyond our control, our results of operations could be volatile and subject to rapid and unexpected change. In addition, due to generally weaker demand for air travel during the winter, our revenues in the first and fourth quarters of the year could be weaker than revenues in the second and third quarters of the year.

Our business is very dependent on the price and availability of aircraft fuel. Continued periods of high volatility in fuel costs, increased fuel prices or significant disruptions in the supply of aircraft fuel could have a significant negative impact on consumer demand, our operating results and liquidity.

Our operating results are materially impacted by changes in the availability, price volatility and cost of aircraft fuel, which represents one of the largest single cost items in our business and thus is a significant factor in the price of airline tickets. Market prices for aircraft fuel have fluctuated substantially over the past several years and prices continue to be highly volatile.

Because of the amount of fuel needed to operate our business, even a relatively small increase or decrease in the price of fuel can have a material effect on our operating results and liquidity. Due to the competitive nature of the airline industry and unpredictability of the market for air travel, we can offer no assurance that we may be able to increase our fares, impose fuel surcharges or otherwise increase revenues or decrease other operating costs sufficiently to offset fuel price increases. Similarly, we cannot predict actions that may be taken by our competitors in response to changes in fuel prices.

Although we are currently able to obtain adequate supplies of aircraft fuel, we cannot predict the future availability, price volatility or cost of aircraft fuel. Natural disasters (including hurricanes or similar events in the U.S. Southeast and on the Gulf Coast where a significant portion of domestic refining capacity is located), political disruptions or wars involving oil-producing countries, economic sanctions imposed against oil-producing countries or specific industry participants, changes in fuel-related governmental policy, the strength of the U.S. dollar against foreign currencies, changes in the cost to transport or store petroleum products, changes in access to petroleum product pipelines and terminals, speculation in the energy futures markets, changes in aircraft fuel production capacity, environmental concerns and other unpredictable events may result in fuel supply shortages, distribution challenges, additional fuel price volatility and cost increases in the future. For instance, effective January 1, 2020, rules adopted by the International Maritime Organization restrict the sulfur content allowable in marine fuels from 3.5% to 0.5%, which is expected to cause increased demand by maritime shipping companies for low-sulfur fuel and potentially lead to increased costs of aircraft fuel. Any of these factors or events could cause a disruption in or increased demands on oil production, refinery operations, pipeline capacity or terminal access and possibly result in significant increases in the price of aircraft fuel and diminished availability of aircraft fuel supply.

Our aviation fuel purchase contracts generally do not provide meaningful price protection against increases in fuel costs. Our current policy is not to enter into transactions to hedge our fuel consumption, although we review this policy from time to time based on market conditions and other factors. Although spot prices for oil and jet fuel are presently very low by historical standards, we do not currently view the market opportunities to hedge fuel prices as attractive because, among other things, the forward curve for the purchase of such products, or hedges related to such products, is very steep, any hedging would potentially require significant capital or collateral to be placed at risk, and our future fuel needs remain unclear due to uncertainties regarding air travel demand. Accordingly, as of March 31, 2020, we did not have any fuel hedging contracts outstanding to hedge our fuel consumption. As such, and assuming we do not enter into any future transactions to hedge our fuel consumption, we will continue to be fully exposed to fluctuations in fuel prices and, while the price of fuel has been at historically low levels during the COVID-19 pandemic, there is no assurance that it will remain so and any increase in fuel prices, coupled with the severe reduction in demand we are experiencing, during the COVID-19 pandemic will materially affect our business in an adverse manner. See also the discussion in Part I, Item 3. Quantitative and Qualitative Disclosures About Market Risk—Aircraft Fuel in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

Union disputes, employee strikes and other labor-related disruptions, or our inability to otherwise maintain labor costs at competitive levels may adversely affect our operations and financial performance.

Relations between air carriers and labor unions in the U.S. are governed by the Railway Labor Act (the “RLA”). Under the RLA, collective bargaining agreements (“CBAs”) generally contain “amendable dates” rather than expiration dates, and the RLA requires that a carrier maintain the existing terms and conditions of employment following the amendable date through a multi-stage and usually lengthy series of bargaining processes overseen by the National Mediation Board (the “NMB”). For the dates that the CBAs with our major work groups become amendable under the RLA, see Part I, Item 1. Business—“Employees and Labor Relations” in our Annual Report on Form 10-K for the year ended December 31, 2019.

In the case of a CBA that is amendable under the RLA, if no agreement is reached during direct negotiations between the parties, either party may request that the NMB appoint a federal mediator. The RLA prescribes no timetable for the direct negotiation and mediation processes, and it is not unusual for those processes to last for many months or even several years. If no agreement is reached in mediation, the NMB in its discretion may declare that an impasse exists and proffer binding arbitration to the parties. Either party may decline to submit to arbitration, and if arbitration is rejected by either party, a 30-day “cooling off” period commences. During or after that period, a Presidential Emergency Board (“PEB”) may be established, which examines the parties’ positions and recommends a solution. The PEB process lasts for 30 days and is followed by another 30-day “cooling off” period. At the end of this “cooling off” period, unless an agreement is reached or action is taken by Congress, the labor organization may exercise “self-help,” such as a strike, which could materially adversely affect our business, results of operations and financial condition.

None of the unions representing our employees presently may lawfully engage in concerted slowdowns or refusals to work, such as strikes, sick-outs or other similar activity, against us. Nonetheless, there is a risk that employees, either with or without union involvement, could engage in one or more concerted refusals to work that could individually or collectively harm the operation of our airline and impair our financial performance. Additionally, some of our unions have brought and may continue to bring grievances to binding arbitration, including those related to wages. If successful, there is a risk these arbitral avenues could result in material additional costs that we did not anticipate. See also Part I, Item 1. Business—“Employees and Labor Relations” in our Annual Report on Form 10-K for the year ended December 31, 2019.

As of December 31, 2019, approximately 85% of our employees were represented for collective bargaining purposes by labor unions. Currently, we believe our labor costs are competitive relative to the other large network carriers. However, we cannot provide assurance that labor costs going forward will remain competitive because we are in negotiations for several important new labor agreements now and other agreements are scheduled to become amendable, competitors may significantly reduce their labor costs or we may agree to higher-cost provisions unilaterally or in connection with our current or future labor negotiations.

We have significant pension and other postretirement benefit funding obligations, which may adversely affect our liquidity, results of operations and financial condition.

Our pension funding obligations are significant. The amount of these obligations will depend on the performance of investments held in trust by the pension plans, interest rates for determining liabilities and actuarial experience. The minimum funding obligation applicable to our pension plans was subject to favorable temporary funding rules that expired at the end of 2017 and, as a result, our minimum pension funding obligations increased materially beginning in 2019. In addition, we have significant obligations for retiree medical and other postretirement benefits. Additionally, we participate in the International Association of Machinists & Aerospace Workers (the “IAM”) National Pension Fund (the “IAM Pension Fund”). The funding status of the IAM Pension Fund is subject to the risk that other employers may not meet their obligations, which under certain circumstances could cause our obligations to increase. Furthermore, if we were to withdraw from the IAM Pension Fund, if the IAM Pension fund were to terminate, or if the IAM Pension Fund were to undergo a mass withdrawal, we could be subject to liability as imposed by law.

Any damage to our reputation or brand image could adversely affect our business or financial results.

Maintaining a good reputation globally is critical to our business. Our reputation or brand image could be adversely impacted by, among other things, any failure to maintain high ethical, social and environmental sustainability practices for all of our operations and activities, our impact on the environment, public pressure from investors or policy groups to change our policies, such as movements to institute a “living wage,” customer perceptions of our advertising campaigns, sponsorship arrangements or marketing programs, customer perceptions of our use of social media, or customer perceptions of statements made by us, our employees and executives, agents or other third parties. Damage to our reputation or brand image or loss of customer confidence in our services could adversely affect our business and financial results, as well as require additional resources to rebuild our reputation.

Moreover, the outbreak and spread of COVID-19 have adversely impacted consumer perceptions of the health and safety of travel, and in particular airline travel, and these negative perceptions could continue even after the pandemic subsides. Actual or perceived risk of infection on our flights could have a material adverse effect on the public’s perception of us, which could harm our reputation and business. We have taken various measures to reassure our team members and the traveling public of the safety of air travel, including requirements that passengers wear face coverings, the provision of protective equipment for team members and enhanced cleaning procedures onboard aircraft and in airports. We expect that we will continue to incur COVID-19 related costs as we sanitize aircraft, implement additional hygiene-related protocols and take other actions to limit the threat of infection among our employees and passengers. However, we cannot assure that these or any other actions we might take in response to COVID-19 will be sufficient to restore the confidence of consumers in the safety of air travel.

We are at risk of losses and adverse publicity stemming from any public incident involving our company, our people or our brand, including any accident or other public incident involving our personnel or aircraft, or the personnel or aircraft of our regional, codeshare or joint business operators.

In a modern world where news can be captured and travel rapidly, we are at risk of adverse publicity stemming from any public incident involving our company, our people or our brand. Such an incident could involve the actual or alleged behavior of any of our more than 131,000 employees. Further, if our personnel, one of our aircraft, a type of aircraft in our fleet, or personnel of, or an aircraft that is operated under our brand by, one of our regional operators or an airline with which we have a marketing alliance, joint business or codeshare relationship, were to be involved in a public incident, accident, catastrophe or regulatory enforcement action, we could be exposed to significant reputational harm and potential legal liability. The insurance we carry may be inapplicable or inadequate to cover any such incident, accident, catastrophe or action. In the event that our insurance is inapplicable or inadequate, we may be forced to bear substantial losses from an incident or accident. In addition, any such incident, accident, catastrophe or action involving our personnel, one of our aircraft (or personnel and aircraft of our regional operators and our codeshare partners), or a type of aircraft fleet could create an adverse public perception, which could harm our reputation, result in air travelers being reluctant to fly on our aircraft or those of our regional operators or codeshare partners, and adversely impact our business, results of operations and financial condition.

Our business is subject to extensive government regulation, which may result in increases in our costs, disruptions to our operations, limits on our operating flexibility, reductions in the demand for air travel, and competitive disadvantages.

Airlines are subject to extensive domestic and international regulatory requirements. In the last several years, Congress has passed laws, and the DOT, the Federal Aviation Administration (the “FAA”), the Transportation Security Administration, the Department of Homeland Security and several of their respective international counterparts have issued regulations and a number of other directives, that affect the airline industry. These requirements impose substantial costs on us and restrict the ways we may conduct our business.

For example, the FAA from time to time issues directives and other regulations relating to the maintenance and operation of aircraft that require significant expenditures or operational restrictions. These requirements can be issued with little or no notice, or can otherwise impact our ability to efficiently or fully utilize our aircraft, and in some instances have resulted in the temporary grounding of aircraft types altogether (including the March 2019 grounding of all Boeing 737 MAX aircraft, including the 24 aircraft in our fleet, which remains in place as of the date hereof), or otherwise caused substantial disruption and resulted in material costs to us and lost revenues. The FAA also exercises comprehensive regulatory authority over nearly all technical aspects of our operations. Our failure to comply with such requirements has in the past and may in the future result in fines and other enforcement actions by the FAA or other regulators. In the future, any new regulatory requirements, particularly requirements that limit our ability to operate or price our products, could have a material adverse effect on us and the industry.

DOT consumer rules, and rules promulgated by certain analogous agencies in other countries we serve, dictate procedures for customer handling during long onboard delays, further regulate airline interactions with passengers, including passengers with disabilities, through the ticketing process, at the airport, and onboard the aircraft, and require disclosures concerning airline fares and ancillary fees such as baggage fees. Other DOT rules apply to post-ticket purchase price increases and an expansion of tarmac delay regulations to international airlines. In 2020, the DOT is expected to implement a number of new regulations that will impact us, including disability rules for accessible lavatories and refunds for checked bag fees in the event of certain delays in delivery.

The Aviation and Transportation Security Act mandates the federalization of certain airport security procedures and imposes additional security requirements on airports and airlines, most of which are funded by a per-ticket tax on passengers and a tax on airlines. Present and potential future security requirements can have the effect of imposing costs and inconvenience on travelers, potentially reducing the demand for air travel.

The results of our operations, demand for air travel, and the manner in which we conduct business each may be affected by changes in law and future actions taken by governmental agencies, including:

•	changes in law that affect the services that can be offered by airlines in particular markets and at particular airports, or the types of fares offered or fees that can be charged to passengers;

•

the granting and timing of certain governmental approvals (including antitrust or foreign government approvals) needed for codesharing alliances, joint businesses and other arrangements with other airlines;

•	restrictions on competitive practices (for example, court orders, or agency regulations or orders, that would curtail an airline’s ability to respond to a competitor);

•	the adoption of new passenger security standards or regulations that impact customer service standards;

•	restrictions on airport operations, such as restrictions on the use of slots at airports or the auction or reallocation of slot rights currently held by us;

•	the adoption of more restrictive locally-imposed noise restrictions; and

•	restrictions on travel or special guidelines regarding aircraft occupancy or hygiene related to COVID-19.

Each additional regulation or other form of regulatory oversight increases costs and adds greater complexity to airline operations and, in some cases, may reduce the demand for air travel. There can be no assurance that the increased costs or greater complexity associated with our compliance with new rules, anticipated rules or other forms of regulatory oversight will not have a material adverse effect on us.

Any significant reduction in air traffic capacity at and in the airspace serving key airports in the U.S. or overseas could have a material adverse effect on our business, results of operations and financial condition. In addition, the ATC system is not successfully modernizing to meet the growing demand for U.S. air travel. Air traffic controllers rely on outdated procedures and technologies that routinely compel airlines, including ourselves, to fly inefficient routes or take significant delays on the ground. The ATC system’s inability to manage existing travel demand has led government agencies to implement short-term capacity constraints during peak travel periods or adverse weather conditions in certain markets, resulting in delays and disruptions of air traffic. The outdated technologies also cause the ATC system to be less resilient in the event of a failure. For example, an automation failure and an evacuation, in 2015 and 2017, respectively, at the Washington Air Route Control Center resulted in cancellations and delays of hundreds of flights traversing the greater Washington, D.C. airspace.

In the early 2000s, the FAA embarked on a path to modernize the national airspace system, including migration from the current radar-based ATC system to a GPS-based system. This modernization of the ATC system, generally referred to as “NextGen,” has been plagued by delays and cost overruns, and it remains uncertain when the full array of benefits expected from this modernization will be available to the public and the airlines, including ourselves. Failure to update the ATC system in a timely manner and the substantial costs that may be imposed on airlines, including ourselves, in order to fund a modernized ATC system may have a material adverse effect on our business.

Further, our business has been adversely impacted when government agencies have ceased to operate as expected including due to partial shut-downs, sequestrations or similar events and the COVID-19 pandemic. These events have resulted in, among other things, reduced demand for air travel, an actual or perceived reduction in ATC and security screening resources and related travel delays, as well as disruption in the ability of the FAA to grant required regulatory approvals, such as those that are involved when a new aircraft is first placed into service.

Our operating authority in international markets is subject to aviation agreements between the U.S. and the respective countries or governmental authorities, such as the EU, and in some cases, fares and schedules require the approval of the DOT and/or the relevant foreign governments. Moreover, alliances with international carriers may be subject to the jurisdiction and regulations of various foreign agencies. The U.S. government has negotiated “open skies” agreements with many countries, which agreements allow unrestricted route authority access between the U.S. and the foreign markets. While the U.S. has worked to increase the number of countries with which open skies agreements are in effect, a number of markets important to us, including China, do not have open skies agreements. For example, the open skies air services agreement between the U.S. and the EU, which took effect in March 2008, provides airlines from the U.S. and EU member states open access to each other’s markets, with freedom of pricing and unlimited rights to fly from the U.S. to any airport in the EU. As a result of the agreement and a subsequent open skies agreement involving the U.S. and the United Kingdom, which was agreed in anticipation of Brexit, we face increased competition in these markets, including LHR. Bilateral and multilateral agreements among the U.S. and various foreign governments of countries we serve but which are not covered by an open skies treaty are subject to periodic renegotiation. We currently operate a number of international routes under government arrangements that limit the number of airlines permitted to operate on the route, the capacity of the airlines providing services on the route, or the number of airlines allowed access to particular airports. If an open skies policy were to be adopted for any of these markets, it could have a material adverse impact on us and could result in the impairment of material amounts of our related tangible and intangible assets. In addition, competition from foreign airlines, revenue-sharing joint ventures, JBAs, and other alliance arrangements by and among other airlines could impair the value of our business and assets on the open skies routes.

Brexit occurred on January 31, 2020 under the terms of the agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the EU and the European Atomic Energy Community (the “Withdrawal Agreement”). There will now be a transition period during which the United Kingdom and the EU will seek to negotiate an agreement governing their future relationship, including in relation to air services. Under the Withdrawal Agreement, this transition period is scheduled to end on December 31, 2020, with a potential extension of up to two years, although the United Kingdom government has passed legislation preventing any such extension of the transition period. We face risks associated with Brexit, notably given the extent of our passenger and cargo traffic and that of our joint business partners that flows through LHR in the United Kingdom. During the transition period, our current air services may continue as we currently conduct them. However, Brexit will mandate further modification in the current regulatory regime, including in relation to commercial air service. The precise scope of traffic rights between the EU and the United Kingdom remains uncertain and therefore the continuation of our current services, and those of our partners, is not assured and could be subject to disruption. During the transition period, the United Kingdom and the EU will seek to implement a new air services agreement. We cannot predict the terms of any such successor air services agreement or whether changes in the relationship between the United Kingdom and the EU, including whether or not an agreement governing their future relationship is reached before the end of the transition period, could materially adversely affect our business, results of operations and financial condition. More generally, changes in U.S. or foreign government aviation policies could result in the alteration or termination of such agreements, diminish the value of route authorities, slots or other assets located abroad, or otherwise adversely affect our international operations.

We operate a global business with international operations that are subject to economic and political instability and have been, and in the future may continue to be, adversely affected by numerous events, circumstances or government actions beyond our control.

We operate a global business with significant operations outside of the U.S. Our current international activities and prospects have been and in the future could be adversely affected by government policies, reversals or delays in the opening of foreign markets, increased competition in international markets, the performance of our alliance, joint business and codeshare partners in a given market, exchange controls or other restrictions on repatriation of funds, currency and political risks (including changes in exchange rates and currency devaluations), environmental regulation, increases in taxes and fees and changes in international government regulation of our operations, including the inability to obtain or retain needed route authorities and/or slots. In particular, the outbreak and global spread of COVID-19 has severely impacted the demand for international travel and has resulted in the imposition of significant governmental restrictions on commercial air service to or from certain regions. We have responded by suspending a significant majority of our international flights through at least June 2020 and delaying the introduction of certain new international routes. We can provide no assurance as to when such restrictions will be eased or lifted, when demand for international travel will return to pre-pandemic levels, if at all, or whether certain international destinations we previously served will be economical in the future. Fluctuations in foreign currencies, including devaluations, exchange controls and other restrictions on the repatriation of funds, have significantly affected and may continue to significantly affect our operating performance, liquidity and the value of any cash held outside the U.S. in local currency.

Such fluctuations in foreign currencies, including devaluations, cannot be predicted by us and can significantly affect the value of our assets located outside the United States. These conditions, as well as any further delays, devaluations or imposition of more stringent repatriation restrictions, may materially adversely affect our business, results of operations and financial condition.

More generally, our industry may be affected by any deterioration in global trade relations, including shifts in the trade policies of individual nations. For example, much of the demand for international air travel is the result of business travel in support of global trade. Should protectionist governmental policies, such as increased tariff or other trade barriers, travel limitations and other regulatory actions, have the effect of reducing global commercial activity, the result could be a material decrease in the demand for international air travel. Additionally, certain of the products and services that we purchase, including certain of our aircraft and related parts, are sourced from suppliers located in foreign countries, and the imposition of new tariffs, or any increase in existing tariffs, by the U.S. government in respect of the importation of such products could materially increase the amounts we pay for them. In particular, on October 2, 2019, the Office of the U.S. Trade Representative (the “USTR”), as part of an ongoing dispute with the EU before the World Trade Organization (the “WTO”) concerning, among other things, aircraft subsidies, was authorized by an arbitration tribunal of the WTO to impose up to $7.5 billion per year in import tariffs on certain goods originating from the EU. In October 2019, the USTR imposed tariffs on certain imports from the EU, including certain Airbus aircraft that we previously contracted to purchase, which were initially subject to an ad valorem duty of 10%. On February 14, 2020, the USTR increased such duty to 15% effective March 18, 2020. While the scope and rate of these tariffs are subject to change, if and to the extent these tariffs are imposed on us without any available means for us to mitigate or pass on the burden of these tariffs to Airbus, the effective cost of new Airbus aircraft required to implement our fleet plan would increase.

Brexit occurred on January 31, 2020 under the terms of the Withdrawal Agreement. There will now be a transition period during which the United Kingdom and the EU will seek to negotiate an agreement governing their future relationship, including in relation to air services. Under the Withdrawal Agreement, this transition period is scheduled to end on December 31, 2020, with a potential extension of up to two years, although the United Kingdom government has passed legislation preventing any such extension of the transition period. We face risks associated with Brexit, notably given the extent of our passenger and cargo traffic and that of our joint business partners that flows through LHR in the United Kingdom. During the transition period, our current air services may continue as we currently conduct them. The precise scope of traffic rights between the EU and the United Kingdom remains uncertain and therefore the continuation of our current services, and those of our partners, is not assured and could be subject to disruption. During the transition period, the United Kingdom and the EU will seek to implement a new air services agreement. We cannot predict the terms of any such successor air services agreement or whether changes in the relationship between the United Kingdom and the EU, including whether or not an agreement governing their future relationship is reached before the end of the transition period, could materially adversely affect our business, results of operations and financial condition.

Moreover, Brexit could adversely affect European or worldwide economic or market conditions and could contribute to further instability in global financial markets. In addition, Brexit has created uncertainty as to the future trade relationship between the EU and the United Kingdom, including air traffic services. LHR is presently a very important element of our international network, however it may become less desirable as a destination or as a hub location after Brexit when compared to other airports in Europe. Brexit could also lead to legal and regulatory uncertainty such as the identity of the relevant regulators, new regulatory action and/or potentially divergent treaties, laws and regulations as the United Kingdom determines which EU treaties, laws and regulations to replace or replicate, including those governing aviation, labor, environmental, data protection/privacy, competition and other matters applicable to the provision of air transportation services by us or our alliance, joint business or codeshare partners. For example in October 2018, in anticipation of Brexit and the expiry of the EC commitments in July 2020, the CMA opened an investigation into the transatlantic JBA. We continue to fully cooperate with the CMA, and in May 2020, the CMA published a notice of intention to accept certain commitments related to the transatlantic JBA offered by the carriers and invited representations from interested third parties. The impact on our business of any treaties, laws and regulations that replace the existing EU counterparts, or other governmental or regulatory actions taken by the United Kingdom or the EU in connection with or subsequent to Brexit, cannot be predicted, including whether or not regulators will continue to approve or impose material conditions on our business activities. Any of these effects, and others we cannot anticipate, could materially adversely affect our business, results of operations and financial condition.

We may be adversely affected by conflicts overseas or terrorist attacks; the travel industry continues to face ongoing security concerns.

Acts of terrorism or fear of such attacks, including elevated national threat warnings, wars or other military conflicts, may depress air travel, particularly on international routes, and cause declines in revenues and increases in costs. The attacks of September 11, 2001 and continuing terrorist threats, attacks and attempted attacks materially impacted and continue to impact air travel. Increased security procedures introduced at airports since the attacks of September 11, 2001 and any other such measures that may be introduced in the future generate higher operating costs for airlines. The Aviation and Transportation Security Act mandated improved flight deck security, deployment of federal air marshals on board flights, improved airport perimeter access security, airline crew security training, enhanced security screening of passengers, baggage, cargo, mail, employees and vendors, enhanced training and qualifications of security screening personnel, additional provision of passenger data to the U.S. Customs and Border Protection Agency and enhanced background checks. A concurrent increase in airport security charges and procedures, such as restrictions on carry-on baggage, has also had and may continue to have a disproportionate impact on short-haul travel, which constitutes a significant portion of our flying and revenue. Implementation of and compliance with increasingly-complex security and customs requirements will continue to result in increased costs for us and our passengers, and have caused and likely will continue to cause periodic service disruptions and delays. We have at times found it necessary or desirable to make significant expenditures to comply with security-related requirements while seeking to reduce their impact on our customers, such as expenditures for automated security screening lines at airports. As a result of competitive pressure, and the need to improve security screening throughput to support the pace of our operations, it is unlikely that we will be able to capture all security-related costs through increased fares. In addition, we cannot forecast what new security requirements may be imposed in the future, or their impact on our business.

We are subject to risks associated with climate change, including increased regulation of our CO2 emissions and the potential increased impacts of severe weather events on our operations and infrastructure.

There is increasing global regulatory focus on climate change and greenhouse gas (“GHG”) emissions, including carbon dioxide (CO2). In particular, the International Civil Aviation Organization is in the process of adopting rules, including the Carbon Offsetting and Reduction Scheme for International Aviation (“CORSIA”), that will require American to limit the CO2 emissions of a significant majority of our international flights to a baseline level equal to our 2019-2020 average emissions from such flights.

At this time, the costs of our obligations under CORSIA are uncertain and cannot be fully predicted. For example, we will not directly control our CORSIA compliance costs during the CORSIA Pilot and First Phases because such phases include a sharing mechanism for the growth in emissions for the global aviation sector. In addition, there is uncertainty with respect to the future supply, demand and price of sustainable or lower carbon aircraft fuel, carbon offset credits and technologies that could allow airlines to reduce their emissions of CO2. Due to the competitive nature of the airline industry and unpredictability of the market for air travel, we can offer no assurance that we may be able to increase our fares, impose surcharges or otherwise increase revenues or decrease other operating costs sufficiently to offset our costs of meeting obligations under CORSIA.

In the event that CORSIA does not come into force as expected, American and other airlines could become subject to an unpredictable and inconsistent array of national or regional emissions restrictions, creating a patchwork of complex regulatory requirements that will often affect global competitors differently and frequently offer no meaningful aviation environmental improvements. Concerns over climate change are likely to result in continued attempts by municipal, state, regional, and federal agencies to adopt requirements or change business environments related to aviation that, if successful, may result in increased costs to the airline industry and us. In addition, several countries and U.S. states have adopted or are considering adopting programs to regulate domestic GHG emissions. Finally, certain airports have adopted, and others could in the future adopt, GHG emission or climate-neutral goals that could impact our operations or require us to make changes or investments in our infrastructure.

All such climate change-related regulatory activity and developments may adversely affect our business and financial results by requiring us to reduce our emissions, make capital investments to modernize certain aspects of our operations, purchase carbon offset credits, or otherwise incur additional costs related to our emissions. Such activity may also impact us indirectly by increasing our operating costs, including fuel costs.

Finally, the potential physical effects of climate change, such as increased frequency and severity of storms, floods, fires, sea-level rise and other climate-related events, could affect our operations, infrastructure and financial results. Operational impacts, such as the canceling of flights, could result in loss of revenue. We could incur significant costs to improve the climate resiliency of our infrastructure and otherwise prepare for, respond to, and mitigate such physical effects of climate change. We are not able to accurately predict the materiality of any potential losses or costs associated with the physical effects of climate change.

We are subject to many forms of environmental and noise regulation and may incur substantial costs as a result.

We are subject to a number of increasingly stringent federal, state, local and foreign laws, regulations and ordinances relating to the protection of the environment and noise reduction, including those relating to emissions to the air, discharges to surface and subsurface waters, safe drinking water, and the management of hazardous substances, oils and waste materials. Compliance with environmental laws and regulations can require significant expenditures, and violations can lead to significant fines and penalties.

We are also subject to other environmental laws and regulations, including those that require us to investigate and remediate soil or groundwater to meet certain remediation standards. Under federal law, generators of waste materials, and current and former owners or operators of facilities, can be subject to liability for investigation and remediation costs at locations that have been identified as requiring response actions. Liability under these laws may be strict, joint and several, meaning that we could be liable for the costs of cleaning up environmental contamination regardless of fault or the amount of waste directly attributable to us. We have liability for investigation and remediation costs at various sites, although such costs currently are not expected to have a material adverse effect on our business.

We have various leases and agreements with respect to real property, tanks and pipelines with airports and other operators. Under these leases and agreements, we have agreed to indemnify the lessor or operator against environmental liabilities associated with the real property or operations described under the agreement, even in certain cases where we are not the party responsible for the initial event that caused the environmental damage. We also participate in leases with other airlines in fuel consortiums and fuel committees at airports, and such indemnities are generally joint and several among the participating airlines.

Governmental authorities in several U.S. and foreign cities are also considering, or have already implemented, aircraft noise reduction programs, including the imposition of nighttime curfews and limitations on daytime take offs and landings. We have been able to accommodate local noise restrictions imposed to date, but our operations could be adversely affected if locally-imposed regulations become more restrictive or widespread.

We depend on a limited number of suppliers for aircraft, aircraft engines and parts.

We depend on a limited number of suppliers for aircraft, aircraft engines and many aircraft and engine parts. For example, under our current fleet plan, by the end of 2020 all of our mainline aircraft will have been manufactured by either Airbus or Boeing and all of our regional aircraft will have been manufactured by either Bombardier or Embraer. Further, our supplier base continues to consolidate as evidenced by the recent acquisition of Rockwell Collins by United Technologies, the recent transactions involving Airbus and Bombardier and the pending transactions involving Boeing and Embraer, and Bombardier and Mitsubishi. Due to the limited number of these suppliers, we are vulnerable to any problems associated with the performance of their obligation to supply key aircraft, parts and engines, including design defects, mechanical problems, contractual performance by suppliers, adverse perception by the public that would result in customer avoidance of any of our aircraft or any action by the FAA or any other regulatory authority resulting in an inability to operate our aircraft, even temporarily. In particular, in March 2019, the FAA ordered the grounding of all Boeing 737 MAX aircraft, which remains in place as of the date hereof.

Delays in scheduled aircraft deliveries or other loss of anticipated fleet capacity, and failure of new aircraft to perform as expected, may adversely impact our business, results of operations and financial condition.

The success of our business depends on, among other things, effectively managing the number and types of aircraft we operate. If, for any reason, we are unable to accept or secure deliveries of new aircraft on contractually scheduled delivery dates, this could have negative impacts on our business, results of operations and financial condition. Our failure to integrate newly purchased aircraft into our fleet as planned might require us to seek extensions of the terms for some leased aircraft or otherwise delay the exit of certain aircraft from our fleet. Such unanticipated extensions or delays may require us to operate existing aircraft beyond the point at which it is economically optimal to retire them, resulting in increased maintenance costs, or reductions to our schedule, thereby reducing revenues. If new aircraft orders are not filled on a timely basis, we could face higher financing and operating costs than planned. In addition, if the aircraft we receive do not meet expected performance or quality standards, including with respect to fuel efficiency, safety and reliability, we could face higher financing and operating costs than planned and our business, results of operations and financial condition could be adversely impacted. For instance, in March 2019, the FAA grounded all Boeing 737 MAX aircraft, including the 24 aircraft in our fleet. For the duration of the Boeing 737 MAX grounding, we have been unable to take delivery of the Boeing 737 MAX aircraft we have on order from Boeing and have in some instances been required to extend the service lives of older, less efficient aircraft and delay service that we planned to offer. Further, deliveries of Boeing 737 MAX aircraft have remained suspended following the grounding, and Boeing is not currently manufacturing new 737 MAX aircraft. Depending on the ultimate duration of the grounding, various Boeing 737 MAX aircraft financings and financing commitments we previously obtained may be terminated and, as a result, we may be required to obtain alternate financing and financing commitments for these aircraft, which may not be available on terms and conditions as favorable as the previously obtained financings and financing commitments. Further, once the grounding has been lifted, we are likely to be subject to training requirements. Boeing has recommended that pilots receive special flight simulator training before operating the Boeing 737 MAX aircraft, and although the FAA is ultimately responsible for establishing training requirements for operating the Boeing 737 MAX, such additional training would further delay the aircraft’s return to service and impose restrictions on our ability to optimize our fleet. This and other operational requirements and uncertainties regarding the timing of the delivery of Boeing 737 MAX aircraft we have on order and how rapidly we will be able to take delivery of and integrate such Boeing 737 MAX aircraft into our fleet could potentially result in further significant constraints on our operating efficiency, capacity and growth plans. In addition, the timing of the 737 MAX’s recertification and return to service, and the resumption of deliveries, could be significantly impacted by the COVID-19 pandemic.

We rely heavily on technology and automated systems to operate our business, and any failure of these technologies or systems could harm our business, results of operations and financial condition.

We are highly dependent on existing and emerging technology and automated systems to operate our business. These technologies and systems include our computerized airline reservation system, flight operations systems, financial planning, management and accounting systems, telecommunications systems, website, maintenance systems and check-in kiosks. In order for our operations to work efficiently, our website and reservation system must be able to accommodate a high volume of traffic, maintain secure information and deliver flight information, as well as issue electronic tickets and process critical financial information in a timely manner. Substantially all of our tickets are issued to passengers as electronic tickets. We depend on our reservation system, which is hosted and maintained under a long-term contract by a third-party service provider, to be able to issue, track and accept these electronic tickets. If our technologies or automated systems are not functioning or if our third-party service providers were to fail to adequately provide technical support, system maintenance or timely software upgrades for any one of our key existing systems, we could experience service disruptions or delays, which could harm our business and result in the loss of important data, increase our expenses and decrease our revenues. In the event that one or more of our primary technology or systems vendors goes into bankruptcy, ceases operations or fails to perform as promised, replacement services may not be readily available on a timely basis, at competitive rates or at all, and any transition time to a new system may be significant.

Our technologies and automated systems cannot be completely protected against events that are beyond our control, including natural disasters, power failures, terrorist attacks, cyber-attacks, data theft, equipment and software failures, computer viruses or telecommunications failures. Substantial or sustained system failures could cause service delays or failures and result in our customers purchasing tickets from other airlines. We cannot assure that our security measures, change control procedures or disaster recovery plans are adequate to prevent disruptions or delays. Disruption in or changes to these technologies or systems could result in a disruption to our business and the loss of important data. Any of the foregoing could result in a material adverse effect on our business, results of operations and financial condition.

We face challenges in integrating our computer, communications and other technology systems.

While we have to date successfully integrated many of our computer, communication and other technology systems in connection with the merger of US Airways, Inc. and American, including our customer reservations system and our pilot, flight attendant and fleet scheduling system, we still have to complete several additional important system integration or replacement projects. In a number of prior airline mergers, the integration of these systems or deployment of replacement systems has taken longer, been more disruptive and cost more than originally forecasted. The implementation process to integrate or replace these various systems will involve a number of risks that could adversely impact our business, results of operations and financial condition. New systems will replace multiple legacy systems and the related implementation will be a complex and time-consuming project involving substantial expenditures for implementation consultants, system hardware, software and implementation activities, as well as the transformation of business and financial processes.

We cannot assure that our security measures, change control procedures or disaster recovery plans will be adequate to prevent disruptions or delays in connection with systems integration or replacement. Disruptions in or changes to these systems could result in a disruption to our business and the loss of important data. Any of the foregoing could result in a material adverse effect on our business, results of operations and financial condition.

Evolving data security and privacy requirements could increase our costs, and any significant data security incident could disrupt our operations, harm our reputation, expose us to legal risks and otherwise materially adversely affect our business, results of operations and financial condition.

Our business requires the secure processing and storage of sensitive information relating to our customers, employees, business partners and others. However, like any global enterprise operating in today’s digital business environment, we are subject to threats to the security of our networks and data, including threats potentially involving criminal hackers, hacktivists, state-sponsored actors, corporate espionage, employee malfeasance, and human or technological error. These threats continue to increase as the frequency, intensity and sophistication of attempted attacks and intrusions increase around the world. We have been the target of cybersecurity attacks in the past and expect that we will continue to be in the future.

Furthermore, in response to these threats there has been heightened legislative and regulatory focus on data privacy and cybersecurity in the U.S., the EU and elsewhere, particularly with respect to critical infrastructure providers, including those in the transportation sector. As a result, we must comply with a proliferating and fast-evolving set of legal requirements in this area, including substantive cybersecurity standards as well as requirements for notifying regulators and affected individuals in the event of a data security incident. This regulatory environment is increasingly challenging and may present material obligations and risks to our business, including significantly expanded compliance burdens, costs and enforcement risks. For example, in May 2018, the EU’s new General Data Protection Regulation commonly referred to as “GDPR”, came into effect, which imposes a host of new data privacy and security requirements, imposing significant costs on us and carrying substantial penalties for non-compliance.

In addition, many of our commercial partners, including credit card companies, have imposed data security standards that we must meet. In particular, we are required by the Payment Card Industry Security Standards Council, founded by the credit card companies, to comply with their highest level of data security standards. While we continue our efforts to meet these standards, new and revised standards may be imposed that may be difficult for us to meet and could increase our costs.

A significant cybersecurity incident could result in a range of potentially material negative consequences for us, including unauthorized access to, disclosure, modification, misuse, loss or destruction of company systems or data; theft of sensitive, regulated or confidential data, such as personal identifying information or our intellectual property; the loss of functionality of critical systems through ransomware, denial of service or other attacks; a deterioration in our relationships with business partners and other third parties; and business delays, service or system disruptions, damage to equipment and injury to persons or property. The methods used to obtain unauthorized access, disable or degrade service or sabotage systems are constantly evolving and may be difficult to anticipate or to detect for long periods of time. The constantly changing nature of the threats means that we may not be able to prevent all data security breaches or misuse of data. Similarly, we depend on the ability of our key commercial partners, including our regional carriers, distribution partners and technology vendors, to conduct their businesses in a manner that complies with applicable security standards and assures their ability to perform on a timely basis. A security failure, including a failure to meet relevant payment security standards, breach or other significant cybersecurity incident affecting one of our partners could result in potentially material negative consequences for us.

In addition, the costs and operational consequences of defending against, preparing for, responding to and remediating an incident of cybersecurity breach may be substantial. As cybersecurity threats become more frequent, intense and sophisticated, costs of proactive defense measures are increasing. Further, we could be exposed to litigation, regulatory enforcement or other legal action as a result of an incident, carrying the potential for damages, fines, sanctions or other penalties, as well as injunctive relief and enforcement actions requiring costly compliance measures. A significant number of recent privacy and data security incidents, including those involving other large airlines, have resulted in very substantial adverse financial consequences to those companies. A cybersecurity incident could also impact our brand, harm our reputation and adversely impact our relationship with our customers, employees and stockholders. Accordingly, failure to appropriately address these issues could result in material financial and other liabilities and cause significant reputational harm to our company.

If we encounter problems with any of our third-party regional operators or third-party service providers, our operations could be adversely affected by a resulting decline in revenue or negative public perception about our services.

A significant portion of our regional operations are conducted by third-party operators on our behalf, substantially all of which are provided for under capacity purchase agreements. Due to our reliance on third parties to provide these essential services, we are subject to the risk of disruptions to their operations, which has in the past and may in the future result from many of the same risk factors disclosed in this prospectus supplement, such as the impact of adverse economic conditions, the inability of third parties to hire or retain skilled personnel, including pilots and mechanics, and other risk factors, such as an out-of-court or bankruptcy restructuring of any of our regional operators. Several of these third-party regional operators provide significant regional capacity that we would be unable to replace in a short period of time should that operator fail to perform its obligations to us. Disruptions to capital markets, shortages of skilled personnel and adverse economic conditions in general have subjected certain of these third-party regional operators to significant financial pressures, which have in the past and may in the future lead to bankruptcies among these operators. In particular, the significant decline in demand for air travel resulting from the COVID-19 pandemic and related governmental restrictions on travel have materially impacted demand for services provided by our regional carriers and, as a result, we have significantly reduced our regional capacity and expect to maintain these reduced levels of capacity for the foreseeable future. We expect the disruption to services resulting from the COVID-19 pandemic to adversely affect our regional operators, some of whom may experience significant financial stress, declare bankruptcy or otherwise cease to operate. We may also experience disruption to our regional operations or incur financial damages if we terminate the capacity purchase agreement with one or more of our current operators or transition the services to another provider. Any significant disruption to our regional operations would have a material adverse effect on our business, results of operations and financial condition.

In addition, our reliance upon others to provide essential services on behalf of our operations may result in our relative inability to control the efficiency and timeliness of contract services. We have entered into agreements with contractors to provide various facilities and services required for our operations, including distribution and sale of airline seat inventory, reservations, provision of information technology and services, regional operations, aircraft maintenance, ground services and facilities and baggage handling. Similar agreements may be entered into in any new markets we decide to serve. These agreements are generally subject to termination after notice by the third-party service provider. We are also at risk should one of these service providers cease operations, and there is no guarantee that we could replace these providers on a timely basis with comparably priced providers, or at all. Any material problems with the efficiency and timeliness of contract services, resulting from financial hardships or otherwise, could have a material adverse effect on our business, results of operations and financial condition.

We rely on third-party distribution channels and must manage effectively the costs, rights and functionality of these channels.

We rely on third-party distribution channels, including those provided by or through global distribution systems (“GDSs”) (e.g., Amadeus, Sabre and Travelport), conventional travel agents, travel management companies and online travel agents (“OTAs”) (e.g., Expedia, including its booking sites Orbitz and Travelocity, and Booking Holdings, including its booking sites Kayak and Priceline), to distribute a significant portion of our airline tickets, and we expect in the future to continue to rely on these channels. We are also dependent upon the ability and willingness of these distribution channels to expand their ability to distribute and collect revenues for ancillary products (e.g., fees for selective seating). These distribution channels are more expensive and at present have less functionality in respect of ancillary product offerings than those we operate ourselves, such as our website at www.aa.com. Certain of these distribution channels also effectively restrict the manner in which we distribute our products generally. To remain competitive, we will need to manage successfully our distribution costs and rights, increase our distribution flexibility and improve the functionality of our distribution channels, while maintaining an industry-competitive cost structure. Further, as distribution technology changes we will need to continue to update our technology by acquiring new technology from third parties, building the functionality ourselves, or a combination, which in any event will likely entail significant technological and commercial risk and involve potentially material investments. These imperatives may affect our relationships with conventional travel agents, travel management companies, GDSs and OTAs, including if consolidation of conventional travel agents, travel management companies, GDSs or OTAs continues, or should any of these parties seek to acquire other technology providers thereby potentially limiting our technology alternatives, such as the proposed acquisition of Farelogix by Sabre. Any inability to manage our third-party distribution costs, rights and functionality at a competitive level or any material diminishment or disruption in the distribution of our tickets could have a material adverse effect on our business, results of operations and financial condition.

If we are unable to obtain and maintain adequate facilities and infrastructure throughout our system and, at some airports, adequate slots, we may be unable to operate our existing flight schedule and to expand or change our route network in the future, which may have a material adverse impact on our operations.

In order to operate our existing and proposed flight schedule and, where desirable, add service along new or existing routes, we must be able to maintain and/or obtain adequate gates, check-in counters, operations areas, operations control facilities and administrative support space. As airports around the world become more congested, it may not be possible for us to ensure that our plans for new service can be implemented in a commercially viable manner, given operating constraints at airports throughout our network, including those imposed by inadequate facilities at desirable airports.

In light of constraints on existing facilities, there is presently a significant amount of capital spending underway at major airports in the United States, including large projects underway at a number of airports where we have significant operations, such as Chicago O’Hare International Airport (“ORD”), Los Angeles International Airport (“LAX”), LaGuardia Airport (“LGA”) and Ronald Reagan Washington National Airport (“DCA”). This spending is expected to result in increased costs to airlines and the traveling public that use those facilities as the airports seek to recover their investments through increased rental, landing and other facility costs. In some circumstances, such costs could be imposed by the relevant airport authority without our approval. Accordingly, our operating costs are expected to increase significantly at many airports at which we operate, including a number of our hubs and gateways, as a result of capital spending projects currently underway and additional projects that we expect to commence over the next several years.

In addition, operations at three major domestic airports, certain smaller domestic airports and many foreign airports we serve are regulated by governmental entities through allocations of slots or similar regulatory mechanisms that limit the rights of carriers to conduct operations at those airports. Each slot represents the authorization to land at or take off from the particular airport during a specified time period and may have other operational restrictions as well. In the U.S., the DOT and the FAA currently regulate the allocation of slots or slot exemptions at DCA and two New York City airports: John F. Kennedy International Airport and LGA. Our operations at these airports generally require the allocation of slots or similar regulatory authority. In addition to slot restrictions, operations at DCA and LGA are also limited based on a so-called “perimeter rule” which generally limits the stage length of the flights that can be operated from those airports to 1,250 and 1,500 miles, respectively. Similarly, our operations at LHR, international airports in Beijing, Frankfurt, Paris, Tokyo and other airports outside the U.S. are regulated by local slot authorities pursuant to the International Airline Trade Association Worldwide Scheduling Guidelines and/or applicable local law. Termination of slot controls at some or all of the foregoing airports could affect our operational performance and competitive position. We currently have sufficient slots or analogous authorizations to operate our existing flights and we have generally, but not always, been able to obtain the rights to expand our operations and to change our schedules. However, there is no assurance that we will be able to obtain sufficient slots or analogous authorizations in the future or as to the cost of acquiring such rights because, among other reasons, such allocations are often sought after by other airlines and are subject to changes in governmental policies. Due to the dramatic reduction in air travel resulting from the COVID-19 pandemic, we are in many instances relying on exemptions granted by applicable authorities from the requirement that we continuously use certain slots, gates and routes or risk having such operating rights revoked, and we cannot predict whether such exemptions will continue to be granted or whether we ultimately could be at risk of losing valuable operating rights. We cannot provide any assurance that regulatory changes regarding the allocation of slots, the continued enforcement of a perimeter rule or similar regulatory authority will not have a material adverse impact on our operations.

Our ability to provide service can also be impaired at airports, such as LAX and ORD where the airport gate and other facilities are currently inadequate to accommodate all of the service that we would like to provide, or airports such as Dallas Love Field Airport where we have no access to gates at all.

Any limitation on our ability to acquire or maintain adequate gates, ticketing facilities, operations areas, operations control facilities, slots (where applicable), or office space could have a material adverse effect on our business, results of operations and financial condition.

Interruptions or disruptions in service at one of our key facilities could have a material adverse impact on our operations.

We operate principally through our hubs and gateways in Charlotte, Chicago, Dallas/Fort Worth, London Heathrow, Los Angeles, Miami, New York, Philadelphia, Phoenix and Washington, D.C. Substantially all of our flights either originate at or fly into one of these locations. A significant interruption or disruption in service at one of our hubs, gateways or other airports where we have a significant presence, resulting from air traffic control delays, weather conditions, natural disasters, growth constraints, performance by third-party service providers (such as electric utility or telecommunications providers), failure of computer systems, disruptions at airport facilities or other key facilities used by us to manage our operations (such as occurred in the United Kingdom at LGW on December 20, 2018 and LHR on January 8, 2019 due to unauthorized drone activity), labor relations, power supplies, fuel supplies, terrorist activities, or otherwise could result in the cancellation or delay of a significant portion of our flights and, as a result, could have a severe impact on our business, results of operations and financial condition. We have limited control, particularly in the short term, over the operation, quality or maintenance of many of the services on which our operations depend and over whether vendors of such services will improve or continue to provide services that are essential to our business.

Changes to our business model that are designed to increase revenues may not be successful and may cause operational difficulties or decreased demand.

We have recently instituted, and intend to institute in the future, changes to our business model designed to increase revenues and offset costs. These measures include further segmentation of the classes of services we offer, such as Premium Economy service and Basic Economy service, enhancements to our AAdvantage loyalty program, charging separately for services that had previously been included within the price of a ticket, increasing other pre-existing fees, reconfiguration of our aircraft cabins, and efforts to optimize our network including by focusing growth on a limited number of large hubs. We may introduce additional initiatives in the future; however, as time goes on, we expect that it will be more difficult to identify and implement additional initiatives. We cannot assure that these measures or any future initiatives will be successful in increasing our revenues. Additionally, the implementation of these initiatives may create logistical challenges that could harm the operational performance of our airline or result in decreased demand. Also, our implementation of any new or increased fees might reduce the demand for air travel on our airline or across the industry in general, particularly if weakened economic conditions make our customers more sensitive to increased travel costs or provide a significant competitive advantage to other carriers that determine not to institute similar charges.

Our intellectual property rights, particularly our branding rights, are valuable, and any inability to protect them may adversely affect our business and financial results.

We consider our intellectual property rights, particularly our branding rights such as our trademarks applicable to our airline and AAdvantage loyalty program, to be a significant and valuable aspect of our business. We protect our intellectual property rights through a combination of trademark, copyright and other forms of legal protection, contractual agreements and policing of third-party misuses of our intellectual property. Our failure to obtain or adequately protect our intellectual property or any change in law that lessens or removes the current legal protections of our intellectual property may diminish our competitiveness and adversely affect our business and financial results. Any litigation or disputes regarding intellectual property may be costly and time-consuming and may divert the attention of our management and key personnel from our business operations, either of which may adversely affect our business and financial results.

We may be a party to litigation in the normal course of business or otherwise, which could affect our financial position and liquidity.

From time to time, we are a party to or otherwise involved in legal proceedings, claims and government inspections or investigations and other legal matters, both inside and outside the United States, arising in the ordinary course of our business or otherwise. We are currently involved in various legal proceedings and claims that have not yet been fully resolved, and additional claims may arise in the future. Legal proceedings can be complex and take many months, or even years, to reach resolution, with the final outcome depending on a number of variables, some of which are not within our control. Litigation is subject to significant uncertainty and may be expensive, time-consuming, and disruptive to our operations. Although we will vigorously defend ourselves in such legal proceedings, their ultimate resolution and potential financial and other impacts on us are uncertain. For these and other reasons, we may choose to settle legal proceedings and claims, regardless of their actual merit. If a legal proceeding is resolved against us, it could result in significant compensatory damages, and in certain circumstances punitive or trebled damages, disgorgement of revenue or profits, remedial corporate measures or injunctive relief imposed on us. If our existing insurance does not cover the amount or types of damages awarded, or if other resolution or actions taken as a result of the legal proceeding were to restrain our ability to operate or market our services, our consolidated financial position, results of operations or cash flows could be materially adversely affected. In addition, legal proceedings, and any adverse resolution thereof, can result in adverse publicity and damage to our reputation, which could adversely impact our business.

A higher than normal number of pilot retirements, more stringent duty time regulations, increased flight hour requirement for commercial airline pilots, reductions in the number of military pilots entering the commercial workforce, increased training requirements and other factors have caused a shortage of pilots that could materially adversely affect our business.

We currently have a higher than normal number of pilots eligible for retirement. Large numbers of pilots in the industry are approaching the FAA’s mandatory retirement age of 65. Our pilots and other employees are subject to rigorous certification standards, and our pilots and other crew members must adhere to flight time and rest requirements. Commencing in 2013, the minimum flight hour requirement to achieve a commercial pilot’s license in the United States (an Air Transport Pilot’s certificate) increased from 250 to 1,500 hours, thereby significantly increasing the time and cost commitment required to become licensed to fly commercial aircraft. Additionally, the number of military pilots being trained by the U.S. armed forces and available as commercial pilots upon their retirement from military service has been decreasing. These and other factors have contributed to a shortage of qualified, entry-level pilots and increased compensation costs, particularly for our regional subsidiaries and our other regional partners who are being required by market conditions to pay significantly increased wages and large signing bonuses to their pilots in an attempt to achieve desired staffing levels. The foregoing factors have also led to increased competition from large, mainline carriers attempting to meet their hiring needs. We believe that this industry-wide pilot shortage is becoming an increasing problem for airlines in the United States. Our regional partners have recently been unable to hire adequate numbers of pilots to meet their needs, resulting in a reduction in the number of flights offered, disruptions, increased costs of operations, financial difficulties and other adverse effects, and these circumstances may become more severe in the future and thereby cause a material adverse effect on our business.

Increases in insurance costs or reductions in insurance coverage may adversely impact our operations and financial results.

The terrorist attacks of September 11, 2001 led to a significant increase in insurance premiums and a decrease in the insurance coverage available to commercial air carriers. Accordingly, our insurance costs increased significantly, and our ability to continue to obtain insurance even at current prices remains uncertain. If we are unable to maintain adequate insurance coverage, our business could be materially and adversely affected. Additionally, severe disruptions in the domestic and global financial markets could adversely impact the claims paying ability of some insurers. Future downgrades in the ratings of enough insurers could adversely impact both the availability of appropriate insurance coverage and its cost. Because of competitive pressures in our industry, our ability to pass along additional insurance costs to passengers is limited. As a result, further increases in insurance costs or reductions in available insurance coverage could have an adverse impact on our financial results.

The airline industry is heavily taxed.

The airline industry is subject to extensive government fees and taxation that negatively impact our revenue and profitability. The U.S. airline industry is one of the most heavily taxed of all industries. These fees and taxes have grown significantly in the past decade for domestic flights, and various U.S. fees and taxes also are assessed on international flights. For example, as permitted by federal legislation, most major U.S. airports impose a per-passenger facility charge on us. In addition, the governments of foreign countries in which we operate impose on U.S. airlines, including us, various fees and taxes, and these assessments have been increasing in number and amount in recent years. Moreover, we are obligated to collect a federal excise tax, commonly referred to as the “ticket tax,” on domestic and international air transportation. We collect the excise tax, along with certain other U.S. and foreign taxes and user fees on air transportation (such as passenger security fees), and pass along the collected amounts to the appropriate governmental agencies. Although these taxes and fees are not our operating expenses, they represent an additional cost to our customers. There are continuing efforts in Congress and in other countries to raise different portions of the various taxes, fees, and charges imposed on airlines and their passengers, including the passenger facility charge, and we may not be able to recover all of these charges from our customers. Increases in such taxes, fees and charges could negatively impact our business, results of operations and financial condition.

Under DOT regulations, all governmental taxes and fees must be included in the prices we quote or advertise to our customers. Due to the competitive revenue environment, many increases in these fees and taxes have been absorbed by the airline industry rather than being passed on to the customer. Further increases in fees and taxes may reduce demand for air travel, and thus our revenues.

Our ability to utilize our NOL Carryforwards may be limited.

Under the Internal Revenue Code of 1986, as amended (the “Code”), a corporation is generally allowed a deduction for net operating losses (“NOLs”) carried over from prior taxable years (“NOL Carryforwards”). As of December 31, 2019, we had available NOL Carryforwards of approximately $9.1 billion for regular federal income tax purposes that will expire, if unused, beginning in 2023, and approximately $3.0 billion for state income tax purposes that will expire, if unused, between 2020 and 2039. Our NOL Carryforwards are subject to adjustment on audit by the Internal Revenue Service and the respective state taxing authorities.

Our ability to use our NOL Carryforwards also will depend on the amount of taxable income generated in future periods. We presently do not have a valuation allowance on our net deferred tax assets. If our financial results continue to be adversely impacted by COVID-19, there can be no assurance that a valuation allowance on our net deferred tax assets will not be required in the future. Such valuation allowance could be material. Additionally, the NOL Carryforwards may expire before we can generate sufficient taxable income to use them.

A corporation’s ability to deduct its federal NOL Carryforwards and to utilize certain other available tax attributes can be substantially constrained under the general annual limitation rules of Section 382 of the Code (Section 382) if it undergoes an “ownership change” as defined in Section 382 (generally where cumulative stock ownership changes among material stockholders exceed 50 percent during a rolling three-year period). In 2013, we experienced an ownership change in connection with our emergence from bankruptcy and US Airways Group, Inc. (“US Airways Group”) experienced an ownership change in connection with the acquisition of US Airways Group by AMR Corporation (the “Merger”). The general limitation rules for a debtor in a bankruptcy case are liberalized where the ownership change occurs upon emergence from bankruptcy. We elected to be covered by certain special rules for federal income tax purposes that permitted approximately $9.0 billion (with $7.3 billion of unlimited NOL still remaining at December 31, 2019) of our federal NOL Carryforwards to be utilized without regard to the annual limitation generally imposed by Section 382. If the special rules are determined not to apply, our ability to utilize such federal NOL Carryforwards may be subject to limitation. In addition, under the loan program of the CARES Act, a government acquisition of warrants, stock options, common or preferred stock or other equity acquired in relation to the program does not result in an ownership change for purposes of section 382. This exception does not apply for companies issuing warrants, stock options, common or preferred stock or other equity pursuant to the Payroll Support Program and accordingly will not apply to the warrants issued by us under that program. Substantially all of our remaining federal NOL Carryforwards attributable to US Airways Group and its subsidiaries are subject to limitation under Section 382 as a result of the Merger; however, our ability to utilize such NOL Carryforwards is not anticipated to be effectively constrained as a result of such limitation. Similar limitations may apply for state income tax purposes.

Notwithstanding the foregoing, an ownership change subsequent to our emergence from bankruptcy may severely limit or effectively eliminate our ability to utilize our NOL Carryforwards and other tax attributes. To reduce the risk of a potential adverse effect on our ability to utilize our NOL Carryforwards, our Certificate of Incorporation contains transfer restrictions applicable to certain substantial stockholders. These restrictions may adversely affect the ability of certain holders of AAG common stock to dispose of or acquire shares of AAG common stock. Although the purpose of these transfer restrictions is to prevent an ownership change from occurring, no assurance can be given that an ownership change will not occur even with these restrictions in place. See also “Risk Factors—Certain provisions of AAG’s Certificate of Incorporation and Bylaws make it difficult for stockholders to change the composition of our Board of Directors and may discourage takeover attempts that some of our stockholders might consider beneficial.”

The commercial relationships that we have with other airlines, including any related equity investment, may not produce the returns or results we expect.

An important part of our strategy to expand our network has been to expand our commercial relationships with other airlines, such as by entering into global alliance, joint business and codeshare relationships, and, in one recent instance involving China Southern Airlines Company Limited, by making a significant equity investment in another airline in connection with initiating such a commercial relationship. We may explore similar non-controlling investments in, and joint ventures and strategic alliances with, other carriers as part of our global business strategy. We face competition in forming and maintaining these commercial relationships since there are a limited number of potential arrangements and other airlines are looking to enter into similar relationships, and our inability to form or maintain these relationships or inability to form as many of these relationships as our competitors may have an adverse effect on our business. Any such existing or future investment could involve significant challenges and risks, including that we may not realize a satisfactory return on our investment or that they may not generate the expected revenue synergies. In addition, as a result of the global spread of COVID-19, the industry has experienced a precipitous decline in demand for air travel both internationally and domestically, which is expected to continue into the foreseeable future and could materially disrupt the timely execution of our strategic operating plans, including the finalization, approval and implementation of new strategic relationships or the expansion of existing relationships. These events could have a material adverse effect on our business, results of operations and financial condition.

If our financial condition worsens, provisions in our credit card processing and other commercial agreements may adversely affect our liquidity.

We have agreements with companies that process customer credit card transactions for the sale of air travel and other services. These agreements allow these credit card processing companies, under certain conditions (including, with respect to certain agreements, our failure to maintain certain levels of liquidity), to hold an amount of our cash (a holdback) equal to some or all of the advance ticket sales that have been processed by that credit card processor, but for which we have not yet provided the air transportation. Additionally, such credit card processing companies may require cash or other collateral reserves to be established. These credit card processing companies are not currently entitled to maintain any holdbacks pursuant to these requirements. These holdback requirements can be modified at the discretion of the credit card processing companies upon the occurrence of specific events, including material adverse changes in our financial condition. In light of the effect COVID-19 is having on demand for air travel and, in turn, capacity, we have seen an increase in demand from consumers for refunds on their tickets, and we anticipate this will continue to be the case for the near future. Requests for refunds may reduce our liquidity and risk triggering liquidity covenants in these processing agreements and, in doing so, could force us to post cash or other collateral with the credit card processing companies in respect of advance ticket sales. The imposition of holdback requirements, up to and including 100% of relevant advanced ticket sales, would materially reduce our liquidity. Likewise, other of our commercial agreements contain provisions that allow other entities to impose less-favorable terms, including the acceleration of amounts due, in the event of material adverse changes in our financial condition. For example, we maintain certain letters of credit, insurance- and surety-related agreements under which counterparties may require collateral, including cash collateral.

We have a significant amount of goodwill, which is assessed for impairment at least annually. In addition, we may never realize the full value of our intangible assets or long-lived assets, causing us to record material impairment charges.

Goodwill and indefinite-lived intangible assets are not amortized, but are assessed for impairment at least annually, or more frequently if conditions indicate that an impairment may have occurred. In accordance with applicable accounting standards, we first assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test. In addition, we are required to assess certain of our other long-lived assets for impairment if conditions indicate that an impairment may have occurred.

Future impairment of goodwill or other long-lived assets could be recorded in results of operations as a result of changes in assumptions, estimates, or circumstances, some of which are beyond our control. There can be no assurance that a material impairment charge of goodwill or tangible or intangible assets will be avoided. The value of our aircraft could be impacted in future periods by changes in supply and demand for these aircraft. Such changes in supply and demand for certain aircraft types could result from grounding of aircraft by us or other airlines, including as a result of significant or prolonged declines in demand for air travel and corresponding reductions to capacity. In the first quarter of 2020, we recorded an $815 million impairment charge associated with our decision to retire certain mainline aircraft, principally Boeing 757, Boeing 767, Airbus A330-300 and Embraer 190 aircraft as well as regional aircraft, including certain Embraer 140 and Bombardier CRJ200 aircraft, earlier than previously planned as a result of the decline in demand for air travel due to COVID-19. We can provide no assurance that a material impairment loss of tangible or intangible assets will not occur in a future period, and the risk of future material impairments has been significantly heightened as result of the effects of the COVID-19 pandemic on our flight schedules and business. Such impairment charges could have a material adverse effect on our business, results of operations and financial condition.

The price of AAG common stock has been and may in the future be volatile.

The market price of AAG common stock has fluctuated in the past, and may fluctuate substantially in the future, due to a variety of factors, many of which are beyond our control, including:

•	macro-economic conditions, including the price of fuel;

•	changes in market values of airline companies as well as general market conditions;

•	our operating and financial results failing to meet the expectations of securities analysts or investors;

•	changes in financial estimates or recommendations by securities analysts;

•	changes in our level of outstanding indebtedness and other obligations;

•	changes in our credit ratings;

•	material announcements by us or our competitors;

•	expectations regarding our capital deployment program, including any existing or potential future share repurchase programs and any future dividend payments that may be declared by our Board of Directors, or any determination to cease repurchasing stock or paying dividends (which we have suspended for an indefinite period in accordance with the applicable requirements under the CARES Act);

•	new regulatory pronouncements and changes in regulatory guidelines;

•	general and industry-specific economic conditions;

•	changes in our key personnel;

•

public sales of a substantial number of shares of AAG common stock or issuances of AAG common stock upon the exercise or conversion of restricted stock unit awards, stock appreciation rights, or other securities that may be issued from time to time, including warrants we have or will issue in connection with our receipt of funds under the CARES Act;

•	increases or decreases in reported holdings by insiders or other significant stockholders; and

•	fluctuations in trading volume.

We have ceased making repurchases of our common stock and paying dividends on our common stock as required by the CARES Act. Following the end of those restrictions, if we do decide to make repurchases of or pay dividends on our common stock, we cannot guarantee that we will continue to do so or that our capital deployment program will enhance long-term stockholder value. Our capital deployment program could increase the volatility of the price of our common stock and diminish our cash reserves.

Since July 2014, as part of our capital deployment program, our Board of Directors has approved seven share repurchase programs aggregating $13.0 billion of authority. As of March 31, 2020, there was $420 million of remaining authority to repurchase shares under our current $2.0 billion share repurchase program. In connection with our receipt of financial assistance through the Payroll Support Program under the CARES Act, we agreed not to repurchase shares of AAG common stock through September 30, 2021. If we receive a secured loan from the Treasury through the loan program under the CARES Act, we will be prohibited from repurchasing shares of AAG common stock through the date that is one year after such secured loan is fully repaid. If we determine to make any share repurchases in the future, such repurchases under our repurchase programs may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades or accelerated share repurchase transactions. These share repurchase programs do not obligate us to acquire any specific number of shares or to repurchase any specific number of shares for any fixed period, and may be suspended again at any time at our discretion and without prior notice. The timing and amount of repurchases, if any, will be subject to market and economic conditions, applicable legal requirements, such as the requirements of the CARES Act and other relevant factors. Our repurchase of AAG common stock may be limited, suspended or discontinued at any time at our discretion and without prior notice.

Our Board of Directors commenced declaring quarterly cash dividends in July 2014 as part of our capital deployment program. In connection with our receipt of payroll support under the CARES Act, we agreed not to pay dividends on AAG common stock through September 30, 2021. If we receive a secured loan from the Treasury through the loan program under the CARES Act, we will be prohibited from paying dividends on AAG common stock through the date that is one year after such secured loan is fully repaid. If we determine to make any dividends in the future, such dividends that may be declared and paid from time to time will be subject to market and economic conditions, applicable legal requirements and other relevant factors. We are not obligated to continue a dividend for any fixed period, and the payment of dividends may be suspended or discontinued again at any time at our discretion and without prior notice. We will continue to retain future earnings to develop our business, as opportunities arise, and evaluate on a quarterly basis the amount and timing of future dividends based on our operating results, financial condition, capital requirements and general business conditions. The amount and timing of any future dividends may vary, and the payment of any dividend does not assure that we will pay dividends in the future.

In addition, any future repurchases of AAG common stock or payment of dividends, or any determination to cease repurchasing stock or paying dividends, could affect our stock price and increase its volatility. The existence of a share repurchase program and any future dividends could cause our stock price to be higher than it would otherwise be and could potentially reduce the market liquidity for our stock. Additionally, any future repurchases of AAG common stock or payment of dividends will diminish our cash reserves, which may impact our ability to finance future growth and to pursue possible future strategic opportunities and acquisitions. Further, our repurchase of AAG common stock may fluctuate such that our cash flow may be insufficient to fully cover our share repurchases. Although our share repurchase programs are intended to enhance long-term stockholder value, there is no assurance that they will do so.

AAG’s Certificate of Incorporation and Bylaws include provisions that limit voting and acquisition and disposition of our equity interests.

Our Certificate of Incorporation and Bylaws include significant provisions that limit voting and ownership and disposition of our equity interests. These restrictions may adversely affect the ability of certain holders of AAG common stock and our other equity interests to vote such interests and adversely affect the ability of persons to acquire shares of AAG common stock and our other equity interests.

Certain provisions of AAG’s Certificate of Incorporation and Bylaws make it difficult for stockholders to change the composition of our Board of Directors and may discourage takeover attempts that some of our stockholders might consider beneficial.

Certain provisions of our Certificate of Incorporation and Bylaws, as currently in effect, may have the effect of delaying or preventing changes in control if our Board of Directors determines that such changes in control are not in our best interest and the best interest of our stockholders. These provisions include, among other things, the following:

•	advance notice procedures for stockholder proposals to be considered at stockholders’ meetings;

•	the ability of our Board of Directors to fill vacancies on the board;

•	a prohibition against stockholders taking action by written consent;

•	stockholders are restricted from calling a special meeting unless they hold at least 20% of our outstanding shares and follow the procedures provided for in the amended Bylaws;

•

a requirement that holders of at least 80% of the voting power of the shares entitled to vote in the election of directors approve any amendment of our Bylaws submitted to stockholders for approval; and

•	super-majority voting requirements to modify or amend specified provisions of our Certificate of Incorporation.

These provisions are not intended to prevent a takeover, but are intended to protect and maximize the value of the interests of our stockholders. While these provisions have the effect of encouraging persons seeking to acquire control of our company to negotiate with our Board of Directors, they could enable our Board of Directors to prevent a transaction that some, or a majority, of our stockholders might believe to be in their best interest and, in that case, may prevent or discourage attempts to remove and replace incumbent directors. In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, which prohibits business combinations with interested stockholders. Interested stockholders do not include stockholders whose acquisition of our securities is approved by the Board of Directors prior to the investment under Section 203.

Risks Related to This Offering

Our high level of debt and other obligations could impair our financial flexibility, competitive position and financial condition and could prevent us from fulfilling our obligations under the notes.

We have significant amounts of indebtedness and other obligations, including pension obligations, obligations to make future payments on flight equipment and property leases related to airport and other facilities, and substantial non-cancelable obligations under aircraft and related spare engine purchase agreements. Moreover, currently a substantial portion of our assets are pledged to secure our indebtedness. As of March 31, 2020, after giving effect to the offering of the notes, the Concurrent Common Stock Offering and other recent financings, on an as adjusted basis as set forth under the section titled “Capitalization,” we and the guarantor would have had approximately $39.3 billion in indebtedness, finance lease obligations, and operating lease liabilities, of which approximately $35.9 billion would have been secured indebtedness, finance lease obligations and operating lease liabilities. See “Summary—Recent Developments,” “Description of Other Indebtedness” and “Description of the Concurrent Transactions” for additional indebtedness we incurred pursuant to the JFK Offering and anticipate incurring in connection with the Concurrent Senior Secured Notes Offering, the Concurrent Term Loan Financing and certain secured loans we are in the process of obtaining under CARES Act, each of which is not included in the as adjusted amounts under the section titled “Capitalization.” We are permitted by the terms of our other indebtedness to incur substantial amounts of additional indebtedness and other obligations, subject to the restrictions therein. An inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, could have a material adverse effect on our business, financial condition and results of operations.

Our substantial indebtedness and other obligations, which are generally greater than the indebtedness and other obligations of our competitors, could have other important consequences for investors in the notes. For example, they may:

•	make it more difficult for us to satisfy our obligations under our indebtedness, including the notes;

•

limit our ability to obtain additional funding for working capital, capital expenditures, acquisitions, investments, integration costs and general corporate purposes, and adversely affect the terms on which such funding can be obtained;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness and other obligations, thereby reducing the funds available for other purposes;

•	make us more vulnerable to economic downturns, industry conditions and catastrophic external events;

•

significantly constrain our ability to respond, or respond quickly, to unexpected disruptions in our own operations, the U.S. or global economies, or the businesses in which we operate, or to take advantage of opportunities that would improve our business, operations, or competitive position versus other airlines;

•	limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business and economic conditions;

•	contain covenants requiring us to maintain an aggregate of at least $2.0 billion of unrestricted cash and cash equivalents and amounts available to be drawn under revolving credit facilities; and

•	contain restrictive covenants that could, among other things:

•	limit our ability to merge, consolidate, sell assets, incur additional indebtedness, issue preferred stock, make investments and pay dividends;

•	if breached, result in an event of default under our indebtedness.

In addition, in response to the travel restrictions, decreased demand and other effects the COVID-19 pandemic has had and is expected to have on our business, we currently anticipate that it will be necessary to obtain a significant amount of additional financing in the near-term from a variety of sources in addition to this offering, the Concurrent Transactions and the loan program under the CARES Act. Any such actions could be conducted in the near term, may be material in nature, could result in the incurrence of significant additional indebtedness and could impose significant covenants and restrictions to which we are not currently subject. For instance, in connection with the financial assistance we have received and expect to receive through the Payroll Support Program and loan program under the CARES Act, we will be required to comply with the relevant provisions of the CARES Act, including the requirement that funds provided pursuant to the Payroll Support Program be used exclusively for the continuation of payment of employee wages, salaries and benefits; the requirement against involuntary furloughs and reductions in employee pay rates and benefits through September 30, 2020; the requirement that certain levels of commercial air service be maintained; provisions prohibiting the repurchase of AAG common stock and the payment of common stock dividends through September 30, 2021; and restrictions on the payment of certain executive compensation until March 24, 2022. Additionally, under the Payroll Support Program we and certain of our subsidiaries are subject to substantial and continuing reporting obligations. Moreover, as a result of the recent financing activities we have undertaken in response to the COVID-19 pandemic, the number of financings with respect to which such covenants and provisions apply has increased, thereby subjecting us to more substantial risk of cross-default and cross-acceleration in the event of breach, and additional covenants and provisions could become binding on us as we continue to seek additional liquidity.

The obligations discussed above, including those imposed as a result of the CARES Act and any additional financings we may be required to undertake as a result of the impact of COVID-19, could also impact our ability to obtain additional financing, if needed, and our flexibility in the conduct of our business, and could materially adversely affect our liquidity, results of operations and financial condition.

Further, a substantial portion of our long-term indebtedness bears interest at fluctuating interest rates, primarily based on the London interbank offered rate (“LIBOR”) for deposits of U.S. dollars. LIBOR tends to fluctuate based on general short-term interest rates, rates set by the U.S. Federal Reserve and other central banks, the supply of and demand for credit in the London interbank market and general economic conditions. We have not hedged our interest rate exposure with respect to our floating rate debt. Accordingly, our interest expense for any particular period will fluctuate based on LIBOR and other variable interest rates. To the extent the interest rates applicable to our floating rate debt increase, our interest expense will increase, in which event we may have difficulties making interest payments and funding our other fixed costs, and our available cash flow for general corporate requirements may be adversely affected.

On July 27, 2017, the U.K. Financial Conduct Authority (the authority that regulates LIBOR) announced that it intends to stop compelling banks to submit rates for the calculation of LIBOR after

2021. It is unclear whether new methods of calculating LIBOR will be established such that it continues to exist after 2021. Similarly, it is not possible to predict whether LIBOR will continue to be viewed as an acceptable market benchmark, what rate or rates may become acceptable alternatives to LIBOR, or what effect these changes in views or alternatives may have on financial markets for LIBOR-linked financial instruments. While the U.S. Federal Reserve, in conjunction with the Alternative Reference Rates Committee, is considering replacing U.S. dollar LIBOR with a newly created index, calculated based on repurchase agreements backed by treasury securities, we cannot currently predict whether this index will gain widespread acceptance as a replacement for LIBOR. It is not possible to predict the effect of these changes, other reforms or the establishment of alternative reference rates in the United Kingdom, the United States or elsewhere. See also the discussion of interest rate risk in Part I, Item 3. Quantitative and Qualitative Disclosures about Market Risk—Interest in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

We may in the future pursue amendments to our LIBOR-based debt transactions to provide for a transaction mechanism or other reference rate in anticipation of LIBOR’s discontinuation, but we may not be able to reach an agreement with our lenders on any such amendments. As of March 31, 2020, we had $10.7 billion of borrowings based on LIBOR. The replacement of LIBOR with a comparable or successor rate could cause the amount of interest payable on our long-term debt to be different or higher than expected.

Any of the above listed factors or obligations, including those imposed as a result of the CARES Act and any additional financings we may be required to undertake as a result of the impact of COVID-19, could materially adversely affect our business, financial condition and results of operations.

For a description of our outstanding indebtedness, see “Description of Other Indebtedness.”

The notes will be structurally subordinated to the liabilities of our subsidiaries other than the guarantor, including any such entities’ guarantee of our other financings.

After the completion of this offering, only the guarantor will guarantee the notes and the notes will rank structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries other than the guarantor. We and the guarantor will be the only obligors under the notes and holders of the notes will be creditors of only us and the guarantor. None of our other subsidiaries will guarantee the notes. We also conduct operations through our other non-guarantor subsidiaries and those non-guarantor subsidiaries carry liabilities and obligations, and may incur additional liabilities and obligations in the future by guaranteeing liabilities and obligations of ours and of the guarantor, including with respect to the loan program under the CARES Act. Generally, holders of indebtedness of, and trade creditors of, non-guarantor subsidiaries, including lenders under bank financing agreements, are entitled to payments of their claims from the assets of such subsidiaries before the assets are made available for distribution to any shareholder, including us and the guarantor.

Accordingly, in the event that any non-guarantor subsidiary becomes insolvent, liquidates or otherwise reorganizes:

•	Our creditors (including the holders of the notes) may have no right to proceed against the assets of such subsidiary; and

•

the creditors of such non-guarantor subsidiary, including trade creditors, will generally be entitled to payment in full from the sale or other disposal of the assets of such subsidiary before any shareholder, such us or the guarantor will be entitled to receive any distributions from such subsidiary.

As of March 31, 2020, exclusive of the effect of the offering of notes contemplated by this prospectus supplement and the Concurrent Transactions, we and the guarantor had $34.3 billion in indebtedness, finance lease obligations, and operating lease liabilities. See “Summary—Recent Developments” and “Description of Other Indebtedness” for additional indebtedness we incurred pursuant to the JFK Offering and anticipate incurring in connection with the CARES Act. For the quarter ended March 31, 2020, our non-guarantor subsidiaries generated approximately 9% of our operating revenues and less than 1% of our operating loss, and as of March 31, 2020, our non-guarantor subsidiaries held less than 1% of our total assets and our total liabilities, respectively, and all such liabilities would have been structurally senior to the notes.

The notes and the note guarantee will be effectively subordinated to AAG and the Guarantor’s respective existing and future indebtedness or other obligations secured by liens on assets, to the extent of the value of the assets pledged to secure those obligations.

If we or the guarantor become insolvent or are liquidated, or if payment under any secured obligation is accelerated, holders of secured indebtedness will be entitled to exercise the remedies available to a secured creditor under applicable law and pursuant to the terms of the agreement securing such indebtedness. The notes will not be secured by any assets, including the stock of any of our subsidiaries or any intercompany debt. Consequently, with respect to the exercise of remedies by holders of our secured indebtedness or any existing or future indebtedness or other obligations secured by liens on assets, the proceeds of our and the guarantor’s assets will not be available to the holders of the notes until after all of the obligations under such secured indebtedness are repaid in full. As a result, the notes and the note guarantee will be effectively subordinated to the obligations under any existing or future indebtedness or other obligations secured by liens on assets to the extent of the value of those assets. See “Capitalization” for a summary of our secured debt obligations.

We are a holding company, and repayment of our debt, including the notes, is largely dependent on cash flow generated by our subsidiaries.

We are a holding company and substantially all of our operations are conducted through our subsidiaries. Accordingly, repayment of our indebtedness, including the notes, is largely dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. The ability of our subsidiaries to make payments to us will depend on their ability to generate cash in the future. This is subject, to a certain extent, to general economic, financial, competitive, legislative, regulatory and other factors that may be beyond our control. None of our non-guarantor subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Our subsidiaries may not generate sufficient cash flow from operations to enable us to pay our indebtedness or to fund our other liquidity needs, which could cause an event of default under the notes or lead our creditors to foreclose on the assets securing our other borrowings or indebtedness. In addition, our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments on our indebtedness. For example, in connection with the provision of financial assistance under the Payroll Support Program in connection with the CARES Act, American and certain of our other subsidiaries are prohibited from paying dividends to us through the date that is one year after our obligations are repaid. The indenture governing the notes will not prohibit any of our subsidiaries from incurring additional liabilities. Each subsidiary is a distinct legal entity and, in certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our non-guarantor subsidiaries. In such a case, we may not be able to make required principal and interest payments on the notes.

Federal and state fraudulent transfer laws may permit a court to void obligations under the notes or the note guarantee, and, if that occurs, you may not receive any payments on the notes.

Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the incurrence of indebtedness (including indebtedness under the notes and the note guarantee) could be voided as a fraudulent transfer or conveyance if (i) we or the guarantor, as applicable, incurred the indebtedness with the intent of hindering, delaying or defrauding creditors or (ii) we or the guarantor, as applicable, received less than reasonably equivalent value or fair consideration in return for incurring the indebtedness and, in the case of (ii) only, one of the following is also true at the time thereof:

•	we or the guarantor, as applicable, was insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the note guarantee;

•	the incurrence of the indebtedness left us or the guarantor, as applicable, with an unreasonably small amount of capital to carry on the business;

•	we or the guarantor intended to, or believed that we or the guarantor would, incur debts beyond our or the guarantor’s ability to pay as they mature; or

•

we or the guarantor was a defendant in an action for money damages, or had a judgment for money damages docketed against us or the guarantor if, in either case, after final judgment, the judgment is unsatisfied.

If a court were to find that the incurrence of obligations under the notes or the note guarantee was a fraudulent transfer or conveyance, the court could void the amounts owing under the notes or the note guarantee or further subordinate such amounts to presently existing and future indebtedness of ours or of the guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or the note guarantee. If a court finds that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes or collect on the note guarantee.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantor were solvent at the relevant time or, regardless of the standard that a court uses, that the obligations under the notes or the note guarantee would not be further subordinated to our or any of the guarantor’s other debt.

We may be unable to repay the notes at maturity.

At maturity, the entire outstanding principal amount of the notes, together with accrued and unpaid interest, will become due and payable. We may not have the funds to fulfill these obligations or the ability to refinance these obligations. If the maturity date occurs at a time when other arrangements prohibit us from repaying the notes, we could try to obtain waivers of such prohibitions from the lenders and holders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. In these circumstances, if we cannot obtain such waivers or refinance these borrowings, we would be unable to repay the notes.

Any credit ratings assigned to the notes may not reflect all risks of an investment in the notes, and an adverse rating of the notes may cause their trading price to fall and could result in increased interest and other financial expenses related to future borrowings.

Credit rating agencies continually revise their ratings for the companies that they follow, including us and the guarantor. The credit rating agencies also evaluate the airline industry as a whole and may change their credit ratings for us the guarantor based on their overall view of the industry. For instance, in connection with the COVID-19 pandemic, our corporate credit rating was reduced. We cannot be sure that credit rating agencies will maintain their corporate ratings of us or the guarantor, or their initial ratings on the notes. A negative change in our or the guarantor’s ratings, which could occur at any time including between pricing and closing of this offering, could have an adverse effect on the market for and price of the notes. Any credit ratings assigned to the notes reflect the rating agencies’ assessments of our ability to make payments on the notes when due.

Consequently, real or anticipated changes in these credit ratings will generally affect the market value of the notes. These credit ratings, however, may not reflect the potential impact of risks related to the structure, market or other factors related to the value of the notes. Any credit rating assigned to the notes is not a recommendation to purchase, hold or sell the notes, because such rating does not address market price or suitability for a particular investor.

A decision by a rating agency to downgrade the rating of the notes in the future could result in increased interest and other financial expenses relating to our future borrowings and could restrict our ability to obtain additional financing on satisfactory terms, if at all. In addition, any downgrade could restrict our access to, and negatively impact the terms of, trade credit extended to us by our vendors.

An active trading market for the notes may not develop.

The notes are a new issue of securities for which there is currently no public market, and an active trading market for the notes might never develop. If traded after their initial issuance, the notes may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed.

We do not plan to list the notes on a securities exchange. We have been advised by the underwriters that they presently intend to make a market in the notes in a manner permitted under applicable securities laws. However, the underwriters are not obligated to do so. Any market-making activity, if initiated, may be discontinued at any time and without notice. If the underwriters cease to act as the market makers for the notes, we cannot assure you another firm or person will make a market in the notes.

The liquidity of any market for the notes will depend upon, among other factors, the number of holders of the notes, our results of operations and financial condition, the credit ratings of the notes, the market for similar securities and the interest of securities dealers in making a market in the notes.

Our management may spend the proceeds of this offering and the Concurrent Transactions in ways with which you may disagree or that may not be profitable.

We intend to use the net proceeds to us from this offering, together with Concurrent Transactions, if they are consummated, for general corporate purposes and to enhance our liquidity position. However, our management will have broad discretion to apply the net proceeds, and investors will rely on our management’s judgment in spending the net proceeds. Our management may use the proceeds in ways that do not earn a profit or otherwise result in the creation of stockholder value. In addition, pending our use of the proceeds, we may invest the proceeds primarily in instruments that do not produce significant income or that may lose value.

Because the notes will initially be held in book-entry form, noteholders must rely on DTC’s procedures to exercise their rights and remedies.

We will initially issue the notes in the form of one or more “global notes” registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in global notes will be shown on, and transfers of global notes will be effected only through, the records maintained by DTC. Except in limited circumstances, we will not issue certificated notes. See “Description of Notes—Book Entry, Settlement and Clearance.” Accordingly, if you own a beneficial interest in a global note, then you will not be considered an owner or holder of the notes. Instead, DTC or its nominee will be the sole holder of the notes. Payments of principal, interest and other amounts on global notes will be made to the paying agent, who will remit the payments to DTC. We expect that DTC will then credit those payments to the DTC participant accounts that hold book-entry interests in the global notes and that those participants will credit the payments to indirect DTC participants. Unlike persons who have certificated notes registered in their names, owners of beneficial interests in global notes will not have the direct right to act on our solicitations for consents or requests for waivers or other actions from noteholders. Instead, those beneficial owners will be permitted to act only to the extent that they have received appropriate proxies to do so from DTC or, if applicable, a DTC participant. The applicable procedures for the granting of these proxies may not be sufficient to enable owners of beneficial interests in global notes to vote on any requested actions on a timely basis.

We may be unable to raise the funds necessary to repurchase the notes for cash following a fundamental change, or to pay any cash amounts due upon conversion, and our other indebtedness may limit our ability to repurchase the notes or pay cash upon their conversion.

Noteholders may, subject to a limited exception described in this prospectus supplement, require us to repurchase their notes following a fundamental change at a cash repurchase price equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any. See “Description of Notes—Fundamental Change Permits Noteholders to Require Us to Repurchase Notes.” In addition, upon conversion, we will satisfy part or all of our conversion obligation in cash unless we elect to settle conversions solely in shares of our common stock. We may not have enough available cash or be able to obtain financing at the time we are required to repurchase the notes or pay the cash amounts due upon conversion. In addition, applicable law, regulatory authorities and the agreements governing our other indebtedness may restrict our ability to repurchase the notes or pay the cash amounts due upon conversion. Our failure to repurchase notes or to pay the cash amounts due upon conversion when required will constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our other indebtedness, which may result in that other indebtedness becoming immediately payable in full. We may not have sufficient funds to satisfy all amounts due under the other indebtedness and the notes.

Not all events that may adversely affect the trading price of the notes and our common stock will result in an adjustment to the conversion rate.

We will adjust the conversion rate of the notes for certain events, including:

•	certain stock dividends, splits and combinations;

•	the issuance of certain rights, options or warrants to holders of our common stock;

•	certain distributions of assets, debt securities, capital stock or other property to holders of our common stock;

•	cash dividends on our common stock; and

•	certain tender or exchange offers.

See “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” We are not required to adjust the conversion rate for other events, such as third-party tender offers or an issuance of common stock (or securities exercisable for, or convertible into, common stock) for cash, that may adversely affect the trading price of the notes and our common stock. An event may occur that adversely affects the noteholders and the trading price of the notes and the underlying shares of our common stock but that does not result in an adjustment to the conversion rate.

Not all significant restructuring transactions will constitute a fundamental change, in which case you will not have the right to require us to repurchase your notes for cash.

If certain corporate events called “fundamental changes” occur, you will have the right to require us to repurchase your notes for cash. See “Description of Notes—Fundamental Change Permits Noteholders to Require Us to Repurchase Notes.” However, the definition of “fundamental change” is limited to specific corporate events and does not include all events that may adversely affect our financial condition or the trading price of the notes. For example, a leveraged recapitalization, refinancing, restructuring or acquisition by us may not constitute a fundamental change that would require us to repurchase the notes. Nonetheless, these events could significantly increase the amount of our indebtedness, harm our credit rating or adversely affect our capital structure and the trading price of the notes.

The increase to the conversion rate resulting from a make-whole fundamental change may not adequately compensate noteholders for the lost option value of their notes. In addition, a variety of transactions that do not constitute a make-whole fundamental change may significantly reduce the option value of the notes without a corresponding increase to the conversion rate.

If certain corporate events that constitute a “make-whole fundamental change” occur (including our calling the notes for redemption), then we will, in certain circumstances, temporarily increase the conversion rate. See “Description of Notes—Conversion Rights—Increase in Conversion Rate in Connection with a Make-Whole Fundamental Change.” The amount of the increase to the conversion rate will depend on the date on which the make-whole fundamental change becomes effective or the redemption notice date, as applicable, and the applicable “stock price”, which is the price paid (or deemed to be paid) per share of our common stock in such transaction or determined with respect to the notice of redemption. While the increase to the conversion rate is designed to compensate noteholders for the lost option value of their notes resulting from a make-whole fundamental change, the increase is only an approximation and may not adequately compensate noteholders for the loss in option value. In addition, if the applicable “stock price” is greater than $125.00 per share or less than $13.50 per share (in each case, subject to adjustment), then we will not increase the conversion rate for the make-whole fundamental change. Moreover, we will not increase the conversion rate pursuant to these provisions to an amount that exceeds 74.0740 shares per $1,000 principal amount of notes, subject to adjustment.

Furthermore, the definition of make-whole fundamental change is limited to certain specific transactions. Accordingly, the make-whole fundamental change provisions of the indenture will not protect noteholders from other transactions that could significantly reduce the option value of the notes. For example, a spin-off or sale of a subsidiary or business division with volatile earnings, or a change in our line of business, could significantly affect the trading characteristics of our common stock and reduce the option value of the notes without constituting a make-whole fundamental change that results in a temporary increase to the conversion rate.

In addition, our obligation to increase the conversion rate in connection with a make-whole fundamental change could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness and equitable remedies.

The trading price of our common stock, the condition of the financial markets, prevailing interest rates and other factors could significantly affect the trading price of the notes.

We expect that the trading price of our common stock will significantly affect the trading price of the notes, which could result in greater volatility in the trading price of the notes than would be expected for non-convertible securities. The trading price of our common stock will likely continue to fluctuate in response to the factors described or referred to elsewhere in this section and under the caption “Special Note About Forward-Looking Statements,” among others, many of which are beyond our control.

In addition, the condition of the financial markets and changes in prevailing interest rates can have an adverse effect on the trading price of the notes. For example, prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, and we would expect an increase in prevailing interest rates to depress the trading price of the notes.

The issuance or sale of shares of our common stock, including sales made pursuant to the Concurrent Common Stock Offering, or rights to acquire shares of our common stock, could depress the trading price of our common stock and the notes.

We may conduct future offerings of our common stock, preferred stock or other securities that are convertible into or exercisable for our common stock to finance our operations, to fund acquisitions, or for other purposes. In addition, as of March 31, 2020, we had reserved 8,935,105 shares issuable upon the exercise of outstanding restricted stock units and we had 25,633,346 shares available for issuance under our 2013 Equity Incentive Plan. See also “Summary—Recent Developments—CARES Act” for information regarding approximately 13.7 million shares of our common stock underlying the warrants issuable in connection with the PSP Agreement and 38 million shares of our common stock that we expect to issue to the Treasury in connection with the approximately $4.75 billion secured loan we are in the process of obtaining pursuant to the CARES Act. We also expect to issue 74,100,000 shares of our common stock in the Concurrent Common Stock Offering (or 85,215,000 shares if the underwriters exercise their right to purchase additional shares solely to cover over-allotments). The indenture for the notes will not restrict our ability to issue additional equity securities in the future. If we issue additional shares of our common stock or rights to acquire shares of our common stock, if any of our existing stockholders sells a substantial amount of our common stock, or if the market perceives that such issuances or sales may occur, then the trading price of our common stock, and, accordingly, the notes may significantly decline. In addition, our issuance of additional shares of common stock will dilute the ownership interests of our existing common stockholders, including noteholders who have received shares of our common stock upon conversion of their notes.

We will make only very limited covenants in the indenture, and these limited covenants may not protect your investment.

Many debt instruments contain provisions that are designed to restrict the borrower’s activities and operations in a manner that is designed to preserve the borrower’s ability to make payments on the related indebtedness when due. These provisions include financial and operating covenants, and restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by the borrower or any of its subsidiaries. The indenture for the notes will not contain any of these covenants or restrictions or otherwise place any meaningful restrictions on our ability to operate our business as management deems appropriate. As a result, your investment in the notes may not be as protected as an investment in an instrument that contains some or all of these types of covenants and restrictions.

Recent and future regulatory actions, changes in market conditions and other events may adversely affect the trading price and liquidity of the notes and the ability of investors to implement a convertible note arbitrage trading strategy.

We expect that many investors in the notes, including potential purchasers of the notes from investors in this offering, will seek to employ a convertible note arbitrage strategy. Under this strategy, investors typically short sell a certain number of shares of our common stock and adjust their short position over time while they continue to hold the notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of, or in addition to, short selling shares of our common stock.

The SEC and other regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). These rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc., and the national securities exchanges of a “limit up-limit down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts investors’ ability to effect short sales of our common stock or enter into equity swaps on our common stock could depress the trading price of, and the liquidity of the market for, the notes.

In addition, the liquidity of the market for our common stock and other market conditions could deteriorate, which could reduce, or eliminate entirely, the number of shares available for lending in connection with short sale transactions and the number of counterparties willing to enter into an equity swap on our common stock with a note investor. These and other market events could make implementing a convertible note arbitrage strategy prohibitively expensive or infeasible. If investors in this offering or potential purchasers of the notes that seek to employ a convertible note arbitrage strategy are unable to do so on commercial terms, or at all, then the trading price of, and the liquidity of the market for, the notes may significantly decline.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you will be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs prior to the maturity date, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Certain U.S. Federal Income Tax Considerations.” If you are a non-U.S. holder (as defined in “Certain U.S. Federal Income Tax Considerations”), any deemed dividend would generally be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, which may be withheld from or set off against subsequent payments on the notes or any shares of our common stock owned by such non-U.S. holder or from any proceeds of any subsequent sale, exchange or other disposition of such note (including the retirement of such note) or such common stock by such non-U.S. holder or other funds or assets of such non-U.S. holder. The Internal Revenue Service has issued proposed regulations addressing the amount and timing of deemed distributions, obligations of withholding agents and filing and notice obligations of issuers, which if adopted could affect the U.S. federal income tax treatment of a holder of notes deemed to receive such a distribution. See “Certain U.S. Federal Income Tax Considerations.”

Provisions in the indenture could delay or prevent an otherwise beneficial takeover of us.

Certain provisions in the notes and the indenture could make a third-party attempt to acquire us more difficult or expensive. For example, if a takeover constitutes a fundamental change, then noteholders will have the right to require us to repurchase their notes for cash. In addition, if a takeover constitutes a make-whole fundamental change, then we may be required to temporarily increase the conversion rate. In either case, and in other cases, our obligations under the notes and the indenture could increase the cost of acquiring us or otherwise discourage a third-party from acquiring us or removing incumbent management, including in a transaction that noteholders or holders of our common stock may view as favorable.

You may be unable to convert your notes before April 1, 2025, and the trading price of the notes could be less than the value of the consideration into which they could otherwise be converted.

Before April 1, 2025, you may convert your notes only if specific conditions are met. If these conditions are not met, then you will not be able to convert your notes and receive the cash, shares of our common stock or combination of cash and shares, as applicable, into which the notes would otherwise be convertible. As a result, the notes may trade at prices that are less than the value of the consideration into which they would otherwise be convertible.

Fluctuations in the trading price of our common stock after you elect to convert your notes may cause you to receive less valuable consideration than expected.

We will generally have the right to settle conversions in cash, shares of our common stock or a combination of cash and shares. If we elect to settle conversions solely in cash or in a combination of cash and shares, then the consideration due upon conversion will be determined based on the volume-weighted average price of our common stock during the related “observation period,” which is defined under the caption “Description of Notes—Definitions” and will consist of 20 “VWAP trading days.” Except in certain circumstances, the observation period will begin after the related conversion date. Accordingly, a considerable amount of time may lapse between the time you elect to convert your notes and the time you receive the consideration due upon conversion, and if the trading price of our common stock declines during this time, then you may receive less consideration, or consideration that is less valuable, than expected.

Your investment in the notes may be harmed if we redeem the notes.

We will have the right to redeem notes, in whole or in part, in certain circumstances on or after July 5, 2023. See “Description of Notes—Optional Redemption.” If we redeem your notes, then you may not be entitled to benefit from potential future appreciation in the trading price of our common stock, and you may be unable to reinvest any proceeds from the redemption in comparable investments at favorable interest rates. In addition, a redemption of less than all of the outstanding notes will likely harm the liquidity of the market for the unredeemed notes following the redemption. Accordingly, if your notes are not redeemed in a partial redemption, then you may be unable to sell your notes at the times you desire or at favorable prices, if at all, and the trading price of your notes may decline.

The accounting method for convertible debt securities that may be settled in cash, such as the notes could have a material effect on our reported financial results.

Under Accounting Standards Codification 470-20, Debt with Conversion and Other Options (“ASC 470-20”), an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the notes is that the equity component is required to be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheet, and the value of the equity component would be treated as debt discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in all periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the terms of the notes. We will report lower net income (or larger net losses) in our financial results because ASC 470-20 will require interest to include both the associated period’s amortization of the debt discount and the instrument’s non-convertible interest rate, which could adversely affect our reported or future financial results, the trading price of our common stock, and the trading price of the notes.

In addition, under certain circumstances, convertible debt instruments (such as the notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of the notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of common stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued.

In July 2019, the Financial Accounting Standards Board issued an exposure draft that proposes to change the accounting for such convertible debt instruments as described above. Under the exposure draft, an entity may no longer be required to separately account for the liability and equity components of convertible debt instruments. This could have the impact of reducing non-cash interest expense, and thereby increasing net income (or decreasing net losses). Additionally, as currently proposed, the treasury stock method for calculating earnings per share will no longer be allowed for convertible debt instruments whose principal amount may be settled using shares. Rather, the if-converted method may be required, which could decrease our diluted earnings per share. We cannot be sure that the proposed changes in this exposure draft will be adopted, or will be adopted in their current format. We also cannot be sure whether other changes may be made to the current accounting standards related to the notes, or otherwise, that could have an adverse impact on our financial statements.

Holding notes will not, in itself, confer any rights with respect to our common stock.

Noteholders will generally not be entitled to any rights with respect to our common stock (including voting rights and rights to receive any dividends or other distributions on our common stock). However, noteholders will be subject to all changes affecting our common stock to the extent the trading price of the notes depends on the market price of our common stock and to the extent they receive shares of our common stock upon conversion of their notes. For example, if we propose an amendment to our charter documents that requires stockholder approval, then a noteholder will not, as such, be entitled to vote on the amendment, although the noteholder will be subject to any changes implemented by that amendment in the powers, preferences or special rights of our common stock.

Risks Related to the Concurrent Transactions

This offering is not conditioned on the consummation of any other financing, including any of the Concurrent Transactions.

Neither the completion of this offering nor any of the Concurrent Transactions is contingent on the completion of the other, so it is possible that one or more of this offering occurs and the Concurrent Common Stock Offering, the Concurrent Senior Secured Notes Offering and/or the Concurrent Term Loan Financing does not occur. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent Transactions. We cannot assure you that the Concurrent Common Stock Offering, the Concurrent Senior Secured Notes or the Concurrent Term Loan Financing will be completed on the terms described herein, on significantly different terms, or at all. See “Description of the Concurrent Transactions.”

Provisions in the indenture governing the senior secured notes or the credit agreement governing the new senior secured credit facilities could delay or prevent an otherwise beneficial takeover of us.

Certain provisions in the indenture governing the senior secured notes and the credit agreement governing the new senior secured credit facilities could make a third-party attempt to acquire us more difficult or expensive. For example, if a takeover constitutes a “change of control” (as defined in the indenture governing the senior secured notes or the credit agreement governing the new senior secured credit facilities), we will be required to make an offer to repurchase all outstanding senior secured notes or will be required to prepay the new senior secured credit facilities, as applicable. In this case, and in other cases, our obligations under the indenture the senior secured notes and the credit agreement governing the new senior secured credit facilities could increase the cost of acquiring us or otherwise discourage a third-party from acquiring us or removing incumbent management, including in a transaction that noteholders may view as favorable.

We may be unable to raise the funds necessary to repurchase the senior secured notes following a change of control, and our other indebtedness may limit our ability to repurchase the senior secured notes.

Noteholders may require us to repurchase the senior secured notes following a change of control. We may not have enough available cash or be able to obtain financing at the time we are required to repurchase the senior secured notes. In addition, applicable law, regulatory authorities and the agreements governing our other indebtedness may restrict our ability to repurchase the senior secured notes. Our failure to repurchase senior secured notes will constitute a default under the indenture governing the senior secured notes.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $969.4 million (or approximately $1,115.0 million if the underwriters fully exercise their option to purchase additional notes), after deducting the underwriters’ discounts and estimated offering expenses.

We estimate that the net proceeds to us from the Concurrent Common Stock Offering, if it is consummated as currently contemplated, will be approximately $966.8 million (or approximately $1,112.0 million if the underwriters in the Concurrent Common Stock Offering exercise their option to purchase additional shares of common stock in full), after deducting the underwriters’ discounts and commissions and our estimated offering expenses.

We intend to use the net proceeds from this offering, together with the net proceeds from the Concurrent Common Stock Offering for general corporate purposes and to enhance our liquidity position. In addition, if the Concurrent Senior Secured Notes Offering and/or the Concurrent Term Loan Financing are consummated, a portion of the net proceeds therefrom will be used to refinance our Delayed Draw Term Loan Credit Facility (as defined herein) with an interest rate of LIBOR plus a margin of 2.00% and a maturity date of March 17, 2021, with any remaining proceeds from such issuance and borrowings for general corporate purposes and to enhance our liquidity position. The closing of this offering is not contingent upon the closing of any of the Concurrent Transactions.

CAPITALIZATION

The following table presents our cash and short-term investments and our capitalization as of March 31, 2020:

•	on an actual basis; and

•

on an as adjusted basis to give effect to (i) outstanding amounts under the Promissory Note as of June 1, 2020 issued in connection with the Payroll Support Program; (ii) the drawdown of an additional $2.8 billion of revolving loans under the 2013 Revolving Facility, the 2014 Revolving Facility and the April 2016 Revolving Facility in April and May 2020 and an amortization payment of $10.0 million made under the April 2016 Credit Facility in April 2020; (iii) the issuance and sale of $1,000.0 million aggregate principal amount of the notes we are offering, after deducting the underwriters’ discounts and commissions and our estimated offering expenses; and (iv) the Concurrent Common Stock Offering.

This table should be read in conjunction with the other information included or incorporated by reference this prospectus supplement, including our consolidated financial statements and related notes. Because the completion of this offering is not contingent on the completion of the Concurrent Common Stock Offering, you should not assume that the Concurrent Common Stock Offering, as reflected in the as adjusted column in the table below, will take place.

	As of March 31, 2020
	Actual	As adjusted
	(In millions, except share and per share data) (unaudited)
Cash and short-term investments	$3,576	$9,536

Debt(1):
Enhanced equipment trust certificates (EETCs), fixed interest rates ranging from 3.00% to 8.39%, averaging 4.03%, maturing from 2020 to 2032	$11,712	$11,712
Equipment loans and other notes payable, fixed and variable interest rates ranging from 1.87% to 7.31%, averaging 3.02%, maturing from 2020 to 2032	4,755	4,755
Special facility revenue bonds, fixed interest rates ranging from 5.00% to 8.00%, maturing from 2020 to 2031(1)	754	754
2013 Credit Facilities, variable interest rate of 2.71%, installments through 2025	1,807	1,807
2014 Credit Facilities, variable interest rate of 2.69%, installments through 2027	1,220	1,220
April 2016 Credit Facilities, variable interest rate of 2.94%, installments through 2023	970	960
December 2016 Credit Facilities, variable interest rate of 2.70%, installments through 2023	1,213	1,213
Delayed Draw Term Loan Credit Facility, variable interest rate of 3.00%, interest only payments until due March 2021(3)	1,000	1,000
2013 Revolving Facility(2)	—	750
2014 Revolving Facility(2)	—	1,643
April 2016 Revolving Facility(2)	—	450
Finance lease obligations	634	634

Total secured debt and finance lease obligations	24,065	26,898

	As of March 31, 2020
	Actual	As adjusted
	(In millions, except share and per share data) (unaudited)
6.50% convertible senior notes due 2025 we are offering(5)	—	1,000
5.000% senior notes, interest only payments until due in June 2022	750	750
3.75% senior notes, interest only payments until due in March 2025	500	500
Payroll Support Program Promissory Note(4)	—	1,191

Total unsecured debt	1,250	3,441

Total debt and finance lease obligations	25,315	30,339
Operating lease liabilities	8,991	8,991
Stockholders’ equity:
Common stock, $0.01 par value; 1,750,000,000 shares authorized, 422,886,533 shares issued and outstanding, actual, 1,750,000,000 shares authorized, 496,986,533 shares issued and outstanding as adjusted	4	5
Additional paid-in capital	3,861	4,827
Accumulated other comprehensive loss	(6,480)	(6,480)
Retained deficit	(21)	(21)

Total stockholders’ deficit(5)	(2,636)	(1,669)

Total capitalization(5)	$31,670	$37,661

(1)

Reflects principal amount outstanding, without deduction for debt discounts or issuance costs. The “As Adjusted” column does not reflect (i) approximately $360 million of bonds issued pursuant to the JFK Offering (as defined herein) (see “Description of Other Indebtedness—Special Facilities Revenue Bonds”), (ii) the approximately $4.75 billion secured loan through the loan program under the CARES Act we are in the process of obtaining and warrants to purchase approximately 38 million shares of common stock of the Company (assuming a secured loan of approximately $4.75 billion) at an exercise price of $12.51 per share in connection therewith (see “Summary—Recent Developments—CARES Act”), (iii) the Concurrent Senior Secured Notes Offering or (iv) the Concurrent Term Loan Financing.

(2)

As of March 31, 2020, we had available and undrawn $3.2 billion of revolving loans under the revolving credit facilities of the 2013 Credit Facilities, the 2014 Credit Facilities, the April 2016 Credit Facilities and the short-term revolving facility we entered into in December 2019. In April and May 2020, American borrowed $750 million under the 2013 Revolving Facility, $1.6 billion under the 2014 Revolving Facility and $450 million under the April 2016 Revolving Facility. Following the April and May 2020 draws, we had no remaining borrowing capacity available under the 2013 Revolving Facility, the 2014 Revolving Facility and the April 2016 Revolving Facility. For more information regarding the 2013 Credit Facilities, the 2014 Credit Facilities, the April 2016 Credit Facilities, the December 2016 Credit Facilities and the short-term revolving facility we entered into in December 2019 (of which $400.0 million of available capacity remains undrawn as of the date hereof), see “Description of Other Indebtedness” elsewhere in this prospectus supplement, as well as (i) our Consolidated Financial Statements, Part II, Item 8A in our Annual Report on Form 10-K for the year ended December 31, 2019 and (ii) Note 6. Debt and Note 14. Subsequent Events to our Condensed Consolidated Financial Statements in Part I, Item 1A in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, in each case incorporated by reference into this prospectus supplement.

(3)	Upon consummation of Concurrent Senior Secured Notes Offering and/or the Concurrent Term Loan Financing, the Delayed Draw Term Loan Credit Agreement will be repaid in full and terminated.
(4)

As of June 1, 2020, we had received approximately $4.1 billion, or 70%, of $5.8 billion in expected proceeds from the Treasury through the Payroll Support Program of the CARES Act, for which we have provided consideration in the form of a $1.2 billion unsecured promissory note. The remainder of the funds are expected to be received and the aggregate principal amount of the unsecured promissory note is expected to be increased by $523 million, in two installments in June and July 2020. We expect to issue 13.7 million warrants under the Payroll Support Program upon our receipt of the full $5.8 billion of payroll assistance to be provided by the Treasury. The issuance of these warrants is not reflected in the as adjusted column.

(5)

The amounts shown in the table above for the notes we are offering represent their principal amount. However, applicable accounting standards require separate accounting for the debt and equity components of convertible notes that, like the notes we are offering, can be settled partially or fully in cash upon conversion. We expect the initial carrying amount of the debt component of the notes, which will be reflected as a liability on our balance sheet, to be the fair value of a similar debt instrument that does not have a conversion feature (that is, the present value of the principal and interest payments on the notes, discounted using an interest rate equal to our cost of capital for straight, unconvertible debt), net of issuance costs attributable to the debt component. The excess of the net proceeds of the notes over this initial liability carrying amount will be deemed to be the equity component of the notes. We expect to record the amount of the equity component as an increase to additional paid-in capital in the stockholders’ equity section of our balance sheet and as a debt discount on the notes for accounting purposes. This debt discount will be amortized into interest expense over the term of the notes. As a result of this amortization, the interest expense that we expect to recognize for the notes for accounting purposes will be greater than the cash interest payments we will pay on the notes, which will result in lower reported net income or larger reported net loss. Future accounting standards may change the manner in which we reflect the notes in our financial statements.

DIVIDEND POLICY

During 2014, our Board of Directors commenced declaring quarterly cash dividends as part of our capital deployment program. In January 2020, our Board of Directors declared a cash dividend of $0.10 per share for stockholders of record as of February 5, 2020 and paid such dividend on February 19, 2020, totaling $43.0 million. As of March 31, 2020, we have suspended our capital deployment program, including the payment of future dividends. In connection with our receipt of payroll support under the CARES Act, we agreed to not make dividend payments in respect of our stock through September 30, 2021. If we draw a secured loan from the Treasury under the CARES Act, as we plan to do, the foregoing dividend restriction will continue in effect until one year after such loan is paid in full.

Any future dividends that may be declared and paid from time to time will be subject to market and economic conditions, applicable legal requirements and other relevant factors. We are not obligated to continue a dividend for any fixed period, and the payment of dividends may be suspended or discontinued at any time at our discretion and without prior notice. We will continue to retain future earnings to develop our business, as opportunities arise, and evaluate on a quarterly basis the amount and timing of future dividends based on our operating results, financial condition, capital requirements and general business conditions. The amount and timing of any future dividends may vary, and the payment of any dividend does not assure that we will pay dividends in the future. In addition, our credit facilities and other debt obligations impose restrictions on the amount we could pay in annual cash dividends, including certain restrictions on the amount of additional indebtedness and requirements to maintain a certain fixed charge coverage ratio under certain circumstance. These restrictions do not materially limit our ability to pay future dividends.

DESCRIPTION OF NOTES

We will issue the notes under an indenture (the “base indenture”), to be dated as of the initial closing date of this offering, between us and Wilmington Trust, National Association, as trustee (the “trustee”), as supplemented by a supplemental indenture (the base indenture, as so supplemented, the “indenture”), to be dated as of the initial closing date of this offering, among us, the guarantor and the trustee.

The following is a summary of certain provisions of the notes, the guarantee and the indenture. It is only a summary and is not complete. We qualify this summary by referring you to the indenture and the notes, because they, and not this summary, define your rights as a holder of the notes and the guarantee. We will provide you with a copy of the indenture, which includes the form of the notes and contains the guarantee, as provided under the caption “Where You Can Find Additional Information.” In addition, the indenture and the notes will be deemed to include certain terms that are made a part of the indenture and the notes pursuant to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

This “Description of Notes” section supplements and, to the extent inconsistent therewith, supersedes the information in the accompanying prospectus under the caption “Description of Debt Securities.”

Certain terms used in this summary are defined below under the caption “—Definitions.” Certain other terms used in this summary are defined in the indenture.

References to “we,” “us” and “our” in this section refer to American Airlines Group Inc. only and not to any of its subsidiaries. References to the “guarantor” in this section refer to American Airlines, Inc. only and not to any of its subsidiaries. References to any “note” in this section refer to any authorized denomination of a note, unless the context requires otherwise.

Generally

The notes will:

•	be our senior, unsecured obligations;

•	be fully and unconditionally guaranteed, on a senior, unsecured basis, by American Airlines, Inc.;

•	initially be limited to an aggregate principal amount of $1,000,000,000 (or $1,150,000,000, if the underwriters fully exercise their option to purchase additional notes);

•	bear interest from, and including, June 25, 2020, at an annual rate of 6.50%, payable semi-annually in arrears on January 1 and July 1 of each year, beginning on January 1, 2021;

•	bear special interest in the circumstances described below under the caption “—Events of Default—Special Interest as Sole Remedy for Certain Reporting Defaults”;

•	mature on July 1, 2025, unless earlier repurchased, redeemed or converted;

•

be redeemable, in whole or in part, at our option, at any time, and from time to time, on or after July 5, 2023 and on or before the 20th scheduled trading day immediately before the maturity date at a cash redemption price equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (subject to the right of noteholders on a regular record date to receive the related interest payment), under the circumstances described below under the caption “—Optional Redemption”;

•

be subject to repurchase by us at the noteholders’ option if a “fundamental change” (as defined below under the caption “—Definitions”) occurs, at a cash repurchase price equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (subject to the right of noteholders on a regular record date to receive the related interest payment), as described, and subject to the limited exception set forth, below under the caption “—Fundamental Change Permits Noteholders to Require Us to Repurchase Notes”;

•

be convertible, at the noteholders’ option, subject to the satisfaction of certain conditions and during the periods described herein, into cash, shares of our common stock or a combination of cash and shares of our common stock (together with cash in lieu of any fractional share, if applicable), at our election, based on an initial conversion rate of 61.7284 shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $16.20 per share), under the conditions, and subject to the adjustments, described below under the caption “—Conversion Rights”;

•	be issued in principal amount minimum denominations of $1,000 or any integral multiple of $1,000 in excess thereof, which we refer to as an “authorized denomination”; and

•

initially be represented by one or more registered notes in global form, but may, in certain circumstances, be exchanged for notes in definitive form, as described below under the caption “—Book Entry, Settlement and Clearance.”

The indenture will not contain any financial covenants and will not limit us or our subsidiaries from incurring additional indebtedness, paying dividends or issuing or repurchasing any securities. Except to the extent described below under the captions “—Conversion Rights—Increase in Conversion Rate in Connection with a Make-Whole Fundamental Change,” “—Fundamental Change Permits Noteholders to Require Us to Repurchase Notes” and “—Consolidation, Merger and Asset Sale,” the indenture will not contain any provisions designed to protect noteholders upon a highly leveraged transaction involving us or the guarantor or a decline in our or the guarantor’s credit rating as a result of a recapitalization, takeover, highly leveraged transaction or other restructuring involving us or the guarantor.

Without the consent of any noteholder, we may issue additional notes under the indenture with the same terms as the notes we are offering (except for certain differences, such as the date as of which interest begins to accrue and the first interest payment date for such additional notes). However, such additional notes must be identified by a separate CUSIP number or by no CUSIP number if they are not fungible, for federal income tax or federal securities laws purposes, with other notes we issue under the indenture.

We do not intend to list the notes on any securities exchange or include them in any automated inter-dealer quotation system.

Absent manifest error, a person in whose name a note is registered on the registrar’s books will be considered to be the holder of that note for all purposes, and only registered noteholders (which, in the case of notes held through DTC, will initially be DTC’s nominee, Cede & Co.) will have rights under the indenture as noteholders.

Subject to applicable law, we or our subsidiaries may directly or indirectly repurchase notes in the open market or otherwise, whether through private or public tender or exchange offers, cash-settled swaps or other cash-settled derivatives. Any notes that we or our subsidiaries have purchased or otherwise acquired will be deemed to remain outstanding until such time as we deliver them to the trustee for cancellation. However, subject to the terms of the indenture, notes that we or any of our affiliates own will be deemed not to be outstanding for purposes of determining whether the noteholders have concurred in any direction, waiver or consent.

Payments on the Notes

We will pay (or cause the paying agent to pay) the principal of, and interest on, any global note by wire transfer of immediately available funds. We will pay (or cause the paying agent to pay) the principal of, and interest on, any physical note as follows:

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if the principal amount of such note is at least $5.0 million (or such lower amount as we may choose in our sole and absolute discretion) and the holder of such note entitled to such payment has delivered to the paying agent or the trustee, no later than the time set forth below, a written request to receive payment by wire transfer to an account of such holder within the United States, by wire transfer of immediately available funds to such account; and

•	in all other cases, by check mailed to the address of such holder set forth in the note register.

To be timely, a written request referred to in the first bullet point above must be delivered no later than the “close of business” (as defined below under the caption “—Definitions”) on the following date: (i) with respect to the payment of any interest due on an interest payment date, the immediately preceding regular record date; and (ii) with respect to any other payment, the date that is 15 calendar days immediately before the date such payment is due.

If the due date for a payment on a note is not a “business day” (as defined below under the caption “—Definitions”), then such payment may be made on the immediately following business day and no interest will accrue on such payment as a result of the related delay. Solely for purposes of the immediately preceding sentence, a day on which the applicable place of payment is authorized or required by law or executive order to close or be closed will be deemed not to be a “business day.”

Registrar, Paying Agent and Conversion Agent

We will maintain one or more offices or agencies in the continental United States where notes may be presented for registration of transfer or for exchange, payment and conversion, which we refer to as the “registrar,” “paying agent” and “conversion agent,” respectively. We have appointed the trustee as the initial registrar, paying agent and conversion agent and its office in the United States as a place where notes may be presented for payment. However, we may change the registrar, paying agent and conversion agent, and we or any of our subsidiaries may choose to act in that capacity as well, without prior notice to the noteholders.

Transfers and Exchanges

For purposes of the notes, the description below under this section titled “—Transfers and Exchanges” supersedes, in its entirety, the information in the accompanying prospectus under the caption “Transfer and Exchange.”

A noteholder may transfer or exchange its notes at the office of the registrar in accordance with the indenture. We, the trustee and the registrar may require the noteholder to, among other things, deliver appropriate endorsements or transfer instruments, and such certificates or other documentation or evidence as we or they may reasonably require to determine that such transfer or exchange complies with applicable securities laws. In addition, we, the trustee and the registrar may refuse to register the transfer or exchange of any note that is subject to conversion, redemption or required repurchase.

We have appointed the trustee’s corporate trust office in the United States as a place where notes may be presented for registration of transfer or for exchange. However, we may change the registrar or act as the registrar ourselves without prior notice to the noteholders.

Interest

The notes will bear cash interest at an annual rate of 6.50%, payable semi-annually in arrears on January 1 and July 1 of each year, beginning on January 1, 2021, to the noteholders of record of the notes as of the close of business on the immediately preceding December 15 and June 15, respectively. Interest will accrue from, and including, the last date to which interest has been paid or duly provided for (or, if no interest has been paid or duly provided for, from, and including, the date the notes are initially issued) to, but excluding, the next interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. We will not pay in cash accrued interest on any notes when they are converted, except under the circumstances described under “—Conversion Rights—Treatment of Interest upon Conversion.”

In addition to the stated interest on the notes referred to above, special interest will accrue on the notes in the circumstances described below under the caption “—Events of Default—Special Interest as Sole Remedy for Certain Reporting Defaults.” All references in this prospectus supplement to interest on the notes include any special interest payable on the notes, unless the context requires otherwise.

Guarantee

American Airlines, Inc., a subsidiary of ours, will fully and unconditionally guarantee, on a senior, unsecured basis, our obligations under the indenture and the notes, including the due and punctual payment of the principal of, and interest on, the notes, whether at the maturity date, on a fundamental change repurchase date or redemption date, upon acceleration or otherwise, and all amounts due upon conversion of the notes, according to the terms of the subsidiary guarantee and of the indenture and all of our other obligations under the indenture and the notes.

There is a risk that the note guarantee is voidable under applicable law relating to fraudulent transfer or conveyance or similar laws affecting the rights of creditors generally. See “Risk factors—Risks Related to This Offering— Federal and state fraudulent transfer laws may permit a court to void obligations under the notes or the note guarantee, and, if that occurs, you may not receive any payments on the notes.” The indenture provides that, in the event that the Guarantor’s Obligations under the note guarantee would constitute such a fraudulent transfer or conveyance or violation of similar laws, then the liability of the Guarantor under the note guarantee will be reduced to the extent necessary to eliminate such fraudulent transfer or conveyance or violation.

The guarantor will be released from all obligations under its guarantee upon the satisfaction and discharge of the notes in accordance with the terms of the indenture. See “—Discharge.” The guarantor will also be released from all obligations under its guarantee in the circumstances described under “—Consolidation, Merger and Asset Sale.”

Ranking

The notes will be our senior, unsecured obligations and will be:

•	equal in right of payment with our existing and future senior, unsecured indebtedness;

•	senior in right of payment to our existing and future indebtedness that is expressly subordinated to the notes;

•	effectively subordinated to our existing and future secured indebtedness, to the extent of the value of the collateral securing that indebtedness; and

•	structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent we are not a holder thereof) preferred equity, if any, of our non-guarantor subsidiaries.

The guarantee of the guarantor will be the guarantor’s senior, unsecured obligations and will be:

•	equal in right of payment with the guarantor’s existing and future senior, unsecured indebtedness;

•	senior in right of payment to the guarantor’s existing and future indebtedness that is expressly subordinated to the guarantee;

•	effectively subordinated to the guarantor’s existing and future secured indebtedness, to the extent of the value of the collateral securing that indebtedness; and

•

structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent the guarantor is not a holder thereof) preferred equity, if any, of the guarantor’s subsidiaries.

The indenture will not prohibit us or the guarantor from incurring additional indebtedness, including secured indebtedness, which would be effectively senior to the notes or the guarantee, as applicable, to the extent of the value of the collateral securing that indebtedness, or indebtedness that would rank equal in right of payment with the notes or the guarantee, as applicable. The indenture will also not prohibit our non-guarantor subsidiaries from incurring any additional indebtedness or other liabilities that would be structurally senior to our obligations under the notes.

In the event of our or the guarantor’s bankruptcy, liquidation, reorganization or other winding up, our or the guarantor’s assets that secure any indebtedness will not be available to make payments under the notes or the guarantee unless all of that indebtedness is first paid in full. In the event of the bankruptcy, liquidation, reorganization or other winding up of any of our non-guarantor subsidiaries, we, as a common equity holder of that subsidiary, and, therefore, the noteholders, will rank behind that subsidiary’s creditors, including that subsidiary’s trade creditors, and (to the extent we are not a holder thereof) that subsidiary’s preferred equity holders. Even if we were a creditor of any of our non-guarantor subsidiaries, our rights as a creditor would be effectively subordinated to any security interest of others in the assets of that subsidiary, to the extent of the value of those assets, and would be subordinated to any indebtedness of that subsidiary that is senior in right of payment to that held by us.

Our non-guarantor subsidiaries will have no obligations under the notes. The ability of our non-guarantor subsidiaries to pay dividends or make other payments to us is restricted by, among other things, corporate and other laws and by agreements to which our subsidiaries may become a party. Accordingly, we may be unable to gain access to the cash flow or assets of our subsidiaries to enable us to make payments on the notes.

As of March 31, 2020, we and the guarantor had $34.3 billion in indebtedness, finance lease obligations, and operating lease liabilities. For the quarter ended March 31, 2020, our non-guarantor subsidiaries generated approximately 9% of our operating revenues and less than 1% of our operating loss, and as of March 31, 2020, our non-guarantor subsidiaries held less than 1% of our total assets and our total liabilities, respectively, and all such liabilities would have been structurally senior to the notes.

See “Risk Factors—The notes will be effectively subordinated to our existing and future secured indebtedness and structurally subordinated to the liabilities of our non-guarantor subsidiaries.”

Optional Redemption

We may not redeem the notes at our option at any time before July 5, 2023. Subject to the terms of the indenture, we have the right, at our election, to redeem all, or any portion in an authorized denomination, of the notes, at any time, and from time to time, on a redemption date on or after July 5, 2023 and on or before the 20th “scheduled trading day” (as defined below under the caption “—Definitions”) immediately before the maturity date, for cash, but only if the “last reported sale price” (as defined below under the caption “—Definitions”) per share of common stock exceeds 130% of the “conversion price” (as defined below under the caption “—Definitions”) on (i) each of at least 20 “trading days” (as defined below under the caption “—Definitions”), whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date we send the related redemption notice; and (ii) the trading day immediately before the date we send such notice. In addition, calling any note for redemption will constitute a “make-whole fundamental change” (as defined below under the caption “—Definitions”) with respect to that note, in which case the conversion rate applicable to the conversion of that note will be increased in certain circumstances if it is converted after it is called for redemption. If we elect to redeem less than all of the outstanding notes, then the redemption will not constitute a make-whole fundamental change with respect to the notes not called for redemption, and holders of the notes not called for redemption will not be entitled to an increased conversion rate for such notes as described above on account of the redemption, except to the limited extent described further below.

The redemption date will be a business day of our choosing that is no more than 45, nor less than 25, scheduled trading days after the date we send the related redemption notice, as described below. However, if, in accordance with the provisions described below under the caption “—Conversion Rights—Settlement upon Conversion—Settlement Method,” we elect to settle all conversions with a conversion date that occurs on or after the date we send such redemption notice and on or before the business day immediately before the related redemption date by physical settlement, then we may instead elect to choose a redemption date that is a business day no more than 60, nor less than 30, calendar days after the date we send such redemption notice.

The redemption price for any note called for redemption will be the principal amount of such note plus accrued and unpaid interest on such note to, but excluding, the redemption date. However, if the redemption date is after a regular record date and on or before the next interest payment date, then (i) the holder of such note at the close of business on such regular record date will be entitled, notwithstanding such redemption, to receive, on or, at our election, before such interest payment date, the unpaid interest that would have accrued on such note to, but excluding, such interest payment date; and (ii) the redemption price will not include accrued and unpaid interest on such note to, but excluding, such redemption date.

We will send to each applicable noteholder notice of the redemption containing certain information set forth in the indenture, including the redemption price and the redemption date.

If only a portion of a note is subject to redemption and that note is converted in part, then the converted portion of that note will be deemed to be from the portion of that note that was subject to redemption.

If we elect to redeem less than all of the outstanding notes, and the holder of any note, or any owner of a beneficial interest in any global note, is reasonably not able to determine, before the close of business on the 22nd scheduled trading day (or, if, as described above, we irrevocably elect physical settlement for all conversions with a conversion date that occurs on or after the date we send the related redemption notice and on or before the business day immediately before the related redemption date, the 10th calendar day) immediately before the relevant redemption date, whether such note or beneficial interest, as applicable, is to be redeemed pursuant to such redemption, then such holder or owner, as applicable, will be entitled to convert such note or beneficial interest, as applicable, at any time before the close of business on the business day immediately before such redemption date, and each such conversion will be deemed to be of a note called for redemption for purposes of the these redemption provisions and the provisions described below under the captions “—Conversion Rights—When the Notes May Be Converted—Conversion upon Redemption” and “—Conversion Rights—Increase in Conversion Rate in Connection with a Make-Whole Fundamental Change.”

Notwithstanding anything to the contrary above, we may not redeem any notes if the principal amount of the notes has been accelerated and such acceleration has not been rescinded on or before the redemption date (including as a result of the payment of the related redemption price and any related interest described above on the redemption date).

Conversion Rights

Generally

Noteholders will have the right to convert their notes (or any portion of a note in an authorized denomination), in the circumstances described below, into cash, shares of our common stock or a combination of cash and shares of our common stock (together with cash in lieu of any fractional share, if applicable), at our election, based on an initial conversion rate of 61.7284 shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $16.20 per share).

Noteholders may convert their notes only in the circumstances described below under the caption “—When the Notes May Be Converted.”

Treatment of Interest upon Conversion

We will not adjust the conversion rate to account for any accrued and unpaid interest on any note being converted, and, except as described below, our delivery of the consideration due in respect of the conversion will be deemed to fully satisfy and discharge our obligation to pay the principal of, and accrued and unpaid interest, if any, on, such note to, but excluding, the “conversion date” (as defined below under the caption “—Conversion Procedures”). As a result, except as described below, any accrued and unpaid interest on a converted note will be deemed to be paid in full rather than cancelled, extinguished or forfeited. In addition, if the consideration due upon conversion consists of both cash and shares of our common stock, then accrued and unpaid interest that is deemed to be paid therewith will be deemed to be paid first out of such cash.

Notwithstanding anything to the contrary above, if the conversion date of a note is after a regular record date and before the next interest payment date, then:

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the holder of such note at the close of business on such regular record date will be entitled, notwithstanding such conversion, to receive, on or, at our election, before such interest payment date, the unpaid interest that would have accrued on such note to, but excluding, such interest payment date; and

•	the noteholder surrendering such note for conversion must deliver, at the time it surrenders such note, an amount of cash equal to the amount of such interest.

However, such noteholder need not deliver such cash:

•	if we have specified a redemption date that is after such regular record date and on or before the business day immediately after such interest payment date;

•	if such conversion date occurs after the regular record date immediately before the maturity date;

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if we have specified a “fundamental change repurchase date” (as defined below under the caption “—Fundamental Change Permits Noteholders to Require Us to Repurchase Notes”) that is after such regular record date and on or before the business day immediately after such interest payment date; or

•	to the extent of any overdue interest or interest that has accrued on any overdue interest.

Accordingly, for the avoidance of doubt, all noteholders as of the close of business on the regular record date immediately before the maturity date will receive the full interest payment that would have been due on the maturity date regardless of whether their notes have been converted after such regular record date.

When the Notes May Be Converted

Noteholders may convert their notes only in the circumstances set forth below. However, in no event may notes be converted after the close of business on the scheduled trading day immediately before the maturity date.

Conversion upon Satisfaction of Common Stock Sale Price Condition

A noteholder may convert its notes during any calendar quarter (and only during such calendar quarter) commencing after the calendar quarter ending on September 30, 2020, if the last reported sale price per share of our common stock exceeds 130% of the conversion price for each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter.

Conversion upon Satisfaction of Note Trading Price Condition

A noteholder may convert its notes during the five consecutive business days immediately after any 10 consecutive trading day period (such 10 consecutive trading day period, the “measurement period”) if the “trading price” (as defined below under the caption “—Definitions”) per $1,000 principal amount of notes, as determined following a request by a noteholder in accordance with the procedures described below, for each trading day of the measurement period was less than 98% of the product of the last reported sale price per share of our common stock on such trading day and the conversion rate on such trading day. We refer to this condition as the “trading price condition.”

The trading price will be determined by the bid solicitation agent as described below and the definition of “trading price.” The bid solicitation agent (if not us) will have no obligation to determine the trading price of the notes unless we have requested such determination in writing and provided the names and contact information of the nationally recognized securities dealers selected by us, and we will have no obligation to make such request (or seek bids ourselves) unless a noteholder provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price per share of our common stock and the conversion rate. If a noteholder provides such evidence, then we will instruct the bid solicitation agent to (or, if we are acting as the bid solicitation agent, we will) determine the trading price of the notes, in accordance with the bids solicited by the bid solicitation agent, beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price per share of our common stock on such trading day and the conversion rate on such trading day. If the trading price condition has been met as described above, then we will notify the noteholders, the trustee and the conversion agent (if other than the trustee) of the same. If, on any trading day after the trading price condition has been met as described above, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price per share of our common stock on such trading day and the conversion rate on such trading day, then we will notify the noteholders, the trustee and the conversion agent (if other than the trustee) of the same.

We will act as the initial bid solicitation agent. However, we may change the bid solicitation agent, and we may appoint any of our subsidiaries to act in that capacity as well, without prior notice to the noteholders.

Conversion upon Specified Corporate Events

Certain Distributions

If we elect to:

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distribute, to all or substantially all holders of our common stock, any rights, options or warrants (other than rights issued pursuant to a stockholder rights plan) entitling them, for a period of not more than 60 calendar days after the record date of such distribution, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices per share of our common stock for the 10 consecutive trading days ending on, and including, the trading day immediately before the date such distribution is announced (determined in accordance with the provisions described in the third paragraph of clause (2) under the heading “ —Conversion Rate Adjustments—Generally” below); or

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distribute, to all or substantially all holders of our common stock, assets or securities of ours or rights to purchase our securities, which distribution per share of our common stock has a value, as reasonably determined by our board of directors, exceeding 15% of the last reported sale price per share of our common stock on the trading day immediately before the date such distribution is announced, then, in either case, we will send notice of such distribution, and of the related right to convert notes, to noteholders (with a copy to the trustee and the conversion agent) at least 25 scheduled trading days before the “ex-dividend date” (as defined below under the caption “—Definitions”) for such distribution. However, if we are then otherwise permitted to settle conversions by physical settlement (and, for the avoidance of doubt, we have not elected another settlement method to apply, including pursuant to the provision described in the third sentence under the caption “—Settlement upon Conversion—Settlement Method” below), then we may instead elect to provide such notice at least 10 scheduled trading days before such ex-dividend date. In that event, we will be required to settle all conversions with a conversion date occurring on or after the date we provide such notice and on or before the business day immediately before the ex-dividend date for such distribution (or any earlier announcement by us that such distribution will not take place) by physical settlement, and we will describe the same in the notice. Once we have sent such notice, noteholders may convert their notes at any time until the earlier of the close of business on the business day immediately before such ex-dividend date and our announcement that such distribution will not take place. However, the notes will not become convertible on account of such distribution (but we will still be required to send notice of such distribution as described above) if each noteholder participates, at the same time and on the same terms as holders of our common stock, and solely by virtue of being a noteholder, in such distribution without having to convert such noteholder’s notes and as if such noteholder held a number of shares of our common stock equal to the product of (i) the conversion rate in effect on the record date for such distribution; and (ii) the aggregate principal amount (expressed in thousands) of notes held by such noteholder on such record date.

Certain Corporate Events

If a fundamental change, make-whole fundamental change (other than a make-whole fundamental change pursuant to clause (ii) of the definition thereof) or “common stock change event”

(as defined below under the caption “—Effect of Common Stock Change Event”) occurs (other than a merger or other business combination transaction that is effected solely for the purpose of changing our jurisdiction of incorporation or an internal reorganization among us and our wholly owned subsidiaries or parent entities (in each case, direct or indirect) such that, following such reorganization, such subsidiaries or parent entities directly or indirectly own 100% of our outstanding equity and, in each case, that (x) does not constitute a fundamental change or a make-whole fundamental change and (y) results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity and such common stock becomes the “reference property” (as defined below under the caption “—Effect of Common Stock Change Event”) for the notes), then, in each case, noteholders may convert their notes at any time from, and including, the effective date of such transaction or event to, and including, the 35th trading day after such effective date (or, if such transaction or event also constitutes a fundamental change (other than an “exempted fundamental change,” as defined below under the caption “—Fundamental Change Permits Noteholders to Require Us to Repurchase Notes—No Repurchase Right in Certain Circumstances”), to, but excluding, the related fundamental change repurchase date). No later than such effective date, we will send notice to the noteholders, the trustee and the conversion agent (if other than the trustee) of such transaction or event, such effective date and the related right to convert notes. If we do not provide such notice by the effective date, then the last day on which the notes are convertible will be extended by the number of business days from, and including, the effective date to, but excluding, the date we provide the notice.

Conversion upon Redemption

If we call any note for redemption, then the holder of such note may convert such note at any time before the close of business on the business day immediately before the related redemption date (or, if we fail to pay the redemption price due on such redemption date in full, at any time until such time as we pay such redemption price in full).

Conversions During Free Convertibility Period

A noteholder may convert its notes at any time from, and including, April 1, 2025 until the close of business on the scheduled trading day immediately before the maturity date.

Conversion Procedures

To convert a beneficial interest in a global note, the owner of the beneficial interest must:

•	comply with the “depositary procedures” (as defined below under the caption “—Definitions”) for converting the beneficial interest (at which time such conversion will become irrevocable);

•	if applicable, pay any interest payable on the next interest payment date, as described above under the caption “—Treatment of Interest upon Conversion”; and

•	if applicable, pay any documentary or other taxes as described below.

To convert all or a portion of a physical note, the holder of such note must:

•	complete, manually sign and deliver to the conversion agent the conversion notice attached to such note or a facsimile of such conversion notice;

•	deliver such note to the conversion agent (at which time such conversion will become irrevocable);

•	furnish any endorsements and transfer documents that we or the conversion agent may require;

•	if applicable, pay any interest payable on the next interest payment date, as described above under the caption “—Treatment of Interest upon Conversion”; and

•	if applicable, pay any documentary or other taxes as described below.

Notes may be surrendered for conversion only after the “open of business” (as defined below under the caption “—Definitions”) and before the close of business on a day that is a business day.

We will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue or delivery of any shares of our common stock upon conversion, except any tax or duty that is due because the converting noteholder requests those shares to be registered in a name other than the noteholder’s name.

We refer to the first business day on which the requirements described above to convert a note are satisfied as the “conversion date,” subject to the provision described in the last sentence under the caption “—Settlement upon Conversion—Delivery of the Conversion Consideration.”

If a noteholder has validly delivered a “fundamental change repurchase notice” (as defined below under the caption “—Fundamental Change Permits Noteholders to Require Us to Repurchase Notes”) with respect to a note, then such note may not be converted, except to the extent (i) such notice is withdrawn in accordance with the procedures described below; or (ii) we fail to pay the related fundamental change repurchase price for such note.

Settlement upon Conversion

Generally

Upon conversion, we may choose to pay or deliver, as applicable, either cash (“cash settlement”), shares of our common stock (“physical settlement”) or a combination of cash and shares of our common stock (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.” If cash settlement or combination settlement applies to a conversion, then the consideration due will be determined over an “observation period” (as defined below under the caption “—Definitions”) consisting of 20 “VWAP trading days” (as defined below under the caption “—Definitions”).

Settlement Method

We will have the right, as described below, to elect the settlement method applicable to the conversion of any notes. Except as described below, we must use the same settlement method for all conversions with the same conversion date, but we will not be obligated to use the same settlement method for conversions with different conversion dates. All conversions with a conversion date that occurs on or after April 1, 2025 will be settled using the same settlement method, and we will send notice of such settlement method to noteholders, the trustee and the conversion agent (if other than the trustee) no later than the open of business on April 1, 2025. If we elect a settlement method for a conversion with a conversion date that occurs before April 1, 2025, then we will send notice of such settlement method to the converting noteholder, the trustee and the conversion agent (if other than the trustee) no later than the close of business on the business day immediately after the conversion date. However, as described above under the captions “ —Optional Redemption” and “—When the Notes May Be Converted—Conversion upon Specified Corporate Events—Certain Distributions,” we may in certain circumstances elect that physical settlement apply to all conversions with a conversion date occurring during the periods referred to under those captions. Notwithstanding anything to the contrary described above, if we call any notes for redemption, then (i) we will specify in the related redemption notice the settlement method that will apply to all conversions with a conversion date that occurs on or after the date we send such redemption notice and on or before the business day before the related redemption date; and (ii) if the related redemption date is on or after April 1, 2025, then such settlement method must be the same settlement method that applies to all conversions with a conversion date that occurs on or after April 1, 2025.

If we do not timely elect a settlement method with respect to any conversion, then we will be deemed to have elected the “default settlement method” (as defined below). If we timely elect combination settlement with respect to a conversion but do not timely notify the converting noteholder of the applicable “specified dollar amount” (as defined below under the caption “ —Definitions”), then the specified dollar amount for such conversion will be deemed to be $1,000 per $1,000 principal amount of notes. For the avoidance of doubt, our failure to timely elect a settlement method or specify the applicable specified dollar amount will not constitute a default under the indenture.

The “default settlement method” will initially be combination settlement with a specified dollar amount of $1,000 per $1,000 principal amount of notes. However, we may, from time to time, change the default settlement method by sending notice of the new default settlement method to the noteholders, the trustee and the conversion agent (if other than the trustee). In addition, we may, by notice to the noteholders, the trustee and the conversion agent (if other than the trustee) elect to irrevocably fix the settlement method, to any settlement method that we are then permitted to elect, that will apply to all note conversions with a conversion date that is on or after the date we send such notice. However, no such irrevocable election will affect any settlement method theretofore elected (or deemed to be elected) with respect to any note pursuant to the provisions described above. For the avoidance of doubt, such an irrevocable election, if made, will be effective without the need to amend the indenture or the notes, including pursuant to the provisions described in the seventh bullet point of the third paragraph under the caption “—Modification and Amendment” below. However, we may nonetheless choose to execute such an amendment at our option.

If we change the default settlement method or irrevocably fix the settlement method pursuant to the provisions described above, then we will either post the default settlement method or fixed settlement method, as applicable, on our website or disclose the same in a current report on Form 8-K (or any successor form) that is filed with the SEC.

Consideration Due upon Conversion

The consideration due upon conversion of each $1,000 principal amount of a note will be as follows:

•	if physical settlement applies, a number of shares of our common stock equal to the conversion rate in effect on the conversion date for such conversion;

•

if cash settlement applies, cash in an amount equal to the sum of the “daily conversion values” (as defined below under the caption “—Definitions”) for each VWAP trading day in the observation period for such conversion; or

•

if combination settlement applies, (i) a number of shares of our common stock equal to the sum of the “daily share amounts” (as defined below under the caption “ —Definitions”) for each VWAP trading day in the observation period for such conversion; and (ii) an amount of cash equal to the sum of the “daily cash amounts” (as defined below under the caption “ —Definitions”) for each VWAP trading day in such observation period.

However, in lieu of delivering any fractional share of common stock otherwise due upon conversion, we will pay cash based on (i) the daily VWAP on the applicable conversion date (or, if such conversion date is not a VWAP trading day, the immediately preceding VWAP trading day), in the case of physical settlement; or (ii) the daily VWAP on the last VWAP trading day of the applicable observation period, in the case of combination settlement.

If a noteholder converts more than one note on a conversion date, then the consideration due upon such conversion will (in the case of any global note, to the extent permitted by, and practicable under, the depositary procedures) be computed based on the total principal amount of notes converted on such conversion date by that noteholder.

Delivery of the Conversion Consideration

Except as described below under the captions “—Conversion Rate Adjustments” and “—Effect of Common Stock Change Event,” we will pay or deliver, as applicable, the consideration due upon conversion as follows: (i) if cash settlement or combination settlement applies, on or before the second business day immediately after the last VWAP trading day of the observation period for such conversion; and (ii) if physical settlement applies, on or before the second business day immediately after the conversion date for such conversion. However, if physical settlement applies to the conversion of any note with a conversion date that is after the regular record date immediately before the maturity date, then, solely for purposes of such conversion, we will pay or deliver, as applicable, the consideration due upon such conversion no later than the maturity date (or, if the maturity date is not a business day, the next business day) and the conversion date will instead be deemed to be the second business day immediately before the maturity date.

When Converting Noteholders Become Stockholders of Record

The person in whose name any share of common stock is issuable upon conversion of any note will be deemed to become the holder of record of that share as of the close of business on (i) the conversion date for such conversion, in the case of physical settlement; or (ii) the last VWAP trading day of the observation period for such conversion, in the case of combination settlement.

Conversion Rate Adjustments

Generally

The conversion rate will be adjusted for the events described below. However, we are not required to adjust the conversion rate for these events (other than a stock split or combination or a tender or exchange offer) if each noteholder participates, at the same time and on the same terms as holders of our common stock, and solely by virtue of being a holder of notes, in such transaction or event without having to convert such noteholder’s notes and as if such noteholder held a number of shares of our common stock equal to the product of (i) the conversion rate in effect on the related record date; and (ii) the aggregate principal amount (expressed in thousands) of notes held by such noteholder on such date.

(1)

Stock Dividends, Splits and Combinations.    If we issue solely shares of our common stock as a dividend or distribution on all or substantially all shares of our common stock, or if we effect a stock split or a stock combination of our common stock (in each case excluding an issuance solely pursuant to a common stock change event, as to which the provisions described below under the caption “—Effect of Common Stock Change Event” will apply), then the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	×	OS1
OS0

where:

CR0	=	the conversion rate in effect immediately before the open of business on the ex-dividend date for such dividend or distribution, or immediately before the open of business on the effective date of such stock split or stock combination, as applicable;

CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date, as applicable;

OS0	=	the number of shares of our common stock outstanding immediately before the open of business on such ex-dividend date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and

OS1	=	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

For the avoidance of doubt, any adjustment to the conversion rate pursuant to this paragraph (1) will become effective as of the time set forth in the definition of CR1 above. If any dividend, distribution, stock split or stock combination of the type described in this paragraph (1) is declared or announced, but not so paid or made, then the conversion rate will be readjusted, effective as of the date our board of directors determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the conversion rate that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.

(2)

Rights, Options and Warrants.    If we distribute, to all or substantially all holders of our common stock, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a stockholder rights plan, as to which the provisions described below in paragraph (3)(a) and under the caption “—Stockholder Rights Plans” will apply) entitling such holders, for a period of not more than 60 calendar days after the record date of such distribution, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices per share of our common stock for the 10 consecutive trading days ending on, and including, the trading day immediately before the date such distribution is announced, then the conversion rate will be increased based on the following formula:

CR1	=	CR0	×	OS + X
OS + Y

where:

CR0	=	the conversion rate in effect immediately before the open of business on the ex-dividend date for such distribution;

CR1		the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS	=	the number of shares of our common stock outstanding immediately before the open of business on such ex-dividend date;

X	=	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y	=	a number of shares of our common stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the last reported sale prices per share of our common stock for the 10 consecutive trading days ending on, and including, the trading day immediately before the date such distribution is announced.

Any adjustment to the conversion rate pursuant to this paragraph (2) will be made successively whenever any such rights, options or warrants are distributed and, for the avoidance of doubt, will become effective as of the time set forth in the definition of CR1 above. To the extent such rights, options or warrants are not so distributed, the conversion rate will be readjusted to the conversion rate that would then be in effect had the increase to the conversion rate for such distribution been made on the basis of only the rights, options or warrants, if any, actually distributed. In addition, to the extent that shares of our common stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the conversion rate will be readjusted to the conversion rate that would then be in effect had the increase to the conversion rate for such distribution been made on the basis of delivery of only the number of shares of our common stock actually delivered upon exercise of such rights, option or warrants.

For purposes of this paragraph (2) and the provisions described above under the caption “—When the Notes May Be Converted—Conversion upon Specified Corporate Events—Certain Distributions,” in determining whether any rights, options or warrants entitle holders of our common stock to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices per share of our common stock for the 10 consecutive trading days ending on, and including, the trading day immediately before the date the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration we receive for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by our board of directors.

(3)	Spin-Offs and Other Distributed Property.

(a)

Distributions Other than Spin-Offs.    If we distribute shares of our “capital stock” (as defined below under the caption “—Definitions”), evidences of our indebtedness or other assets or property of ours, or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•

dividends, distributions, rights, options or warrants for which an adjustment to the conversion rate is required (or would be required without regard to the “deferral exception” (as defined below under the caption “—The Deferral Exception”)) pursuant to paragraph (1) or (2) above;

•

dividends or distributions paid exclusively in cash for which an adjustment to the conversion rate is required (or would be required without regard to the deferral exception) pursuant to paragraph (4) below;

•	rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided below under the caption “—Stockholder Rights Plans”;

•	spin-offs for which an adjustment to the conversion rate is required (or would be required without regard to the deferral exception) pursuant to paragraph (3)(b) below;

•	a distribution solely pursuant to a tender offer or exchange offer for shares of our common stock, as to which the provisions described below in paragraph (5) will apply; and

•	a distribution solely pursuant to a common stock change event, as to which the provisions described below under the caption “—Effect of Common Stock Change Event” will apply,

then the conversion rate will be increased based on the following formula:

CR1	=	CR0	×	SP
SP – FMV

where:

CR0	=	the conversion rate in effect immediately before the open of business on the ex-dividend date for such distribution;

CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP	=	the average of the last reported sale prices per share of our common stock for the 10 consecutive trading days ending on, and including, the trading day immediately before such ex-dividend date; and

FMV	=	the fair market value (as determined by our board of directors), as of such ex-dividend date, of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per share of our common stock pursuant to such distribution.

For the avoidance of doubt, any adjustment to the conversion rate pursuant to this paragraph (3)(a) will become effective as of the time set forth in the definition of CR1 above. However, if FMV is equal to or greater than SP, then, in lieu of the foregoing adjustment to the conversion rate, each noteholder will receive, for each $1,000 principal amount of notes held by such noteholder on the record date for such distribution, at the same time and on the same terms as holders of our common stock, the amount and kind of shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants that such noteholder would have received if such noteholder had owned, on such record date, a number of shares of our common stock equal to the conversion rate in effect on such record date.

To the extent such distribution is not so paid or made, the conversion rate will be readjusted to the conversion rate that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid.

(b)

Spin-Offs.    If we distribute or dividend shares of capital stock of any class or series, or similar equity interests, of or relating to an “affiliate” or “subsidiary” (as those terms are defined below under the caption “—Definitions”) or other business unit of ours to all or substantially all holders of our common stock (other than solely pursuant to (x) a common stock change event, as to which the provisions described below under the caption “—Effect of Common Stock Change Event” will apply; or (y) a tender offer or exchange offer for shares of our common stock, as to which the provisions described below in paragraph (5) will apply), and such capital stock or equity interests are listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange (a “spin-off”), then the conversion rate will be increased based on the following formula:

CR1	=	CR0	×	FMV + SP
SP

where:

CR0	=	the conversion rate in effect immediately before the open of business on the ex-dividend date for such spin-off;

CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date;

FMV	=	the product of (x) the average of the last reported sale prices per share or unit of the capital stock or equity interests distributed in such spin-off over the 10 consecutive trading day period (the “spin-off valuation period”) beginning on, and including, such ex-dividend date (such average to be determined as if references to our common stock in the definitions of “last reported sale price,” “trading day” and “market disruption event” were instead references to such capital stock or equity interests); and (y) the number of shares or units of such capital stock or equity interests distributed per share of our common stock in such spin-off; and

SP	=	the average of the last reported sale prices per share of our common stock for each trading day in the spin-off valuation period.

The adjustment to the conversion rate pursuant to this paragraph (3)(b) will be calculated as of the close of business on the last trading day of the spin-off valuation period but will be given effect immediately after the open of business on the ex-dividend date for the spin-off, with retroactive effect. If a note is converted and the conversion date (in the case of physical settlement) or any VWAP trading day of the applicable observation period (in the case of cash settlement or combination settlement) occurs during the spin-off valuation period, then, notwithstanding anything to the contrary, we will, if necessary, delay the settlement of such conversion until the second business day after the last day of the spin-off valuation period.

To the extent any dividend or distribution of the type described above in this paragraph (3)(b) is declared but not made or paid, the conversion rate will be readjusted to the conversion rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(4)

Cash Dividends or Distributions.    If any cash dividend or distribution is made to all or substantially all holders of our common stock, then the conversion rate will be increased based on the following formula:

CR1	=	CR0	×	SP
SP – D

where:

CR0	=	the conversion rate in effect immediately before the open of business on the ex-dividend date for such dividend or distribution;

CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP	=	the last reported sale price per share of our common stock on the trading day immediately before such ex-dividend date; and

D	=	the cash amount distributed per share of our common stock in such dividend or distribution.

However, if D is equal to or greater than SP, then, in lieu of the foregoing adjustment to the conversion rate, each noteholder will receive, for each $1,000 principal amount of notes held by such noteholder on the record date for such dividend or distribution, at the same time and on the same terms as holders of our common stock, the amount of cash that such noteholder would have received if such noteholder had owned, on such record date, a number of shares of our common stock equal to the conversion rate in effect on such record date. To the extent such dividend or distribution is declared but not made or paid, the conversion rate will be readjusted to the conversion rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(5)

Tender Offers or Exchange Offers.    If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of our common stock (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act), and the value (determined as of the expiration time by our board of directors) of the cash and other consideration paid per share of our common stock in such tender or exchange offer exceeds the last reported sale price per share of our common stock on the trading day immediately after the last date (the “expiration date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the conversion rate will be increased based on the following formula:

CR1	=	CR0	×	AC + (SP × OS1)
SP × OS0

where:

CR0	=	the conversion rate in effect immediately before the time (the “expiration time”) such tender or exchange offer expires;

CR1	=	the conversion rate in effect immediately after the expiration time;

AC	=	the aggregate value (determined as of the expiration time by our board of directors) of all cash and other consideration paid for shares of our common stock purchased or exchanged in such tender or exchange offer;

OS0	=	the number of shares of our common stock outstanding immediately before the expiration time (including all shares of our common stock accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of our common stock outstanding immediately after the expiration time (excluding all shares of our common stock accepted for purchase or exchange in such tender or exchange offer); and

SP	=	the average of the last reported sale prices per share of our common stock over the 10 consecutive trading day period (the “tender/exchange offer valuation period”) beginning on, and including, the trading day immediately after the expiration date;

provided, however, that the conversion rate will in no event be adjusted down pursuant to the provisions described in this paragraph (5), except to the extent provided in the immediately following paragraph. The adjustment to the conversion rate pursuant to this paragraph (5) will be calculated as of the close of business on the last trading day of the tender/exchange offer valuation period but will be given effect immediately after the expiration time, with retroactive effect. If a note is converted and the conversion date (in the case of physical settlement) or any VWAP trading day of the applicable observation period (in the case of cash settlement or combination settlement) occurs on the expiration date or during the tender/exchange offer valuation period, then, notwithstanding anything to the contrary, we will, if necessary, delay the settlement of such conversion until the second business day after the last day of the tender/exchange offer valuation period.

To the extent such tender or exchange offer is announced but not consummated (including as a result of being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of common stock in such tender or exchange offer are rescinded, the conversion rate will be readjusted to the conversion rate that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of common stock, if any, actually made, and not rescinded, in such tender or exchange offer.

We will not be required to adjust the conversion rate except as described above or below under the caption “—Increase in Conversion Rate in Connection with a Make-Whole Fundamental Change.” Without limiting the foregoing, we will not be required to adjust the conversion rate on account of:

•	except as described above, the sale of shares of our common stock for a purchase price that is less than the market price per share of our common stock or less than the conversion price;

•

the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any such plan;

•

the issuance of any shares of our common stock or options or rights to purchase shares of our common stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, us or any of our subsidiaries;

•	the issuance of any shares of our common stock pursuant to any option, warrant, right or convertible or exchangeable security of ours outstanding as of the date we first issue the notes;

•	solely a change in the par value of our common stock; or

•	accrued and unpaid interest on the notes.

Notice of Conversion Rate Adjustments

Upon the effectiveness of any adjustment to the conversion rate pursuant to the provisions described above under the caption “—Conversion Rate Adjustments—Generally,” we will promptly send notice to the noteholders, the trustee and the conversion agent (if other than the trustee) containing (i) a brief description of the transaction or other event on account of which such adjustment was made; (ii) the conversion rate in effect immediately after such adjustment; and (iii) the effective time of such adjustment.

Voluntary Conversion Rate Increases

To the extent permitted by law and applicable stock exchange rules, we, from time to time, may (but are not required to) increase the conversion rate by any amount if (i) our board of directors determines that such increase is in our best interest or that such increase is advisable to avoid or diminish any income tax imposed on holders of our common stock or rights to purchase our common stock as a result of any dividend or distribution of shares (or rights to acquire shares) of our common stock or any similar event; (ii) such increase is in effect for a period of at least 20 business days; and (iii) such increase is irrevocable during such period.

Tax Considerations

A holder or beneficial owner of the notes may, in some circumstances, including a cash distribution or dividend on our common stock, be deemed to have received a distribution that is subject to U.S. federal income tax as a result of an adjustment or the non-occurrence of an adjustment to the conversion rate. Applicable withholding taxes (including backup withholding) may be withheld from interest and payments upon conversion, repurchase, redemption or maturity of the notes. In addition, if any withholding taxes (including backup withholding) are paid on behalf of a holder or beneficial owner, then those withholding taxes may be withheld from or set off against payments of cash or the delivery of shares of common stock, if any, in respect of the notes (or, in some circumstances, any payments on our common stock) or sales proceeds received by, or other funds or assets of, that holder or beneficial owner. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain U.S. Federal Income Tax Considerations.”

The Deferral Exception

If an adjustment to the conversion rate otherwise required by the indenture would result in a change of less than 1% to the conversion rate, then we may, at our election, defer such adjustment, except that all such deferred adjustments must be given effect immediately upon the earliest of the following: (i) when all such deferred adjustments would result in a change of at least 1% to the conversion rate; (ii) the conversion date of, or any VWAP trading day of an observation period for, any note; (iii) the date a fundamental change or make-whole fundamental change occurs; (iv) the date we call any notes for redemption; and (v) April 1, 2025. We refer to our ability to defer adjustments as described above as the “deferral exception.”

Special Provisions for Adjustments that Are Not Yet Effective and Where Converting Noteholders Participate in the Relevant Transaction or Event

Notwithstanding anything to the contrary, if:

•	a note is to be converted pursuant to physical settlement or combination settlement;

•

the record date, effective date or expiration time for any event that requires an adjustment to the conversion rate pursuant to the provisions described above under the caption “—Conversion Rate Adjustments—Generally” has occurred on or before the conversion date for such conversion (in the case of physical settlement) or on or before any VWAP trading day in the observation period for such conversion (in the case of combination settlement), but an adjustment to the conversion rate for such event has not yet become effective as of such conversion date or VWAP trading day, as applicable;

•

the consideration due upon such conversion includes any whole shares of our common stock (in the case of physical settlement) or due in respect of such VWAP trading day includes any whole or fractional shares of our common stock (in the case of combination settlement); and

•	such shares are not entitled to participate in such event (because they were not held on the related record date or otherwise),

then, solely for purposes of such conversion, we will, without duplication, give effect to such adjustment on such conversion date (in the case of physical settlement) or such VWAP trading day (in the case of combination settlement). In such case, if the date we are otherwise required to deliver the consideration due upon such conversion is before the first date on which the amount of such adjustment can be determined, then we will delay the settlement of such conversion until the second business day after such first date.

Notwithstanding anything to the contrary, if:

•

a conversion rate adjustment for any dividend or distribution becomes effective on any ex-dividend date pursuant to the provisions described above under the caption “—Conversion Rate Adjustments—Generally”;

•	a note is to be converted pursuant to physical settlement or combination settlement;

•

the conversion date for such conversion (in the case of physical settlement) or any VWAP trading day in the observation period for such conversion (in the case of combination settlement) occurs on or after such ex-dividend date and on or before the related record date;

•

the consideration due upon such conversion includes any whole shares of our common stock (in the case of physical settlement) or due in respect of such VWAP trading day includes any whole or fractional shares of our common stock (in the case of combination settlement), in each case based on a conversion rate that is adjusted for such dividend or distribution; and

•	such shares would be entitled to participate in such dividend or distribution,

then:

•

in the case of physical settlement, such conversion rate adjustment will not be given effect for such conversion and the shares of common stock issuable upon such conversion based on such unadjusted conversion rate will not be entitled to participate in such dividend or distribution, but there will be added, to the consideration otherwise due upon such conversion, the same kind and amount of consideration that would have been delivered in such dividend or distribution with respect to such shares had such shares been entitled to participate in such dividend or distribution; and

•

in the case of combination settlement, the conversion rate adjustment relating to such ex-dividend date will be made for such conversion in respect of such VWAP trading day, but the shares of common stock issuable with respect to such VWAP trading day based on such adjusted conversion rate will not be entitled to participate in such dividend or distribution.

Stockholder Rights Plans

If any shares of our common stock are to be issued upon conversion of any note and, at the time of such conversion, we have in effect any stockholder rights plan, then the holder of that note will be entitled to receive, in addition to, and concurrently with the delivery of, the consideration otherwise due upon such conversion, the rights set forth in such stockholder rights plan, unless such rights have separated from our common stock at such time, in which case, and only in such case, the conversion rate will be adjusted pursuant to the provisions described above in paragraph (3)(a) under the caption “—Conversion Rate Adjustments—Generally” on account of such separation as if, at the time of such separation, we had made a distribution of the type referred to in such paragraph to all holders of our common stock, subject to readjustment as described above if such rights expire, terminate or are redeemed. We currently do not have a stockholder rights plan in effect.

Increase in Conversion Rate in Connection with a Make-Whole Fundamental Change

Generally

If a make-whole fundamental change occurs and the conversion date for the conversion of a note occurs during the related “make-whole fundamental change conversion period” (as defined below under the caption “—Definitions”), then, subject to the provisions described below, the conversion rate applicable to such conversion will be increased by a number of shares (the “additional shares”) set forth in the table below corresponding (after interpolation as described below) to the “make-whole fundamental change effective date” (as defined below under the caption “—Definitions”) and the “stock price” (as defined below under the caption “—Definitions”) of such make-whole fundamental change:

Stock Price
Make-Whole Fundamental Change Effective Date	$13.50	$15.00	$16.20	$18.00	$20.00	$21.06	$25.00	$30.00	$35.00	$40.00	$50.00	$75.00	$100.00	$125.00
June 25, 2020	12.3456	10.7487	9.7173	8.4567	7.3420	6.8409	5.3600	4.0450	3.1086	2.4120	1.4630	0.3557	0.0099	0.0000
July 1, 2021	12.3456	9.6800	8.6963	7.5294	6.5235	6.0779	4.7736	3.6230	2.8029	2.1900	1.3462	0.3361	0.0081	0.0000
July 1, 2022	12.3456	8.3927	7.4222	6.3383	5.4545	5.0745	3.9876	3.0437	2.3717	1.8680	1.1674	0.3024	0.0052	0.0000
July 1, 2023	12.3456	6.9360	5.8790	4.8322	4.0815	3.7806	2.9636	2.2743	1.7857	1.4188	0.9044	0.2469	0.0025	0.0000
July 1, 2024	12.3456	5.4453	4.0025	2.8833	2.3075	2.1187	1.6564	1.2800	1.0126	0.8118	0.5298	0.1573	0.0013	0.0000
July 1, 2025	12.3456	4.9380	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

If such make-whole fundamental change effective date or stock price is not set forth in the table above, then:

•

if such stock price is between two stock prices in the table above or the make-whole fundamental change effective date is between two dates in the table above, then the number of additional shares will be determined by straight-line interpolation between the numbers of additional shares set forth for the higher and lower stock prices in the table above or the earlier and later dates in the table above, based on a 365- or 366-day year, as applicable; and

•

if the stock price is greater than $125.00 (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above are adjusted, as described below under the caption “—Adjustment of Stock Prices and Number of Additional Shares”), or less than $13.50 (subject to adjustment in the same manner), per share, then no additional shares will be added to the conversion rate.

Notwithstanding anything to the contrary, in no event will the conversion rate be increased to an amount that exceeds 74.0740 shares of our common stock per $1,000 principal amount of notes, which amount is subject to adjustment in the same manner as, and at the same time and for the same events for which, the conversion rate is required to be adjusted pursuant to the provisions described above under the caption “—Conversion Rate Adjustments—Generally.”

For the avoidance of doubt, calling any notes for redemption will constitute a make-whole fundamental change only with respect to the notes called (or deemed called) for redemption, and not with respect to the notes not called for redemption. Accordingly, if we elect to redeem less than all of the outstanding notes, then holders of the notes not called for redemption will not be entitled to an increased conversion rate for such notes as described above on account of the redemption, except to the limited extent described above under the caption “—Optional Redemption.”

As set forth in the definition of “make-whole fundamental change conversion period” below under the caption “—Definitions,” if the conversion date for the conversion of a note occurs during a make-whole fundamental change conversion period relating to both a make-whole fundamental change resulting from our calling notes for redemption and another make-whole fundamental change, then, solely for purposes of that conversion, such conversion date will be deemed to occur only during the period relating to the make-whole fundamental change with the earlier make-whole fundamental change effective date. In that circumstance, the make-whole fundamental change with the later make-whole fundamental change effective date will be deemed not to occur for purposes of such conversion.

Adjustment of Stock Prices and Number of Additional Shares

The stock prices in the first row (i.e., the column headers) of the table above will be adjusted in the same manner as, and at the same time and for the same events for which, the conversion price is adjusted as a result of the operation of the provisions described above under the caption “—Conversion Rate Adjustments—Generally.” The numbers of additional shares in the table above will be adjusted in the same manner as, and at the same time and for the same events for which, the conversion rate is adjusted pursuant to the provisions described above under the caption “—Conversion Rate Adjustments—Generally.”

Notice of Make-Whole Fundamental Change

We will notify noteholders, the trustee and the conversion agent (if other than the trustee) of each make-whole fundamental change in accordance with the provisions described above under the captions “—When the Notes May Be Converted—Conversion upon Specified Corporate Events—Certain Corporate Events” and “—Optional Redemption.”

Enforceability

Our obligation to increase the conversion rate as described above in connection with a make-whole fundamental change could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness and equitable remedies.

Effect of Common Stock Change Event

Generally

If there occurs any:

•

recapitalization, reclassification or change of our common stock, other than (x) changes solely resulting from a subdivision or combination of our common stock, (y) a change only in par value or from par value to no par value or no par value to par value or (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities;

•	consolidation, merger, combination or binding or statutory share exchange involving us;

•	sale, lease or other transfer of all or substantially all of the assets of us and our subsidiaries, taken as a whole, to any person; or

•	other similar event,

and, as a result of which, our common stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, a “common stock change event,” and such other securities, cash or property, the “reference property,” and the amount and kind of reference property that a holder of one share of our common stock would be entitled to receive on account of such common stock change event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “reference property unit”), then, notwithstanding anything to the contrary,

•	from and after the effective time of such common stock change event, (i) the consideration due upon conversion of any note, and the conditions to any such conversion, will be determined in the same manner as if each reference to any number of shares of common stock in the provisions described under this “—Conversion Rights” section (or in any related definitions) were instead a reference to the same number of reference property units; (ii) for purposes of the redemption provisions described above under the caption “—Optional Redemption,” each reference to any number of shares of our common stock in such provisions (or in any related definitions) will instead be deemed to be a reference to the same number of reference property units; and (iii) for purposes of the definition of “fundamental change” and “make-whole fundamental change,” the terms “common stock” and “common equity” will be deemed to mean the common equity (including depositary receipts representing common equity), if any, forming part of such reference property;

•

if such reference property unit consists entirely of cash, then we will be deemed to elect physical settlement in respect of all conversions whose conversion date occurs on or after the effective date of such common stock change event and will pay the cash due upon such conversions no later than the second business day after the relevant conversion date; and

•

for these purposes, (i) the daily VWAP of any reference property unit or portion thereof that consists of a class of common equity securities will be determined by reference to the definition of “daily VWAP,” substituting, if applicable, the Bloomberg page for such class of securities in such definition; and (ii) the daily VWAP of any reference property unit or portion thereof that does not consist of a class of common equity securities, and the last reported sale price of any reference property unit or portion thereof that does not consist of a class of securities, will be the fair value of such reference property unit or portion thereof, as applicable, determined in good faith by us (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the reference property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the reference property unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of our common stock, by the holders of our common stock. We will notify the noteholders, the trustee and the conversion agent (if other than the trustee) of such weighted average as soon as practicable after such determination is made.

We will not become a party to any common stock change event unless its terms are consistent with the provisions described under this “—Effect of Common Stock Change Event” caption.

Execution of Supplemental Indenture

At or before the effective time of the common stock change event, we and the resulting, surviving or transferee person (if not us) of such common stock change event (the “successor person”) will execute and deliver to the trustee a supplemental indenture that (i) provides for subsequent adjustments to the conversion rate in a manner consistent with the provisions described above; and (ii) contains such other provisions, if any, that we reasonably determine are appropriate to preserve the economic interests of the noteholders and to give effect to the provisions described above. If the reference property includes shares of stock or other securities or assets (other than cash) of a person other than the successor person, then such other person will also execute such supplemental indenture and such supplemental indenture will contain such additional provisions, if any, that we reasonably determine are appropriate to preserve the economic interests of noteholders.

Notice of Common Stock Change Event

We will provide notice of each common stock change event to noteholders no later than the second business day after the effective date of the common stock change event.

Exchange in Lieu of Conversion

Notwithstanding anything to the contrary, and subject to the terms of the indenture, if a note is submitted for conversion, we may elect to arrange to have such note exchanged in lieu of conversion by a financial institution we designate. To make such election, we must send notice of such election to the holder of such note, the trustee and the conversion agent (if other than the trustee) before the close of business on the business day immediately following the conversion date for such note, and we must arrange for the financial institution to deliver the consideration due upon such conversion in the same manner and at the same time as we would have been required to do so. We will remain responsible to deliver such consideration if the financial institution fails to timely deliver the same.

We, the conversion agent and the holders surrendering their notes for conversion will cooperate to cause such notes to be delivered to the designated financial institution and the conversion agent will be entitled to conclusively rely on our instruction in connection with effecting any exchange election and will have no liability for any such exchange election outside of its control.

Any notes exchanged by the designated financial institution will remain outstanding, notwithstanding the surrender of such notes and will be subject to the applicable procedures of the depositary.

Equitable Adjustments to Prices

Whenever the indenture requires us to calculate the average of the last reported sale prices, or any function thereof, over a period of multiple days (including to calculate the stock price or an adjustment to the conversion rate), or to calculate daily VWAPs over an observation period, we will make proportionate adjustments to those calculations to account for any adjustment to the conversion rate pursuant to paragraph (1) above under the caption “—Conversion Rights—Conversion Rate Adjustments—Generally” that becomes effective, or any event requiring such an adjustment to the conversion rate where the ex-dividend date or effective date, as applicable, of such event occurs, at any time during such period or observation period, as applicable.

Fundamental Change Permits Noteholders to Require Us to Repurchase Notes

Generally

If a fundamental change occurs, then each noteholder will have the right (the “fundamental change repurchase right”) to require us to repurchase its notes (or any portion thereof in an authorized denomination) for cash on a date (the “fundamental change repurchase date”) of our choosing, which must be a business day that is no more than 35, nor less than 20, business days after the date we send the related fundamental change notice, as described below.

The repurchase price (the “fundamental change repurchase price”) for a note tendered for repurchase will be the principal amount of such note plus accrued and unpaid interest on such note to, but excluding, the fundamental change repurchase date. However, if the fundamental change repurchase date is after a regular record date and on or before the next interest payment date, then (i) the holder of such note at the close of business on such regular record date will be entitled, notwithstanding such repurchase, to receive, on or, at our election, before such interest payment date, the unpaid interest that would have accrued on such note to, but excluding, such interest payment date; and (ii) the fundamental change repurchase price will not include accrued and unpaid interest on such note to, but excluding, the fundamental change repurchase date.

Notwithstanding anything to the contrary above, we may not repurchase any notes if the principal amount of the notes has been accelerated and such acceleration has not been rescinded on or before the fundamental change repurchase date (including a rescission as a result of the payment of the related fundamental change repurchase price and any related interest described above on the fundamental change repurchase date).

Notice of Fundamental Change

On or before the 20th calendar day after the effective date of a fundamental change, we will send to each noteholder (with a copy to the trustee and the conversion agent (if other than the trustee)) notice of such fundamental change containing certain information set forth in the indenture, including the fundamental change repurchase date, the fundamental change repurchase price and the procedures noteholders must follow to tender their notes for repurchase.

Procedures to Exercise the Fundamental Change Repurchase Right

To exercise its fundamental change repurchase right with respect to a note, the holder thereof must deliver a notice (a “fundamental change repurchase notice”) to the paying agent before the close of business on the business day immediately before the related fundamental change repurchase date (or such later time as may be required by law).

The fundamental change repurchase notice must contain certain information set forth in the indenture, including the certificate number of any physical notes to be repurchased, or must otherwise comply with the depositary procedures in the case of a global note.

A noteholder that has delivered a fundamental change repurchase notice with respect to a note may withdraw that notice by delivering a withdrawal notice to the paying agent at any time before the close of business on the business day immediately before the fundamental change repurchase date. The withdrawal notice must contain certain information set forth in the indenture, including the certificate number of any physical notes with respect to which the withdrawal notice is being delivered, or must otherwise comply with the depositary procedures in the case of a global note.

Notes to be repurchased must be delivered to the paying agent (in the case of physical notes) or the depositary procedures must be complied with (in the case of global notes) for the holder of those notes to be entitled to receive the fundamental change repurchase price.

Compliance with Securities Laws

We will comply, in all material respects, with all federal and state securities laws in connection with a repurchase following a fundamental change (including complying with Rules 13e-4 and 14e-1 under the Exchange Act and filing any required Schedule TO, to the extent applicable) so as to permit effecting such repurchase in the manner described above. However, to the extent that our obligations to offer to repurchase and to repurchase notes pursuant to the provisions described above conflict with any law or regulation that is applicable to us and enacted after the date we initially issue the notes, our compliance with such law or regulation will not be considered to be a default of those obligations.

Repurchase by Third Party

Notwithstanding anything to the contrary, we will be deemed to satisfy our obligations to repurchase notes pursuant to the provisions described above if (i) one or more third parties conduct the repurchase offer and repurchase tendered notes in a manner that would have satisfied our obligations to do the same if conducted directly by us and (ii) an owner of a beneficial interest in any note repurchased by such third party or parties will not receive a lesser amount (as a result of taxes, additional expenses or for any other reason) than such owner would have received had we repurchased such note.

No Repurchase Right in Certain Circumstances

Notwithstanding anything to the contrary, we will not be required to send a fundamental change notice, or offer to repurchase or repurchase any notes, as described above, in connection with a fundamental change occurring pursuant to clause (ii)(2) (or pursuant to clause (i) that also constitutes a fundamental change occurring pursuant to clause (ii)(2)) of the definition thereof, if:

•	such fundamental change constitutes a common stock change event whose reference property consists, entirely or in part, of cash in U.S. dollars;

•

immediately after such fundamental change, the notes become convertible (pursuant to the provisions described above under the captions “—Conversion Rights—Effect of Common Stock Change Event” and, if applicable, “—Conversion Rights—Increase in Conversion Rate in Connection with a Make-Whole Fundamental Change”) into consideration that includes such cash in an amount per $1,000 principal amount of notes that equals or exceeds the fundamental change repurchase price per $1,000 principal amount of notes (calculated assuming that the same includes accrued and unpaid interest to, but excluding, the latest possible fundamental change repurchase date for such fundamental change); and

•

we timely send the notice relating to such fundamental change required pursuant the provisions described above under the caption “—Conversion Rights—When the Notes May Be Converted—Conversion upon Specified Corporate Events—Certain Corporate Events” and include, in such notice, a statement that we are relying on the provisions described in this “—No Repurchase Right in Certain Circumstances” section.

We refer to any fundamental change with respect to which, in accordance with the provisions described above, we do not offer to repurchase any notes as an “exempted fundamental change.”

Consolidation, Merger and Asset Sale

For purposes of the notes, the description below under this section titled “ —Consolidation, Merger and Asset Sale” supersedes, in its entirety, the information in the accompanying prospectus under the caption “Consolidation, Merger and Sale of Assets.”

Business Combination Events Involving Us

We will not consolidate with or merge with or into, or (directly, or indirectly through one or more of our subsidiaries) sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of us and our subsidiaries, taken as a whole, to another person (a “business combination event”), unless:

•

the resulting, surviving or transferee person is us or, if not us, is (i) a corporation or (ii) if such business combination event constitutes an “exempted fundamental change,” a corporation, partnership, limited liability company or similar entity (in each case, the “successor entity”) duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia that expressly assumes (by executing and delivering to the trustee, at or before the effective time of such business combination event, a supplemental indenture) all of our obligations under the indenture and the notes; and

•	immediately after giving effect to such business combination event, no default or event of default will have occurred and be continuing.

At the effective time of a business combination event that complies with the provisions described above, the successor entity (if not us) will succeed to, and may exercise every right and power of, us under the indenture and the notes, and, except in the case of a lease, the predecessor company will be discharged from its obligations under the indenture and the notes.

Business Combination Events Involving the Guarantor

The guarantor will not consolidate with or merge with or into, or sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the guarantor and its subsidiaries, taken as a whole, to another person (a “guarantor business combination event”), unless:

•

the resulting, surviving or transferee person is the guarantor or, if not the guarantor, is a person (the “successor guarantor person”) duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia that expressly assumes (by executing and delivering to the trustee, at or before the effective time of such guarantor business combination event, a supplemental indenture) all of the guarantor’s obligations under the indenture and the notes; and

•	immediately after giving effect to such guarantor business combination event, no default or event of default will have occurred and be continuing.

At the effective time of a guarantor business combination event that complies with the provisions described above, the successor guarantor person (if not the guarantor) will succeed to, and may exercise every right and power of, the guarantor under the indenture and the notes, and, except in the case of a lease, the predecessor company will be discharged from its obligations under the indenture and the notes.

Notwithstanding anything to the contrary above, the provisions described in this “—Consolidation, Merger and Asset Sale” section will not apply to any transfer of assets between or among us and any one or more of our “wholly owned subsidiaries” (as defined below under the caption “—Definitions”) not effected by merger or consolidation.

Sales, Leases and Transfers of Less than All Assets

The definitions of “business combination event” and “guarantor business combination event” include a reference to “all or substantially all” of our and our subsidiaries’ assets or of the guarantor’s and its subsidiaries’ assets. There is no precise, established definition of the phrase “all or substantially all” under applicable law. Accordingly, there may be uncertainty as to whether the provisions described above would apply to a sale, lease or transfer of less than all of our and our subsidiaries’ assets or of the guarantor’s and its subsidiaries’ assets.

Events of Default

For purposes of the notes, the description below under this section titled “—Events of Default” supersedes, in its entirety, the information in the accompanying prospectus under the caption “Events of Default.”

Generally

An “event of default” means the occurrence of any of the following:

(1)

a default in the payment when due (whether at maturity, upon redemption, repurchase upon fundamental change or otherwise) of the principal of, or the redemption price or fundamental change repurchase price for, any note;

(2)	a default for 30 consecutive days in the payment when due of interest on any note;

(3)

our failure to deliver, when required by the indenture, a fundamental change notice or a notice pursuant to the provisions described above under the caption “—Conversion Rights—When the Notes May Be Converted—Conversion upon Specified Corporate Events,” if (in the case of any notice other than a notice pursuant to the provisions described above under the caption “—Conversion Rights—When the Notes May Be Converted—Conversion upon Specified Corporate Events—Certain Distributions”) such failure is not cured within five business days after its occurrence;

(4)

a default in our obligation to convert a note in accordance with the indenture upon the exercise of the conversion right with respect thereto, if such default is not cured within five business days after its occurrence;

(5)	a default in our or the guarantor’s obligations described above under the caption “—Consolidation, Merger and Asset Sale”;

(6)

a default in any of our or the guarantor’s obligations or agreements under the indenture or the notes (other than a default set forth in paragraphs (1), (2), (3), (4) or (5) above) where such default is not cured or waived within 60 days after notice to us by the trustee, or to us and the trustee by holders of at least 25% of the aggregate principal amount of notes then outstanding, which notice must specify such default, demand that it be remedied and state that such notice is a “notice of default”;

(7)

a default by us or the guarantor with respect to any one or more mortgages, agreements or other instruments under which there is outstanding, or by which there is secured or evidenced, any indebtedness for money borrowed of at least $150,000,000 (or its foreign currency equivalent) in the aggregate of us or the guarantor, whether such indebtedness exists as of the date we first issue the notes or is thereafter created, where such default:

•

constitutes a failure to pay the principal of such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, in each case after the expiration of any applicable grace period; or

•	results in such indebtedness becoming or being declared due and payable before its stated maturity,

in each case where such default is not cured or waived within 30 days after notice to us by the trustee or to us and the trustee by holders of at least 25% of the aggregate principal amount of notes then outstanding;

(8)

certain events of bankruptcy, insolvency and reorganization with respect to us, the guarantor or any of our or the guarantor’s respective “significant subsidiaries” (as defined below under the caption “—Definitions”); and

(9)	the guarantee ceases to be in full force and effect or the guarantor denies or disaffirms in writing its obligations under its guarantee.

Acceleration

If an event of default described in paragraph (8) above occurs with respect to us or the guarantor (and not solely with respect to a significant subsidiary of ours or the guarantor), then the principal amount of, and all accrued and unpaid interest on, all of the notes then outstanding will immediately become due and payable without any further action or notice by any person. If an event of default (other than an event of default described in paragraph (8) above with respect to us or the guarantor and not solely with respect to a significant subsidiary of ours or the guarantor) occurs and is continuing, then, except as described below under the caption “—Special Interest as Sole Remedy for Certain

Reporting Defaults,” the trustee, by notice to us, or noteholders of at least 25% of the aggregate principal amount of notes then outstanding, by notice to us and the trustee, may declare the principal amount of, and all accrued and unpaid interest on, all of the notes then outstanding to become due and payable immediately.

Noteholders of a majority in aggregate principal amount of the notes then outstanding, by notice to us and the trustee, may, on behalf of all noteholders, rescind any acceleration of the notes and its consequences if (i) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (ii) all existing events of default (except the non-payment of principal of, or interest on, the notes that has become due solely because of such acceleration) have been cured or waived. No such rescission will affect any subsequent default or impair any right consequent thereto.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), then the court could disallow recovery of any such portion.

Waiver of Past Defaults

An event of default pursuant to paragraph (1), (2), (4) or (6) above (that, in the case of paragraph (6) only, results from a default under any covenant that cannot be amended without the consent of each affected noteholder), and a default that could lead to such an event of default, can be waived only with the consent of each affected noteholder. Each other default or event of default may be waived, on behalf of all noteholders, by noteholders of a majority in aggregate principal amount of the notes then outstanding.

Notice of Defaults

If a default or event of default occurs, then we will, within 30 days after its first occurrence, notify the trustee, setting forth what action we are taking or propose to take with respect thereto. We must also provide the trustee annually with a certificate as to whether any defaults or events of default have occurred or are continuing. If a default or event of default occurs and is continuing and is actually known to a responsible officer of the trustee, then the trustee must notify the noteholders of the same within 90 days after it occurs or, if it is not actually known to a responsible officer of the trustee at such time, promptly (and in any event within 10 business days) after it becomes actually known to a responsible officer of the trustee. However, except in the case of a default or event of default in the payment of the principal of, or interest on, any note, the trustee may withhold such notice if and for so long as it in good faith determines that withholding such notice is in the interests of the noteholders.

Limitation on Suits; Absolute Rights of Noteholders

Except with respect to the rights referred to below, no noteholder may pursue any remedy with respect to the indenture or the notes, unless:

•	such noteholder has previously delivered to the trustee notice that an event of default is continuing;

•	noteholders of at least 25% in aggregate principal amount of the notes then outstanding deliver a written request to the trustee to pursue such remedy;

•

such noteholder(s) offer and, if requested, provide to the trustee security and indemnity satisfactory to the trustee against any loss, liability or expense to the trustee that may result from the trustee’s following such request;

•	the trustee does not comply with such request within 60 calendar days after its receipt of such request and such offer of security or indemnity; and

•

during such 60 calendar day period, noteholders of a majority in aggregate principal amount of the notes then outstanding do not deliver to the trustee a direction that is inconsistent with such request.

However, notwithstanding anything to the contrary, but without limiting the provisions described in the third paragraph under the caption “—Modification and Amendment,” the right of each holder of a note to receive any payment or delivery, as applicable, of the principal of, or the redemption price or fundamental change repurchase price for, or any interest on, or the consideration due upon conversion of, such note on or after the respective due dates therefor, or to bring suit for the enforcement of any such payment or delivery on or after such respective due dates, will not be impaired or affected without the consent of such holder.

Noteholders of a majority in aggregate principal amount of the notes then outstanding may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee or exercising any trust or power conferred on it. However, the trustee may refuse to follow any direction that conflicts with law, the indenture or the notes, or that, subject to the terms of the indenture, the trustee determines may be unduly prejudicial to the rights of other noteholders or may involve the trustee in liability, unless the trustee is offered and if requested, provided security and indemnity satisfactory to the trustee against any loss, liability or expense to the trustee that may result from the trustee’s following such direction (it being understood that the trustee does not have an affirmative duty to determine whether any direction is prejudicial to any holder).

Default Interest

Payments of any amounts due on the notes that are not made when due will accrue interest at a rate per annum equal to the stated interest on the notes.

Special Interest as Sole Remedy for Certain Reporting Defaults

Notwithstanding anything to the contrary described above, we may elect that the sole remedy for any event of default (a “reporting event of default”) pursuant to paragraph (6) above arising from our failure to comply with our obligations described below under the caption “—Exchange Act Reports” (including our obligations under Section 314(a)(1) of the Trust Indenture Act) will, for each of the first 365 calendar days on which a reporting event of default has occurred and is continuing, consist exclusively of the accrual of special interest on the notes. If we have made such an election, then (i) the notes will be subject to acceleration as described above on account of the relevant reporting event of default from, and including, the 366th calendar day on which a reporting event of default has occurred and is continuing or if we fail to pay any accrued and unpaid special interest when due; and (ii) special interest will cease to accrue on any notes from, and including, such 366th calendar day.

Any special interest that accrues on a note will be payable on the same dates and in the same manner as the stated interest on such note and will accrue at a rate per annum equal to 0.25% of the principal amount thereof for the first 180 days on which special interest accrues and, thereafter, at a rate per annum equal to 0.50% of the principal amount thereof. However, in no event will special interest accrue on any day on a note at a combined rate per annum that exceeds 0.50%. For the avoidance of doubt, any special interest that accrues on a note will be in addition to the stated interest that accrues on such note.

To make the election to pay special interest as described above, we must provide notice of such election to noteholders (with a copy to the trustee) before the date on which each reporting event of default first occurs. The notice will also, among other things, briefly describe the periods during which and rate at which special interest will accrue and the circumstances under which the notes will be subject to acceleration on account of such reporting event of default.

Modification and Amendment

For purposes of the notes, the description below under this section titled “—Modification and Amendment” supersedes, in its entirety, the information in the accompanying prospectus under the caption “Modification and Waiver.”

We, the guarantor and the trustee may, with the consent of holders of a majority in aggregate principal amount of the notes then outstanding, amend or supplement the indenture or the notes or waive compliance with any provision of the indenture or the notes. However, without the consent of each affected noteholder, no amendment or supplement to the indenture or the notes, or waiver of any provision of the indenture or the notes, may:

•	reduce the principal, or extend the stated maturity, of any note;

•	reduce the redemption price or fundamental change repurchase price for any note or change the times at which, or the circumstances under which, the notes may or will be redeemed or repurchased by us;

•	reduce the rate, or extend the time for the payment, of interest on any note;

•	make any change that adversely affects the conversion rights of any note;

•

impair the absolute rights of any holder of a note to receive any payment or delivery, as applicable, of the principal of, or the redemption price or fundamental change repurchase price for, or any interest on, or the consideration due upon conversion of, such note on or after the respective due dates therefor, or to bring suit for the enforcement of any such payment or delivery on or after such due dates;

•	change the ranking of the notes or the guarantee;

•

release the guarantee of the guarantor or modify or amend the terms and conditions of the obligations of the guarantor, as guarantor of the notes, in any manner that is adverse to the rights of the noteholders, as such, other than any elimination of the guarantee in accordance with the indenture;

•	make any note payable in money, or at a place of payment, other than that stated in the indenture or the note;

•	reduce the amount of notes whose holders must consent to any amendment, supplement, waiver or other modification; or

•	make any direct or indirect change to any amendment, supplement, waiver or modification provision of the indenture or the notes that requires the consent of each affected noteholder.

For the avoidance of doubt, pursuant to the first four bullet points above, no amendment or supplement to the indenture or the notes, or waiver of any provision of the indenture or the notes, may change the amount or type of consideration due on any note (whether on an interest payment date, redemption date, fundamental change repurchase date or the maturity date or upon conversion, or otherwise), or the date(s) or time(s) such consideration is payable or deliverable, as applicable, without the consent of each affected noteholder.

Notwithstanding anything to the contrary above, we, the guarantor and the trustee may amend or supplement the indenture or the notes without the consent of any noteholder to:

•	cure any ambiguity or correct any omission, defect or inconsistency in the indenture or the notes;

•	add additional guarantees with respect to our obligations under the indenture or the notes;

•	secure the notes or the guarantee;

•	add to our or the guarantor’s covenants or events of default for the benefit of noteholders or surrender any right or power conferred on us or the guarantor;

•

provide for the assumption of our or the guarantor’s obligations under the indenture and the notes pursuant to, and in compliance with, the provisions described above under the caption “—Consolidation, Merger and Asset Sale”;

•

enter into supplemental indentures pursuant to, and in accordance with, the provisions described above under the caption “—Conversion Rights—Effect of Common Stock Change Event” in connection with a common stock change event;

•

irrevocably elect or eliminate any settlement method or specified dollar amount; provided, however, that no such election or elimination will affect any settlement method theretofore elected (or deemed to be elected) with respect to any note pursuant to the provisions described above under the caption “—Conversion Rights—Settlement upon Conversion—Settlement Method”;

•	evidence or provide for the acceptance of the appointment of a successor trustee;

•	conform the provisions of the indenture and the notes to the “Description of Notes” section in the preliminary prospectus supplement, as supplemented by the related pricing term sheet;

•	provide for or confirm the issuance of additional notes pursuant to the indenture;

•

provide for any transfer restrictions that apply to any notes issued under the indenture (other than the notes issued in this offering, and any notes issued in exchange therefor or in substitution thereof) that, at the time of their original issuance, constitute “restricted securities” within the meaning of Rule 144 under the Securities Act or that are originally issued in reliance upon Regulation S under the Securities Act;

•	comply with any requirement of the SEC in connection with effecting or maintaining the qualification of the indenture or any supplemental indenture under the Trust Indenture Act, as then in effect; or

•

make any other change to the indenture or the notes that does not, individually or in the aggregate with all other such changes, adversely affect the rights of noteholders, as such, in any material respect.

Exchange Act Reports

We will send to the trustee copies of all reports that we are required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act within 15 calendar days after the date that we are required to so file the same (after giving effect to all applicable grace periods under the Exchange Act). However, we need not send to the trustee any material for which we have received, or are seeking in good faith and have not been denied, confidential treatment by the SEC. Any report that we file with the SEC through the EDGAR system (or any successor thereto) will be deemed to be sent to the trustee at the time such report is so filed via the EDGAR system (or such successor). Upon the written request of any noteholder, the trustee will provide to the noteholder a copy of any report that we have sent the trustee pursuant to the provisions described above, other than a report that is deemed to be sent to the trustee pursuant to the preceding sentence. We will also comply with our other obligations under Section 314(a)(1) of the Trust Indenture Act.

Delivery of such reports to the trustee is for informational purposes only, and the trustee’s receipt thereof shall not constitute actual or constructive notice of any information contained therein, including our compliance with any covenants under the indenture (as to which the trustee is entitled to rely on certificates).

Discharge

For purposes of the notes, the description below under this section titled “—Discharge” supersedes, in its entirety, the information in the accompanying prospectus under the caption “Defeasance of Debt Securities and Certain Covenants in Certain Circumstances.”

Subject to the terms of the indenture, our and the guarantor’s obligations with respect to the notes under the indenture will be discharged if we deliver all outstanding notes to the trustee for cancellation, or if all outstanding notes have become due and payable (including upon conversion, if the consideration due upon such conversion has been determined) and we have irrevocably deposited with the trustee, or caused to be delivered to noteholders, sufficient cash or other consideration to satisfy all such amounts that have become due and payable.

Calculations

We will be responsible for making all calculations called for under the indenture or the notes, including determinations of the last reported sale price, the daily conversion value, the daily cash amount, the daily share amount, accrued interest on the notes and the conversion rate. We will make all calculations in good faith, and, absent manifest error, our calculations will be final and binding on all noteholders. We will provide a schedule of our calculations to the trustee, and to any noteholder upon written request.

Trustee

The trustee under the indenture is Wilmington Trust, National Association. The trustee assumes no responsibility for the accuracy or completeness of the information contained in this prospectus supplement or the related documents. The trustee and its affiliates have in the past provided and may from time to time in the future provide banking and other services to us in the ordinary course of business.

Notices

We will send all notices or communications to noteholders pursuant to the indenture in writing by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to the noteholders’ respective addresses shown on the register for the notes. However, in the case of global notes, we are permitted to send notices or communications to noteholders pursuant to the depositary procedures, and notices and communications that we send in this manner will be deemed to have been properly sent to such noteholders in writing.

No Personal Liability of Directors, Officers, Employees and Stockholders

For purposes of the notes, the description below under this section titled “—No Personal Liability of Directors, Officers, Employees and Stockholders” supersedes, in its entirety, the information in the accompanying prospectus under the caption “No Personal Liability of Directors, Officers, Employees or Stockholders.”

No past, present or future director, officer, employee, incorporator or stockholder of ours or the guarantor, as such, will have any liability for any obligations of ours or the guarantor under the indenture or the notes or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting any note, each noteholder will be deemed to waive and release all such liability, and such waiver and release are part of the consideration for the issuance of the notes.

Governing Law; Waiver of Jury Trial

For purposes of the notes, the description below under this section titled “—Governing Law” supersedes, in its entirety, the information in the accompanying prospectus under the caption “Governing Law.”

The indenture and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York. The indenture will provide that we, the guarantor, the trustee and each holder (by its acceptance of any note) will irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the notes, the guarantee or the transactions contemplated by the indenture, the notes or the guarantee.

Submission to Jurisdiction

Any legal suit, action or proceeding arising out of or based upon the indenture or the transactions contemplated by the indenture may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York, in each case located in the City of New York (collectively, the “specified courts”), and each party will be deemed to irrevocably submit to the non-exclusive jurisdiction of those courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to any party’s address as provided in the indenture will be effective service of process for any such suit, action or proceeding brought in any such court. Each of us, the guarantor, the trustee and each noteholder (by its acceptance of any note) will be deemed to irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the specified courts and to irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

Definitions

“Affiliate” has the meaning set forth in Rule 144 under the Securities Act as in effect on the date we first issue the notes.

“Bid solicitation agent” means the person who is required to obtain bids for the trading price in accordance with the provisions described under the caption “—Conversion Rights—When the Notes May Be Converted—Conversion upon Satisfaction of Note Trading Price Condition” and in the definition of “trading price.”

“Board of directors” means our board of directors or a committee of such board duly authorized to act on behalf of such board.

“Business day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Capital stock” of any person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such person, but excluding any debt securities convertible into such equity.

“Close of business” means 5:00 p.m., New York City time.

“Conversion price” means, as of any time, an amount equal to (i) $1,000 divided by (ii) the conversion rate in effect at such time.

“Conversion rate” initially means 61.7284 shares of our common stock per $1,000 principal amount of notes, which amount is subject to adjustment as described above under the caption “—Conversion Rights.” Whenever in this prospectus supplement we refer to the conversion rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the conversion rate immediately after the close of business on such date.

“Daily cash amount” means, with respect to any VWAP trading day, the lesser of (i) the applicable daily maximum cash amount; and (ii) the daily conversion value for such VWAP trading day.

“Daily conversion value” means, with respect to any VWAP trading day, one-20th of the product of (i) the conversion rate on such VWAP trading day; and (ii) the daily VWAP per share of our common stock on such VWAP trading day.

“Daily maximum cash amount” means, with respect to the conversion of any note, the quotient obtained by dividing (i) the specified dollar amount applicable to such conversion by (ii) 20.

“Daily share amount” means, with respect to any VWAP trading day, the quotient obtained by dividing (i) the excess, if any, of the daily conversion value for such VWAP trading day over the applicable daily maximum cash amount by (ii) the daily VWAP for such VWAP trading day. For the avoidance of doubt, the daily share amount will be zero for such VWAP trading day if such daily conversion value does not exceed such daily maximum cash amount.

“Daily VWAP” means, for any VWAP trading day, the per share volume-weighted average price of our common stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “AAL <EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP trading day (or, if such volume-weighted average price is unavailable, the market value of one share of our common stock on such VWAP trading day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm we select, which may include any of the underwriters). The daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Depositary procedures” means, with respect to any transfer, exchange or transaction involving a global note or any beneficial interest therein, the rules and procedures of the depositary applicable to such transfer, exchange or transaction.

“DTC” means The Depository Trust Company.

“Ex-dividend date” means, with respect to an issuance, dividend or distribution on our common stock, the first date on which shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of our common stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fundamental change” means any of the following events:

(i) a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than us or our wholly owned subsidiaries, or any employee benefit plans of ours or our wholly owned subsidiaries, files any report with the SEC indicating that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of our common stock representing more than 50% of the voting power of all of our common stock

(ii) the consummation of: (1) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of us and our subsidiaries, taken as a whole, to any person, other than solely to one or more of our wholly owned subsidiaries; or (2) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of our common stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any merger, consolidation, share exchange or combination of us pursuant to which the persons that directly or indirectly “beneficially owned” (as defined below) all classes of our common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than 50% of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a fundamental change pursuant to this clause (ii);

(iii) our stockholders approve any plan or proposal for our liquidation or dissolution; or

(iv) our common stock (or other reference property unit underlying the notes) ceases to be listed on any of The New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors);

provided, however, that a transaction or event described in clause (i) or (ii) above will not constitute a fundamental change if at least 90% of the consideration received or to be received by the holders of our common stock (excluding cash payments for fractional shares or pursuant to dissenters rights), in connection with such transaction or event, consists of shares of common stock or other corporate common equity interests listed on any of The New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors), or that will be so listed when issued or exchanged in connection with such transaction or event, and such transaction or event constitutes a common stock change event whose reference property consists of such consideration.

For the purposes of this definition, (x) any transaction or event described in both clause (i) and in clause (ii)(1) or (2) above (without regard to the proviso in clause (ii)) will be deemed to occur solely pursuant to clause (ii) above (subject to such proviso; and (y) whether a person is a “beneficial owner,” whether shares are “beneficially owned,” and percentage beneficial ownership, will be determined in accordance with Rule 13d-3 under the Exchange Act.

“Holder” and “noteholder” mean a person in whose name a note is registered in the register for the notes.

“Last reported sale price” of our common stock for any trading day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of our common stock on such trading day as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is then listed. If our common stock is not listed on a U.S. national or regional securities exchange on such trading day, then the last reported sale price will be the last quoted bid price per share of our common stock on such trading day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted on such trading day, then the last reported sale price will be the average of the mid-point of the last bid price and the last ask price per share of our common stock on such trading day from a nationally recognized independent investment banking firm we select, which may include any of the underwriters.

“Make-whole fundamental change” means (i) a fundamental change (determined after giving effect to the proviso immediately after clause (iv) of the definition thereof, but without regard to the proviso to clause (ii)(2) of such definition); or (ii) the sending of any notice of redemption pursuant to the provisions described above under the caption “—Optional Redemption”; provided, however, that the sending of any such notice of redemption will constitute a make-whole fundamental change only with respect to the notes called (or deemed to be called pursuant to the provisions described above under the caption “—Optional Redemption”) for redemption pursuant to such notice and not with respect to any other notes.

“Make-whole fundamental change conversion period” has the following meaning:

(i) in the case of a make-whole fundamental change pursuant to clause (i) of the definition thereof, the period from, and including, the make-whole fundamental change effective date of such make-whole fundamental change to, and including, the 35th trading day after such make-whole fundamental change effective date (or, if such make-whole fundamental change also constitutes a fundamental change (other than an exempted fundamental change), to, but excluding, the related fundamental change repurchase date); and

(ii) in the case of a make-whole fundamental change pursuant to clause (ii) of the definition thereof, the period from, and including, the date we send the redemption notice for the related redemption to, and including, the business day immediately before the related redemption date;

provided, however, that if the conversion date for the conversion of a note that has been called (or deemed called) for redemption occurs during the make-whole fundamental change conversion period for both a make-whole fundamental change occurring pursuant to clause (i) of the definition of “make-whole fundamental change” and a make-whole fundamental change resulting from such redemption pursuant to clause (ii) of such definition, then, solely for purposes of such conversion, (x) such conversion date will be deemed to occur solely during the make-whole fundamental change conversion period for the make-whole fundamental change with the earlier make-whole fundamental change effective date; and (y) the make-whole fundamental change with the later make-whole fundamental change effective date will be deemed not to have occurred.

“Make-whole fundamental change effective date” means (i) with respect to a make-whole fundamental change pursuant to clause (i) of the definition thereof, the date on which such make-whole fundamental change occurs or becomes effective; and (ii) with respect to a make-whole fundamental change pursuant to clause (ii) of the definition thereof, the applicable “redemption notice date” (as defined below).

“Market disruption event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which our common stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

“Maturity date” means July 1, 2025.

“Observation period” means, with respect to any note to be converted, (i) subject to clause (ii) below, if the conversion date for such note occurs before April 1, 2025, the 20 consecutive VWAP trading days beginning on, and including, the third VWAP trading day immediately after such conversion date; (ii) if such conversion date occurs on or after the date we have sent a redemption notice calling such note for redemption and on or before the business day before the related redemption date, the 20 consecutive VWAP trading days beginning on, and including, the 21st scheduled trading day immediately before such redemption date; and (iii) subject to clause (ii) above, if such conversion date occurs on or after April 1, 2025, the 20 consecutive VWAP trading days beginning on, and including, the 21st scheduled trading day immediately before the maturity date.

“Open of business” means 9:00 a.m., New York City time.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust will constitute a separate “person.”

“Redemption notice date” means, with respect to a redemption, the date on which we send the related redemption notice pursuant to the provisions described above under the caption “—Optional Redemption.”

“Scheduled trading day” means any day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded. If our common stock is not so listed or traded, then “scheduled trading day” means a business day.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Significant subsidiary” of any person means any subsidiary of that person that constitutes a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) of that person.

“Specified dollar amount” means, with respect to the conversion of a note to which combination settlement applies, the maximum cash amount per $1,000 principal amount of such note deliverable upon such conversion (excluding cash in lieu of any fractional share of common stock).

“Stock price” has the following meaning for any make-whole fundamental change: (i) if the holders of our common stock receive only cash in consideration for their shares of common stock in such make-whole fundamental change and such make-whole fundamental change is pursuant to clause (ii) of the definition of “fundamental change,” then the stock price is the amount of cash paid per share of our common stock in such make-whole fundamental change; and (ii) in all other cases, the stock price is the average of the last reported sale prices per share of common stock for the five consecutive trading days ending on, and including, the trading day immediately before the make-whole fundamental change effective date of such make-whole fundamental change.

“Subsidiary” means, with respect to any person, (i) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of the capital stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person; and (ii) any partnership or limited liability company where (x) more than 50% of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (y) such person or any one or more of the other subsidiaries of such person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

“Trading day” means any day on which (i) trading in our common stock generally occurs on the principal U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded; and (ii) there is no “market disruption event” (as defined above in this “—Definitions” section). If our common stock is not so listed or traded, then “trading day” means a business day.

“Trading price” of the notes on any trading day means the average of the secondary market bid quotations, expressed as a cash amount per $1,000 principal amount of notes, obtained by the bid solicitation agent for $1,000,000 (or such lesser amount as may then be outstanding) in principal amount of notes at approximately 3:30 p.m., New York City time, on such trading day from three nationally recognized independent securities dealers we select, which may include any of the underwriters; provided, however, that, if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids will be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, then that one bid will be used. If, on any trading day, (i) the bid solicitation agent cannot reasonably obtain at least one bid for $1,000,000 (or such lesser amount as may then be outstanding) in principal amount of notes from a nationally recognized independent securities dealer; (ii) we are not acting as the bid solicitation agent and we fail to instruct the bid solicitation agent to obtain bids when required; or (iii) the bid solicitation agent fails to solicit bids when required, then, in each case, the trading price per $1,000 principal amount of notes on such trading day will be deemed to be less than 98% of the product of the last reported sale price per share of our common stock on such trading day and the conversion rate on such trading day.

“VWAP market disruption event” means, with respect to any date, (i) the failure by the principal U.S. national or regional securities exchange on which our common stock is then listed, or, if our common stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which our common stock is then traded, to open for trading during its regular trading session on such date; or (ii) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

“VWAP trading day” means a day on which (i) there is no VWAP market disruption event; and (ii) trading in our common stock generally occurs on the principal U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded. If our common stock is not so listed or traded, then “VWAP trading day” means a business day.

“Wholly owned subsidiary” of a person means any subsidiary of such person all of the outstanding capital stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such person or one or more wholly owned subsidiaries of such person.

Book Entry, Settlement and Clearance

Global Notes

The notes will be initially issued in the form of one or more notes registered in the name of Cede & Co., as nominee of DTC, without interest coupons (the “global notes”), and will be deposited with the trustee as custodian for DTC.

Only persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants may own beneficial interests in a global note. We expect that, under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in a global note will be shown on, and transfers of such interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Book-Entry Procedures for Global Notes

All interests in a global note will be subject to the operations and procedures of DTC. Accordingly, you must allow for sufficient time in order to comply with those operations and procedures if you wish to exercise any of your rights with respect to the notes. The operations and procedures of DTC are controlled by DTC and may be changed at any time. None of us, the trustee or any of the underwriters (nor our or their agents) will be responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers (including the underwriters), banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s book-entry system is also available to other “indirect participants,” such as banks, brokers, dealers and trust companies, who directly or indirectly clear through or maintain a custodial relationship with a DTC participant. Purchasers of notes who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through whom the investor owns its interest) to exercise any rights of a noteholder under the indenture.

Payments on any global notes will be made to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee nor the paying agent (nor our or their agents) will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to, or payments made on account of, those interests by DTC or for maintaining, supervising or reviewing any records of DTC relating to those interests. Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

A global note will be exchanged, pursuant to customary procedures, for one or more physical notes only if:

•

DTC notifies us or the trustee that it is unwilling or unable to continue as depositary for such global note or DTC ceases to be a “clearing agency” registered under Section 17A of the Exchange Act and, in each case, we fail to appoint a successor depositary within 90 days of such notice or cessation;

•

an event of default has occurred and is continuing and we, the trustee or the registrar has received a written request from DTC, or from a holder of a beneficial interest in such global note, to exchange such global note or beneficial interest, as applicable, for one or more physical notes; or

•	we, in our sole discretion, permit the exchange of any beneficial interest in such global note for one or more physical notes at the request of the owner of such beneficial interest.

DESCRIPTION OF THE CONCURRENT TRANSACTIONS

General

Concurrently with this convertible notes offering, (i) we are offering 74,100,000 shares of our common stock (or 85,215,000 shares if the underwriters exercise in full their option to purchase additional shares solely to cover over-allotments) pursuant to a separate prospectus supplement in an underwritten public offering, (ii) American has announced its intention to conduct a private offering of $1,500.0 million aggregate principal amount of its senior secured notes due 2025 guaranteed by AAG pursuant to a separate offering memorandum and (iii) American has announced its intention to borrow up to $500.0 million in aggregate principal amount of term loans under new senior secured credit facilities. The closing of this offering is not conditioned upon the closing of any of the Concurrent Transactions, and the closings of one or more of the Concurrent Transactions are not conditioned upon the closing of this offering. We cannot assure you that any of the Concurrent Transactions will be completed or, if completed, on what terms they will be completed. The Concurrent Common Stock Offering is being made pursuant to a separate prospectus supplement and the Concurrent Senior Secured Notes Offering is being made pursuant to a separate offering memorandum, and nothing contained herein shall constitute an offer to sell or the solicitation of an offer to buy securities in the Concurrent Common Stock Offering or the Concurrent Senior Secured Notes Offering.

Concurrent Common Stock Offering

We are offering 74,100,000 shares of our common stock in a public offering and have granted the underwriters in the offering an option to purchase, for a period of 30 days from the date of that certain prospectus supplement pertaining to the Concurrent Common Stock Offering, up to 11,115,000 shares of our common stock, solely to cover over-allotments. Our common stock is listed on the Nasdaq Global Select Market under the symbol “AAL.” On June 22, 2020, the last reported sale price of our common stock was $14.92 per share. Immediately following the Concurrent Common Stock Offering, we will have 496,994,501 shares of common stock outstanding (assuming the underwriters of the Concurrent Common Stock Offering do not exercise their option to purchase additional common stock).

Concurrent Senior Secured Notes Offering

American has announced its intention to offer $1,500.0 million aggregate principal amount of senior secured notes due 2025. The obligations of American under the senior secured notes will be fully and unconditionally guaranteed by AAG. It is expected that interest under the senior secured notes will be paid semi-annually at a fixed rate, subject to an increase in rate if American does not satisfy, on a semi-annual basis, a certain minimum ratio of appraised value of first lien collateral to outstanding indebtedness secured by the first lien collateral.

American may redeem the senior secured notes, in whole at any time or in part from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the senior secured notes being redeemed and (2) a make whole amount, if any, plus in either case accrued and unpaid interest, if any, to (but not including) the redemption date, as set forth in that certain offering memorandum pertaining to the senior secured notes. In addition, American or a third-party will have the right to redeem certain senior secured notes in the circumstances.

If certain change of control transactions occur, each holder of the senior secured notes may require us to repurchase its senior secured notes in whole or in part at a repurchase price of 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the repurchase date.

Subject to certain exceptions and qualifications described in that certain offering memorandum pertaining to the senior secured notes, the senior secured notes will be issued under an indenture containing covenants that, among other things, will restrict the ability of American and the ability of its restricted subsidiaries to:

•	pay dividends, redeem or repurchase stock or make other distributions or restricted payments;

•	repay subordinated indebtedness;

•	make certain loans and investments;

•	incur indebtedness or issue preferred stock;

•	merge, consolidate or sell assets;

•	undergo certain change of control transactions;

•	designate subsidiaries as unrestricted; and

•	incur liens on the collateral securing the senior secured notes.

The senior secured notes will be American’s senior secured obligations, secured on a first-lien basis by security interests in certain slots, route authorities and international airport gate leasehold rights (“SGR”) used by American to provide non-stop scheduled air carrier services between certain airports in the U.S. and certain airports in Australia, Canada, the Caribbean, Central America, China, Hong Kong, Japan, Mexico, South Korea, and Switzerland, and secured on a second-lien basis by security interests in certain SGR used by American to provide non-stop scheduled air carrier services between certain airports in the U.S. and certain airports in European Union and the United Kingdom. American has the ability to make future modifications to the collateral pledged, subject to certain restrictions. American may be required to pledge additional collateral in the future under the terms of the senior secured notes. The collateral (including any additional collateral) will also secure American’s obligations under the Concurrent Term Loan Financing. The guarantee of the senior secured notes will be AAG’s senior unsecured obligations. None of the obligations of AAG with respect to the senior secured notes will be secured by the collateral (all of which collateral is owned by American). The senior secured notes are expected to contain events of default customary for similar financings.

Concurrent Term Loan Financing

American has announced its intention to borrow up to $500.0 million in aggregate principal amount of term loans under new senior secured credit facilities. Borrowings under the term loans will be secured on a pari passu basis with the senior secured notes issued in the Concurrent Senior Secured Notes Offering by the same collateral. American’s obligations under the credit agreement for the term loans will be guaranteed by AAG on an unsecured basis.

Borrowings under the terms loans are expected to bear interest at a variable rate equal to LIBOR plus an applicable margin.

The credit agreement for the term loans is expected to contain customary affirmative, negative and financial covenants. In particular, it is expected that the credit agreement will require American to satisfy, on a semi-annual basis, a certain minimum ratio of appraised value of first lien collateral to outstanding indebtedness secured by the first lien collateral. The credit agreement is also expected to limit the ability of AAG and its restricted subsidiaries to pay dividends and make certain other payments, make certain investments, incur additional indebtedness, incur liens on the collateral, dispose of the collateral, enter into certain affiliate transactions and engage in certain business activities, in each case subject to certain exceptions. The credit agreement is expected to contain events of default customary for similar financings, including cross-default to other material indebtedness. Upon the occurrence of an event of default, the outstanding obligations under the credit agreement may be accelerated and become due and payable immediately. In addition, if a “change of control” occurs, American will (absent an amendment or waiver) be required to repay at par the loans outstanding.

See “Use of Proceeds” for additional information regarding the use of proceeds from the Concurrent Transactions.

DESCRIPTION OF OTHER INDEBTEDNESS

The following discussion provides summary information about certain of our existing indebtedness and does not purport to be a complete description of all the information that might be important to you. It does not reflect the effects of any additional liquidity we may seek in the private markets. See “Summary–Recent Developments” for further discussion of our current liquidity position and the related risks described in the “Risk Factors” section of this prospectus supplement with respect to our current liquidity position. For additional information regarding the terms of our existing indebtedness, see our periodic reports, including our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, in particular the consolidated financial statements contained therein and the notes thereto, each as filed with the SEC and incorporated by reference into this prospectus supplement.

Unsecured Notes

As of March 31, 2020, AAG had $1.25 billion in aggregate principal amount of unsecured notes outstanding, consisting of the notes set forth in the table below.

Interest Rate and Maturity Date	Total Principal
5.000% senior notes due June 2022	$750,000,000
3.75% senior notes due March 2025	$500,000,000

In May 2019, AAG issued $750.0 million in aggregate principal amount of 5.000% senior notes due 2022 (the “5.000% Senior Notes”). The 5.000% Senior Notes were issued under an indenture, dated as of May 20, 2019 (the “2019 Indenture”) among AAG, as issuer, American, as guarantor, and Wilmington Trust, National Association, as trustee.

In February 2020, AAG issued $500.0 million in aggregate principal amount of 3.75% senior notes due 2025 (the “3.75% Senior Notes” and, together with the 5.000% Senior Notes, the “Senior Notes”). The 3.75% Senior Notes were issued under an indenture, dated as of February 25, 2020 (the “2020 Indenture” and, together with the 2019 Indenture, the “Indentures”) among AAG, as issuer, American, as guarantor, and Wilmington Trust, National Association, as trustee.

Each series of Senior Notes represents the senior unsecured obligations of AAG, and each related note guarantee represents the senior unsecured obligation of American. The Senior Notes and the respective note guarantees rank pari passu in right of payment with all of AAG’s and American’s respective existing and future senior indebtedness and senior in right of payment to all of AAG’s and American’s respective future subordinated indebtedness. The Senior Notes and the respective note guarantees are effectively subordinated to all of AAG’s and American’s respective existing and future secured indebtedness to the extent of the value of the assets pledged to secure those obligations. The Senior Notes are also structurally subordinated to all existing and future indebtedness of AAG’s non-guarantor subsidiaries. Interest on the Senior Notes is payable semi-annually in arrears.

Each of the Indentures contains certain covenants that, among other things, restrict the ability of AAG and its restricted subsidiaries to:

•	pay dividends, redeem or repurchase stock or make other distributions or restricted payments;

•	repay subordinated indebtedness;

•	make certain loans and investments;

•	incur indebtedness or issue preferred stock;

•	merge, consolidate or sell assets;

•	undergo certain change of control transactions; and

•	designate subsidiaries as unrestricted.

These covenants are, in each case, subject to a number of important and significant exceptions as specified in the relevant Indenture. Each Indenture also contains customary event of default provisions.

AAG may, at its option, redeem any series of Senior Notes, in whole at any time or in part from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the Senior Notes being redeemed and (2) a make-whole amount, if any, plus in either case accrued and unpaid interest, if any, to (but not including) the redemption date. Additionally, if certain change of control transactions occur, we may be required under the terms of the Indentures to repurchase the Senior Notes, in whole or in part, in each case at a repurchase price of 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the repurchase date.

Payroll Support Program Promissory Note

On April 20, 2020 (the “PSP Closing Date”), American, Envoy Air Inc. (“Envoy”), Piedmont Airlines, Inc. (“Piedmont”) and PSA Airlines, Inc. (“PSA” and together with American, Envoy and Piedmont, the “Subsidiaries”), each a wholly-owned subsidiary of AAG, entered into a Payroll Support Program Agreement (the “PSP Agreement”) with the Treasury, with respect to the payroll financial assistance program (the “Payroll Support Program”) provided pursuant to the CARES Act.

As compensation to the United States Government for the provision of financial assistance under the PSP Agreement, AAG issued a promissory note to Treasury (the “Promissory Note”), with the Subsidiaries as guarantors (the “Guarantors”).The Promissory Note provides for AAG’s unconditional promise to pay to Treasury the initial principal sum of approximately $842.2 million, subject to an increase equal to 30% of the amount of each additional installment disbursed under the PSP Agreement after the PSP Closing Date, and the guarantee of AAG’s obligations by the Guarantors. As of June 1, 2020, the outstanding principal amount of the Promissory Note was $1,191 million, and assuming the total installments to be paid pursuant to the PSP Agreement aggregate approximately $5,815 million, as is expected, the Promissory Note will have a total principal sum of approximately $1,714 million.

The Promissory Note bears interest on the outstanding principal amount at a rate equal to 1.00% per annum until the fifth anniversary of the PSP Closing Date and 2.00% plus an interest rate based on the secured overnight financing rate per annum or other benchmark replacement rate consistent with customary market conventions (but not to be less than 0.00%) thereafter until the tenth anniversary of the PSP Closing Date (the “Maturity Date”), and interest accrued thereon will be payable in arrears on the last business day of March and September of each year, beginning on September 30, 2020. The aggregate principal amount outstanding under the Promissory Note, together with all accrued and unpaid interest thereon and all other amounts payable under the Promissory Note, will be due and payable on the Maturity Date.

AAG may, at any time and from time to time, voluntarily prepay amounts outstanding under the Promissory Note, in whole or in part, without penalty or premium. Within 30 days of the occurrence of certain change of control triggering events, AAG is required to prepay the aggregate outstanding principal amount of the Promissory Note at such time, together with any accrued interest or other amounts owing under the Promissory Note at such time.

The Promissory Note is AAG’s senior unsecured obligation and each guarantee of the Promissory Note is the senior unsecured obligation of each of the Guarantors, respectively.

The Promissory Note contains events of default, including cross-default with respect to acceleration or failure to pay at maturity other material indebtedness. Upon the occurrence of an event of default and subject to certain grace periods, the outstanding obligations under the Promissory Note may, and in certain circumstances will automatically, be accelerated and become due and payable immediately.

See “Summary—Recent Developments—Cares Act” for more information regarding the approximately $4.75 billion secured loan that we have applied for and are in the process of obtaining under the CARES Act.

Secured Financing Arrangements

Pass Through Certificates

We regularly finance or refinance aircraft and, in certain cases, spare engines with the sale of enhanced equipment trust certificates (“EETCs”) issued by pass-through trusts that we form. In a typical EETC financing, American forms a new pass through trust and issues to the trust equipment notes that are secured, or will be secured, by specified aircraft or spare engines. The trust in turn sells pass through certificates to the public, using the proceeds to acquire the equipment notes from American. Each certificate represents a fractional undivided interest in the assets of the relevant trust, primarily the equipment notes. Payments on the equipment notes held in each trust are passed through to the certificate holders of such trust. Principal payments on the equipment notes are paid biannually. The equipment notes are senior secured obligations of American; the certificates do not represent interests in, or obligations of, American, AAG, or any of their respective affiliates.

As of March 31, 2020, the outstanding principal balance of American’s EETC issuances was $11.7 billion, bearing interest at rates ranging from 3.00% to 8.39%, averaging 4.03%, and maturing from 2020 to 2032.

Equipment Loans and Other Notes Payable

Other secured financings include debt collateralized by certain aircraft (not including aircraft securing EETC financings) and other flight equipment. As of March 31, 2020, we had outstanding $4.8 billion in aggregate of these financings, bearing interest at rates ranging from 1.87% to 7.31%, with maturities from 2020 to 2032.

Special Facilities Revenue Bonds

American is required to make principal and interest payments in respect of certain special facility revenue bonds issued by municipalities primarily to build or improve airport facilities and purchase equipment, which in each case are leased to American. The payment of principal and interest of certain special facility revenue bonds is guaranteed by AAG. As of March 31, 2020, the aggregate principal amount of AAG’s obligations under such special facilities revenue bonds was $754.0 million, bearing interest at rates from 5.00% to 8.00% and maturing from 2020 to 2031.

We issued on June 22, 2020 approximately $360 million aggregate principal amount of New York Transportation Development Corporation Special Facility Revenue Bonds to finance, among other things, an approximately $350 million renovation of Terminal 8 at John F. Kennedy International Airport (the “JFK Offering”).

Credit Facilities

2013 Credit Facilities

On May 21, 2015, American and AAG entered into the Amended and Restated Credit and Guaranty Agreement (as amended, the “2013 Credit Agreement”) among American, AAG, the lenders from time to time party thereto, Deutsche Bank AG New York Branch, as administrative agent and certain other parties thereto. The 2013 Credit Agreement provides for (i) a revolving credit facility (the “2013 Revolving Facility”) with total aggregate revolving credit commitments of $750.0 million, a substantial portion of which matures on October 11, 2024 and (ii) a term loan facility (the “2013 Term Loan Facility” and, together with the 2013 Revolving Facility, the “2013 Credit Facilities”) in an aggregate principal amount of $1.8 billion which matures on June 27, 2025 and amortizes at 1.0% per annum. Borrowings under the 2013 Credit Facilities are secured by a first-priority lien on certain slots, route authorities and airport gate leasehold rights (“SGR”) used by American to operate all services between the U.S. and South America. American has the ability to make future modifications to the collateral pledged, subject to certain restrictions. American’s obligations under the 2013 Credit Facilities are guaranteed by AAG.

The 2013 Revolving Facility is subject to an undrawn annual fee of 0.625%, and borrowings thereunder bear interest at a variable rate equal to LIBOR plus a margin of 2.00%. Under certain customary circumstances, including the permanent unavailability of LIBOR, the administrative agent under the 2013 Credit Agreement, the Borrower and the required lenders may replace LIBOR with another benchmark rate, as set forth more fully in the 2013 Credit Facilities. The 2013 Revolving Facility provides that American may from time to time borrow, repay and reborrow loans thereunder, and provides for the ability to issue letters of credit thereunder in an aggregate amount outstanding at any time up to $100.0 million. On April 1, 2020, American borrowed $750.0 million under the 2013 Revolving Facility. Following the April 1, 2020 draw, American had no additional borrowing capacity available under the 2013 Revolving Facility.

Borrowings under the 2013 Term Loan Facility bear interest at a variable rate equal to LIBOR plus a margin of 1.75%. As of March 31, 2020, borrowings of $1.8 billion were outstanding under the 2013 Term Loan Facility.

The 2013 Credit Facilities contain affirmative, negative and financial covenants. In particular, American is required under the terms of 2013 Credit Facilities to maintain a minimum ratio of appraised collateral value to outstanding loans of 1.6 to 1.0. The 2013 Credit Facilities also include covenants that, among other things, require AAG to maintain a minimum aggregate liquidity (as defined in the 2013 Credit Facilities) of not less than $2.0 billion and limit the ability of AAG and its restricted subsidiaries to pay dividends and make certain other payments, make certain investments, incur additional indebtedness, incur liens on the collateral, dispose of the collateral, enter into certain affiliate transactions and engage in certain business activities, in each case subject to certain exceptions.

The 2013 Credit Facilities contain events of default customary for similar financings, including cross-default to other material indebtedness. Upon the occurrence of an event of default, the outstanding obligations under the 2013 Credit Facilities may be accelerated and become due and payable immediately. In addition, if a “change of control” occurs, American will (absent an amendment or waiver) be required to repay at par the loans outstanding under the 2013 Credit Facilities and terminate the 2013 Revolving Facility.

2014 Credit Facilities

On April 20, 2015, American and AAG entered into the Amended and Restated Credit and Guaranty Agreement (as amended, the “2014 Credit Agreement”) among American, AAG, the lenders from time to time party thereto, Citibank N.A., as administrative agent and certain other parties thereto. The 2014 Credit Agreement provides for (i) a revolving credit facility (the “2014 Revolving Facility”) with total aggregate revolving credit commitments of $1.6 billion, a substantial portion of which matures on October 11, 2024 and (ii) a term loan facility (the “2014 Term Loan Facility” and, together with the 2014 Revolving Facility, the “2014 Credit Facilities”) in an aggregate principal amount of $1.3 billion which matures on January 29, 2027 and amortizes at 1.0% per annum. Borrowings under the 2014 Credit Facilities are secured by a first-priority lien on certain SGR used by American to operate certain services between the U.S. and European Union (including London Heathrow). American has the ability to make future modifications to the collateral pledged, subject to certain restrictions. American’s obligations under the 2014 Credit Facilities are guaranteed by AAG.

The 2014 Revolving Facility is subject to an undrawn annual fee of 0.625%, and borrowings thereunder bear interest at a variable rate equal to LIBOR plus a margin of 2.00%. Under certain customary circumstances, including the permanent unavailability of LIBOR, the administrative agent under the 2014 Credit Agreement, the Borrower and the required lenders may replace LIBOR with another benchmark rate, as set forth more fully in the 2014 Credit Facilities. The 2014 Revolving Facility provides that American may from time to time borrow, repay and reborrow loans thereunder, and provides for the ability to issue letters of credit thereunder in an aggregate amount outstanding at any time up to $200.0 million. On April 1, 2020, American borrowed $1.5 billion under the 2014 Revolving Facility and on May 7, 2020, American had borrowed $110.0 million under the 2014 Revolving Facility. Following the May 7, 2020 draw, American had no additional borrowing capacity available under the 2014 Revolving Facility.

Borrowings under the 2014 Term Loan Facility bear interest at a variable rate equal to LIBOR plus a margin of 2.00%. As of March 31, 2020, borrowings of $1.2 billion were outstanding under the 2014 Term Loan Facility.

The 2014 Credit Facilities contain affirmative, negative and financial covenants. In particular, American is required under the terms of 2014 Credit Facilities to maintain a minimum ratio of appraised collateral value to outstanding loans of 1.6 to 1.0. The 2014 Credit Facilities also include covenants that, among other things, require AAG to maintain a minimum aggregate liquidity (as defined in the 2014 Credit Facilities) of not less than $2.0 billion and limit the ability of AAG and its restricted subsidiaries to pay dividends and make certain other payments, make certain investments, incur additional indebtedness, incur liens on the collateral, dispose of the collateral, enter into certain affiliate transactions and engage in certain business activities, in each case subject to certain exceptions.

The 2014 Credit Facilities contain events of default customary for similar financings, including cross-default to other material indebtedness. Upon the occurrence of an event of default, the outstanding obligations under the 2014 Credit Facilities may be accelerated and become due and payable immediately. In addition, if a “change of control” occurs, American will (absent an amendment or waiver) be required to repay at par the loans outstanding under the 2014 Credit Facilities and terminate the 2014 Revolving Facility.

In connection with the Concurrent Senior Secured Notes Offering, the collateral trustee will enter into an intercreditor agreement with the collateral agent under the 2014 Credit Facilities, providing for the senior secured notes offered in the Concurrent Senior Secured Notes Offering and the Concurrent Term Loan Financing to be secured by a second-lien on the assets that secure the 2014 Credit Facilities on a first-lien basis.

April 2016 Credit Facilities

On April 29, 2016, American and AAG entered into the Amended and Restated Credit and Guaranty Agreement (as amended, the “April 2016 Credit Agreement”) among American, AAG, the lenders from time to time party thereto, Barclays Bank PLC, as administrative agent and certain other parties thereto. The April 2016 Credit Agreement provides for (i) a revolving credit facility (the “April 2016 Revolving Facility”) with total aggregate revolving credit commitments of $450.0 million, a substantial portion of which matures on October 11, 2024 and (ii) a term loan facility (the “April 2016 Term Loan Facility” and, together with the April 2016 Revolving Facility, the “April 2016 Credit Facilities”) in an aggregate principal amount of $1.0 billion which matures on April 28, 2023 and amortizes at 1.0% per annum. Borrowings under the April 2016 Credit Facilities are secured by a first-priority lien on American’s aircraft spare parts. American has the ability to make future modifications to the collateral pledged, subject to certain restrictions. American’s obligations under the April 2016 Credit Facilities are guaranteed by AAG.

The April 2016 Revolving Facility is subject to an undrawn annual fee of 0.625%, and borrowings thereunder bear interest at a variable rate equal to LIBOR plus a margin of 2.00%. Under certain customary circumstances, including the permanent unavailability of LIBOR, the administrative agent under the April 2016 Credit Agreement, the Borrower and the required lenders may replace LIBOR with another benchmark rate, as set forth more fully in the April 2016 Credit Facilities. The April 2016 Revolving Facility provides that American may from time to time borrow, repay and reborrow loans thereunder. On April 1, 2020, American borrowed $450.0 million under the April 2016 Revolving Facility. Following the April 1, 2020 draw, American had no additional borrowing capacity available under the April 2016 Revolving Facility.

Borrowings under the April 2016 Term Loan Facility bear interest at a variable rate equal to LIBOR plus a margin of 2.00%. As of March 31, 2020, borrowings of $970 million were outstanding under the April 2016 Term Loan Facility.

The April 2016 Credit Facilities contain affirmative, negative and financial covenants. In particular, American is required under the terms of April 2016 Credit Facilities to maintain a minimum ratio of appraised collateral value to outstanding loans of 1.6 to 1.0. The April 2016 Credit Facilities also include covenants that, among other things, require AAG to maintain a minimum aggregate liquidity (as defined in the April 2016 Credit Facilities) of not less than $2.0 billion and limit the ability of AAG and its restricted subsidiaries to pay dividends and make certain other payments, make certain investments, incur additional indebtedness, incur liens on the collateral, dispose of the collateral, enter into certain affiliate transactions and engage in certain business activities, in each case subject to certain exceptions.

The April 2016 Credit Facilities contain events of default customary for similar financings, including cross-default to other material indebtedness. Upon the occurrence of an event of default, the outstanding obligations under the April 2016 Credit Facilities may be accelerated and become due and payable immediately. In addition, if a “change of control” occurs, American will (absent an amendment or waiver) be required to repay at par the loans outstanding under the April 2016 Credit Facilities and terminate the April 2016 Revolving Facility.

December 2016 Credit Facilities

On December 15, 2016, American and AAG entered into the Amended and Restated Credit and Guaranty Agreement (as amended, the “December 2016 Credit Agreement”) among American, AAG, the lenders from time to time party thereto, Citibank N.A., as administrative agent and certain other parties thereto. The December 2016 Credit Agreement provides for a term loan facility (the “December 2016 Term Loan Facility”) in an aggregate principal amount of $1.3 billion which matures on

December 14, 2023 and amortizes at 1.0% per annum. The December 2016 Credit Agreement also provides for a revolving credit facility that may be established thereunder in the future. Borrowings under the December 2016 Term Loan Facility are secured by a first-priority lien on certain slots at each of Ronald Reagan Washington National Airport (DCA) and La Guardia Airport (LGA), certain simulators and certain leasehold rights. American has the ability to make future modifications to the collateral pledged, subject to certain restrictions. American’s obligations under the December 2016 Credit Facilities are guaranteed by AAG.

Borrowings under the December 2016 Term Loan Facility bear interest at a variable rate equal to LIBOR plus a margin of 2.00%. Under certain customary circumstances, including the permanent unavailability of LIBOR, the administrative agent under the December 2016 Credit Agreement, the Borrower and the required lenders may replace LIBOR with another benchmark rate, as set forth more fully in the December 2016 Term Loan Facility. As of March 31, 2020, borrowings of $1.2 billion were outstanding under the December 2016 Term Loan Facility.

The December 2016 Term Loan Facility contains affirmative, negative and financial covenants. In particular, American is required under the terms of December 2016 Term Loan Facility to maintain a minimum ratio of appraised collateral value to outstanding loans of 1.6 to 1.0. The December 2016 Term Loan Facility also includes covenants that, among other things, require AAG to maintain a minimum aggregate liquidity (as defined in the December 2016 Term Loan Facility) of not less than $2.0 billion and limit the ability of AAG and its restricted subsidiaries to pay dividends and make certain other payments, make certain investments, incur additional indebtedness, incur liens on the collateral, dispose of the collateral, enter into certain affiliate transactions and engage in certain business activities, in each case subject to certain exceptions.

The December 2016 Credit Agreement contains events of default customary for similar financings, including cross-default to other material indebtedness. Upon the occurrence of an event of default, the outstanding obligations under the December 2016 Term Loan Facility and any revolving credit facility established under the December 2016 Credit Agreement may be accelerated and become due and payable immediately. In addition, if a “change of control” occurs, American will (absent an amendment or waiver) be required to repay at par the loans outstanding under the December 2016 Credit Agreement and terminate any revolving credit facility established under the December 2016 Credit Agreement.

Delayed Draw Term Loan Facility

On March 18, 2020, American and AAG entered into a Credit and Guaranty Agreement (the “Delayed Draw Term Loan Credit Agreement”), among American, as borrower, AAG, as parent and guarantor, the lenders party thereto and Citibank N.A., as administrative agent and collateral agent. The Delayed Draw Term Loan Credit Agreement provides for a 364-day, $1.0 billion senior secured delayed draw term loan credit facility (the “Delayed Draw Term Loan Facility”). Term loans under the Delayed Draw Term Loan Facility will be due and payable in a single installment on the maturity date on March 17, 2021. On March 25, 2020, American borrowed the full $1.0 billion in term loans available under the Delayed Draw Term Loan Facility.

Voluntary prepayments at par of term loans under the Delayed Draw Term Loan Facility may be made by American at any time. Mandatory prepayments at par of term loans under the Delayed Draw Term Loan Facility may be required to the extent necessary to comply with American’s covenants regarding collateral coverage and certain dispositions of collateral. In addition, if certain change of control transactions occur with respect to AAG, American will be required to repay at par the term loans outstanding under the Delayed Draw Term Loan Facility.

Borrowings of term loans under the Delayed Draw Term Loan Facility bear interest at an index rate plus an applicable index margin or, at American’s option, LIBOR (subject to a floor of 1.00%) plus an applicable LIBOR margin for interest periods of one, three or six months (or, if available to all affected lenders, 12 months or a shorter period). For term loans under the Delayed Draw Term Loan Facility based on an index rate, the applicable margin will be 1.00% for such term loans made up to 180 days after the Closing Date and will increase to 1.75% thereafter. For term loans under the Delayed Draw Term Loan Facility based on LIBOR, the applicable margin will be 2.00% for such term loans made up to 180 days after the Closing Date and will increase to 2.75% thereafter.

Subject to certain limitations and exceptions, the Delayed Draw Term Loan Facility is secured by collateral, including certain SGR utilized by American in providing its scheduled air carrier services to and from Mexico and Central America and to London and certain cities in the European Union. The lien on Mexico and Central America SGR is a first-priority lien and the lien on London and European SGR is a second-priority lien. American has the ability to make future modifications to the collateral pledged, subject to certain restrictions. American’s obligations under the Delayed Draw Term Loan Credit Facility are guaranteed by AAG. American is required to maintain a certain minimum ratio of appraised value of collateral to the outstanding term loans.

The Delayed Draw Term Loan Credit Agreement also includes affirmative, negative and financial covenants that, among other things, limit the ability of AAG and its restricted subsidiaries to pay dividends and make certain other payments, make certain investments, incur liens on or dispose of the collateral, enter into certain affiliate transactions and engage in certain business activities, in each case subject to certain exceptions. In addition, under the Delayed Draw Term Loan Credit Agreement, AAG must maintain a minimum aggregate liquidity of $2.0 billion.

The Delayed Draw Term Loan Credit Agreement contains events of default customary for similar financings, including cross-default to other material indebtedness. Upon the occurrence of an event of default, the outstanding obligations under the Delayed Draw Term Loan Credit Agreement may be accelerated and become due and payable immediately.

If the Concurrent Senior Secured Notes Offering and/or Concurrent Term Loan Financing are consummated, the Delayed Draw Term Loan Credit Agreement will be repaid in full and terminated.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations of the purchase, ownership and disposition and conversion of notes and the shares of our common stock into which the notes may be converted, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the notes or the shares of our common stock into which the notes may be converted. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of the notes and the shares of our common stock into which the notes may be converted.

Except where noted, this summary addresses only a note or common stock held as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment) by a beneficial owner who purchased the note on original issuance for cash at its “issue price” (i.e., the first price at which a substantial portion of the notes is sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary does not address all aspects of U.S. federal income taxes relevant to holders of a note or common stock (including the potential application of the Medicare contribution tax), nor does it address all tax consequences that may be relevant to such holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, banks, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, “controlled foreign corporations,” “passive foreign investment companies,” insurance companies or traders in securities that elect to use a mark-to-market method of tax accounting for their securities;

•

tax consequences to persons holding notes or our common stock as a part of a hedging, integrated or conversion transaction or a straddle, or persons deemed to sell notes or our common stock under the constructive sale provisions of the Code;

•	tax consequences to U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar;

•

tax consequences to investors that hold notes or our common stock through partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes, or through S Corporations or other pass-through entities or arrangements;

•

tax consequences to persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes or our common stock being taken into account in an applicable financial statement; and

•	any alternative minimum tax consequences.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes or our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding notes or our common stock and the partners in such partnerships should consult their tax advisors.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES AND COMMON STOCK ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

As used herein, a “U.S. holder” is a beneficial owner of a note or common stock received upon conversion of a note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of a note or common stock received upon conversion of a note that is an individual, corporation (or any other entity treated as a corporation for U.S. federal income tax purposes), estate or trust that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as corporations that accumulate earnings to avoid U.S. federal income tax or, in certain circumstances, individuals who are U.S. expatriates. Consequently, non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local, non-U.S. and other tax consequences that may be relevant to them in light of their particular circumstances.

Consequences to U.S. Holders

Interest on the Notes

It is anticipated, and this discussion assumes, that the notes will not be issued with original issue discount for U.S. federal income tax purposes. In such case, stated interest on a note generally will be taxable to a U.S. holder as ordinary income at the time it is received or accrues in accordance with the U.S. holder’s usual method of accounting for tax purposes.

Additional Payments

In certain circumstances, we may be obligated to make payments on the notes in excess of stated principal and interest. See “Description of Notes—Events of Default—Special Interest as Sole Remedy for Certain Reporting Defaults.” According to the applicable Treasury regulations, certain contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if such contingencies, as of the date of issuance, are “remote or incidental” or certain other circumstances apply. We intend to take the position that these contingencies should not cause the notes to be treated as contingent payment debt instruments under the applicable Treasury regulations. Assuming such position is respected by the IRS, a U.S. holder would be required to include in income the amount of any such additional payments at the time such payments are received or accrued in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes. Our position is binding on a U.S. holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. If the IRS successfully challenged our position, and the notes were treated as contingent payment debt instruments, a U.S. holder would be required to accrue interest income at a rate higher than the stated interest, regardless of the U.S. holder’s method of accounting, and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange, retirement or redemption of a note (including all gain realized upon conversion, even if the U.S. holder receives shares of our common stock). This discussion assumes that the notes will not be considered contingent payment debt instruments. U.S. holders are urged to consult their tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

Except as provided below under “—Conversion of Notes,” a U.S. holder generally will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note (including an exchange with a designated financial institution in lieu of conversion, as described in “Description of Notes—Exchange in Lieu of Conversion”) equal to the difference between the amount realized (less accrued but unpaid interest which will be treated as described above under “—Interest on the Notes”) and such U.S. holder’s adjusted tax basis in the note. The amount realized by a U.S. holder will include the amount of any cash and the fair market value of any other property received for the note. A U.S. holder’s adjusted tax basis in a note generally will be equal to the amount that the U.S. holder paid for the note plus the amount, if any, included in income by the U.S. holder on an adjustment to the conversion rate of the note, as described under “—Constructive Distributions” below.

Any gain or loss recognized on a taxable disposition of a note generally will be capital gain or loss. If, at the time of the sale, exchange, redemption or other taxable disposition of a note, a U.S. holder held the note for more than one year, such gain or loss generally will be long-term capital gain or loss. Otherwise, such gain or loss will be short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals) long-term capital gains are generally eligible for a reduced rate of U.S. federal income tax. A U.S. holder’s ability to deduct capital losses may be limited.

Conversion of Notes

If a U.S. holder presents a note for conversion, a U.S. holder may receive solely cash, solely our common stock, or a combination of cash and our common stock in exchange for the note, depending upon our chosen settlement method.

If a U.S. holder receives solely cash in exchange for a note upon conversion, the U.S. holder’s gain or loss will be determined in the same manner as if the U.S. holder disposed of the notes in a taxable disposition (as described above under “—Sale, Exchange, Redemption or Other Taxable Disposition of Notes”).

If a U.S. holder receives solely our common stock in exchange for notes upon conversion (excluding an exchange with a designated financial institution in lieu of conversion, as described in “Description of Notes—Exchange in Lieu of Conversion,” which would be taxable as described above, under “—Sale, Exchange, Redemption or Other Taxable Disposition of Notes,” and in which case the holder would have a tax basis in the shares of our common stock equal to their fair market value at the time of the conversion, and a holding period beginning the day after the date of receipt), the U.S. holder generally will not recognize gain or loss upon the conversion of the notes into our common stock except to the extent of (i) cash received in lieu of a fractional share and (ii) amounts received with respect to accrued but unpaid interest (which will be treated as described above under “—Interest on the Notes”).

The amount of gain or loss a U.S. holder will recognize on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash the U.S. holder receives in respect of the fractional share and the portion of the U.S. holder’s adjusted tax basis in the note that is allocable to the fractional share. Any such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss, if at the time of the conversion, the note has been held for more than one year. The tax basis of shares of our common stock received upon a conversion (other than shares attributable to accrued but unpaid interest, the tax basis of which will equal their fair market value) will equal the adjusted tax basis of the note that was converted (excluding the portion of the adjusted tax basis that is allocable to any fractional share). A U.S. holder’s adjusted tax basis in a note generally will be equal to the amount that the U.S. holder paid for the note plus the amount, if any, included in income by the U.S. holder on an adjustment to the conversion rate of the note, as described in “—Constructive Distributions” below. The U.S. holder’s holding period for the shares of our common stock will include the period during which the U.S. holder held the notes, except that the holding period of any shares received with respect to accrued but unpaid interest will commence on the day after the date of receipt.

As described below, the tax treatment of a conversion of a note into cash and our common stock is uncertain and subject to different characterizations, and U.S. holders should consult their tax advisors regarding the consequences of such a conversion.

Treatment as a Recapitalization. If a combination of cash and our common stock is received by a U.S. holder upon conversion of a note (excluding an exchange with a designated financial institution in lieu of conversion, as described in “Description of Notes—Exchange in Lieu of Conversion,” which would be taxable as described above, under “—Sale, Exchange, Redemption or Other Taxable Disposition of Notes”), we intend to take the position that the notes are securities for U.S. federal income tax purposes and to treat the conversion should be treated as a recapitalization. In such case, gain, but not loss, would be recognized by the U.S. holder equal to the excess of the fair market value of our common stock and cash received (other than amounts attributable to accrued but unpaid interest, which will be treated as described above under “—Interest on the Notes”) over the U.S. holder’s adjusted tax basis in the note, but in no event would the gain recognized exceed the amount of cash received (excluding any cash received in lieu of a fractional share or attributable to accrued but unpaid interest). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash received and the portion of the U.S. holder’s tax basis in our common stock received that is allocable to the fractional share, as described in the following paragraph. Any gain or loss recognized by a U.S. holder on conversion of a note generally would be capital gain or loss and generally would be long-term capital gain or loss if, at the time of the conversion, the note has been held for more than one year. The tax basis of our common stock received upon such a conversion (including any fractional share deemed to be received by the U.S. holder, but excluding any common stock attributable to accrued but unpaid interest, the tax basis of which would equal its fair market value) would equal the adjusted tax basis of the note that was converted, reduced by the amount of any cash received (excluding cash received in lieu of a fractional share or attributable to accrued but unpaid interest), and increased by the amount of gain, if any, recognized (other than gain recognized on any cash received with respect to a fractional share). A U.S. holder’s holding period for our common stock would include the period during which the U.S. holder held the note, except that the holding period of any common stock received with respect to accrued but unpaid interest would commence on the day after our common stock is received.

Alternative Treatment as Part Conversion and Part Redemption. If the conversion of a note into cash and our common stock (excluding an exchange with a designated financial institution in lieu of conversion, as described in “Description of Notes—Exchange in Lieu of Conversion,” which would be taxable as described above under “—Sale, Exchange, Redemption or Other Taxable Disposition of Notes”) were not treated as a recapitalization as discussed above, the cash payment received may be treated as proceeds from the redemption of a portion of the note and taxed in the manner described above under “—Sale, Exchange, Redemption or Other Taxable Disposition of Notes,” in which case our common stock received on such a conversion would be treated as received upon a conversion of the other portion of the note, which generally would not be taxable to a U.S. holder except to the extent of any common stock received with respect to accrued but unpaid interest. In that case, the U.S. holder’s adjusted tax basis in the note would generally be allocated pro rata among our common stock received and the portion of the note that is treated as sold for cash based on the fair market value of our common stock and the cash received. The holding period for our common stock received in the conversion would include the holding period for the note, except that the holding period of any common stock received with respect to accrued but unpaid interest would commence on the day after our common stock is received.

Distributions

Distributions, if any, made on our common stock, other than certain pro rata distributions of our common stock, generally will be included in the income of a U.S. holder of our common stock as ordinary dividend income to the extent of our current or accumulated earnings and profits. Distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of a U.S. holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by certain non-corporate U.S. holders (including individuals) are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period and other requirements are satisfied.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings and profits may, in some circumstances, result in a deemed distribution to the U.S. holder for U.S. federal income tax purposes even though no cash or property is received. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not result in a deemed distribution to a U.S. holder.

Certain of the conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder of notes will be deemed to have received a distribution even though the U.S. holder has not received any cash or property as a result of such conversion rate adjustment. In addition, an adjustment to the conversion rate in connection with a make-whole fundamental change may, in some circumstances, be treated as a deemed distribution. Any deemed distribution will be taxable as a dividend, return of capital or capital gain as described above under “—Distributions.”

However, it is unclear whether a constructive dividend deemed paid to a non-corporate U.S. holder would be eligible for the lower applicable long-term capital gains rates as described above under “—Distributions.” It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Generally, a U.S. holder’s adjusted tax basis in a note will be increased to the extent any such constructive distribution is treated as a dividend. U.S. holders should consult their tax advisors on the impact a constructive distribution may have on their holding period in the notes.

We are currently required to report the amount of any deemed distributions on our website or to the IRS and holders of notes not exempt from information reporting. The IRS has issued proposed regulations addressing the amount and timing of deemed distributions, as well as obligations of withholding agents and filing and notice obligations of issuers in respect of such deemed distributions. If adopted as proposed, the regulations would generally provide that (i) the amount of a deemed distribution is the excess of the fair market value of the right to acquire stock immediately after the conversion rate adjustment over the fair market value of the right to acquire stock without the adjustment, (ii) the deemed distribution occurs at the earlier of the date the adjustment occurs under the terms of the note and the date of the actual distribution of cash or property that results in the deemed distribution, (iii) subject to certain limited exceptions, a withholding agent is required to impose any applicable withholding on deemed distributions and, if there is no associated cash payment, may set off its withholding obligations against payments on the notes (or, in some circumstances, any payments on our common stock) or sales proceeds received by or other funds or assets of an investor and (iv) we are required to report the amount of any deemed distributions on our website or to the IRS and all holders of notes (including holders of notes that would otherwise be exempt from information reporting). The final regulations will be effective for deemed distributions occurring on or after the date of adoption, but holders of notes and withholding agents may rely on them prior to that date under certain circumstances.

Sales, Certain Redemptions or Other Taxable Dispositions of Common Stock

Upon sales, certain redemptions or other taxable dispositions of our common stock, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized and the U.S. holder’s tax basis in our common stock. Any gain or loss recognized on a taxable disposition of common stock generally will be capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period at the time of the sale, redemption or other taxable disposition of our common stock is more than one year. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) are generally eligible for a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Possible Effect of a Change in Conversion Consideration After a Change in Control

In certain situations, the notes may become convertible or exchangeable into shares of an acquirer. Depending on the circumstances, such an event could result in a deemed taxable exchange of the notes to a U.S. holder and the modified notes could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss. Furthermore, depending on the circumstances, the U.S. federal income tax consequences of the exchange or conversion of the notes as well as the ownership of the notes and the shares of our common stock may be different from the U.S. federal income tax consequences addressed in this discussion.

Consequences to Non-U.S. Holders

Interest on the Notes

The 30% U.S. federal withholding tax will not be applied to any payment of interest on a note to a non-U.S. holder that is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, provided that:

•

the non-U.S. holder does not actually or constructively own (pursuant to the conversion feature or otherwise) 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership; and

•	the non-U.S. holder (a) provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or

W-8BEN-E (or other applicable form)) or (b) holds the notes through certain foreign intermediaries and the non-U.S. holder and the foreign intermediaries satisfy the certification requirements of applicable Treasury regulations.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides the applicable withholding agent with a properly executed (i) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base, then (although the non-U.S. holder will be exempt from the 30% withholding tax (or lesser rate under an applicable income tax treaty) provided the certification requirements discussed above are satisfied) the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if the non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Dividends and Constructive Distributions

Any amount treated as a dividend (as discussed above under “Consequences to U.S. Holders—Distributions”) paid to a non-U.S. holder with respect to common stock (and any deemed dividends resulting from certain adjustments, or failures to make adjustments, to the conversion rate of the notes, as described above under “Consequences to U.S. Holders—Constructive Distributions”) will be subject to U.S. withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business in the United States and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate tax rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to a branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Any applicable withholding taxes (including backup withholding) with respect to deemed dividends may be withheld from interest and payments upon conversion, repurchase or maturity of the notes or if any withholding taxes (including backup withholding) are paid on behalf of a non-U.S. holder, those withholding taxes may be withheld from or set off against payments of cash or common stock, if any, payable on the notes (or, in some circumstances, any payments on our common stock) or sales proceeds received by or other funds or assets of such non-U.S. holder.

A non-U.S. holder who wishes to claim the benefit of an applicable income tax treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for an exemption from or a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange, Certain Redemptions, Conversion or Other Taxable Dispositions of Notes or Common Stock

Subject to the discussion below under “Information Reporting and Backup Withholding—Non- U.S. Holders” and “Information Reporting and Backup Withholding—Foreign Account Tax Compliance,” any gain recognized by a non-U.S. holder on the sale, exchange (including an exchange with a designated financial institution in lieu of conversion, as described in “Description of Notes—Exchange in Lieu of Conversion”), certain redemptions, conversion or other taxable dispositions of a note or common stock will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation,” or USRPHC, for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the five-year period ending on the date of disposition of the note or common stock, as the case may be, and certain other conditions are met.

If you are a non-U.S. holder and you realize gain described in the first bullet point above, you will be subject to tax at regular graduated U.S. federal income tax rates on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition of a note or our common stock, generally in the same manner as if you were a U.S. holder, and, if you are a foreign corporation, you additionally may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits, or at such lower rate as may be specified by an applicable income tax treaty. If you are described in the second bullet point above, you will be subject to a flat 30% tax (or lower applicable income tax treaty rate) on the gain recognized on the sale, exchange, redemption, conversion or other taxable disposition of a note or our common stock (which gain may be offset by certain U.S.-source capital losses), even though you are not considered a resident of the United States. We believe we are not, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes.

Any amounts (including our common stock) that a non-U.S. holder receives on a sale, exchange, redemption, conversion or other taxable disposition of a note that are attributable to accrued but unpaid interest will be treated as interest and may be subject to U.S. federal income tax in accordance with the rules described above under “—Interest on the Notes.”

Information Reporting and Backup Withholding

U.S. Holders

Information reporting requirements generally will apply to payments of interest and deemed dividends on the notes (if any), dividends on our common stock and the proceeds of a sale of a note or our common stock paid to a U.S. holder unless the U.S. holder is an exempt recipient, and if requested, certifies as to that status. Backup withholding generally will apply to those payments if the U.S. holder fails to provide an appropriate certification with its correct taxpayer identification number or certification of exempt status. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Generally, the amount of interest and deemed dividends on the notes (if any) and any distributions on our common stock to non-U.S. holders regardless of whether such distributions constitute dividends or whether any tax was actually withheld, and the amount of tax, if any, withheld with respect to those payments must be reported annually to the IRS and to the non-U.S. holders. Copies of the information returns reporting such interest, deemed dividends, dividends and withholding may also be made available to the tax authorities in a country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or deemed dividends on a note or dividends on our common stock, provided the statement described above in the last bullet point under “Consequences to Non-U.S. Holders—Interest on the Notes” has been received or the non-U.S. holder otherwise establishes an exemption. In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or our common stock conducted within the United States or through certain U.S.-related financial intermediaries, unless the statement described above has been received, or the non-U.S. holder otherwise establishes an exemption. Backup withholding is not an additional tax, Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”) generally impose a withholding tax at a rate of 30% on interest and dividends (including deemed dividends) paid on, and (subject to the proposed U.S. Treasury Regulations discussed below) the gross proceeds of a disposition of, debt obligations or stock in a United States corporation paid to (i) a foreign financial institution, or FFI, whether as a beneficial owner or intermediary, unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), or qualifies for an exemption from these rules, and (ii) a foreign entity that is not a financial institution (whether as a beneficial owner or intermediary for another foreign entity that is not a financial institution) unless such entity provides the withholding agent or U.S. tax authorities with a certification identifying the substantial U.S. owners of the entity, which generally include any U.S. person who directly or indirectly owns more than 10% of the entity, or qualifies for an exemption from these rules. A person that receives payments through one or more FFIs may receive reduced payments as a result of FATCA withholding taxes if (i) any such FFI does not enter into such an agreement with the U.S. government and does not otherwise establish an exemption, or (ii) such person is (a) a “recalcitrant account holder” or (b) itself an FFI that fails to enter into such an agreement or establish an exemption. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

The applicable Treasury regulations and administrative guidance provide that the FATCA withholding rules will apply to payments of interest and dividends (including deemed dividends) regardless of when they are made (or deemed made). While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of notes or stock, proposed U.S. Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed U.S. Treasury regulations until final U.S. Treasury regulations are issued. No such final U.S. Treasury regulations have been issued as of the date of this prospectus supplement. Investors are encouraged to consult their tax advisors regarding the implications of these rules on their investment in our notes and our common stock.

UNDERWRITING

AAG, American and the representatives (as defined herein) on behalf of the underwriters named below have entered into an underwriting agreement with respect to the notes being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table. Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., BofA Securities, Inc. and J.P. Morgan Securities LLC are the representatives of the underwriters (the “representatives”).

Underwriters	Principal Amount of Notes
Goldman Sachs & Co. LLC	$127,437,000
Citigroup Global Markets Inc.	127,436,000
BofA Securities, Inc.	127,436,000
J.P. Morgan Securities LLC	127,436,000
Barclays Capital Inc.	59,512,000
Deutsche Bank Securities Inc.	67,146,000
Credit Suisse Securities (USA) LLC	42,705,000
ICBC Standard Bank Plc	96,398,000
Morgan Stanley & Co. LLC	42,705,000
SMBC Nikko Securities America, Inc.	42,705,000
BNP Paribas Securities Corp.	21,352,000
Credit Agricole Securities (USA) Inc.	21,352,000
Standard Chartered Bank	48,199,000
HSBC Securities (USA) Inc.	21,352,000
MUFG Securities Americas Inc.	21,352,000
BOK Financial Securities, Inc.	5,477,000

Total	$1,000,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken, other than the notes covered by the option described below unless and until this option is exercised.

AAG has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Option to Purchase Additional Notes

The underwriters have an option to buy up to an additional $150.0 million in principal amount of notes from AAG solely to cover over-allotments. They may exercise that option, in whole or in part, for a period of 30 days from the date of this prospectus supplement. If any notes are purchased pursuant to this option, the underwriters will severally purchase notes in approximately the same proportion as set forth in the table above. Any notes issued or sold under the option will be issued and sold on the same terms and conditions as the other notes that are the subject of this offering.

Discounts and Commissions

The following table shows the per note and total public offering price and underwriting discounts, and proceeds before expenses to us with respect to this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional $150.0 million aggregate principal amount of notes, solely to cover over-allotments.

	Per Note	No Exercise	Full Exercise
Price to public	$1,000.00	$1,000,000,000	$1,150,000,000
Underwriting discount	$29.60	$29,600,000	$34,040,000
Proceeds, before expenses, to American Airlines Group Inc.	$970.40	$970,400,000	$1,115,960,000

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any notes sold by the underwriters to certain dealers may be sold at a discount from the initial public offering price of up to 1.65% of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

AAG estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.0 million.

No Sale of Similar Securities

AAG and American have agreed with the underwriters, during the period beginning on the date hereof and continuing until the date 60 days after the date of this prospectus supplement, and subject to certain exceptions, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the SEC a registration statement under the Securities Act relating to, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (other than any registration statement on Form S-8 or any successor forms thereto, or relating solely to any of the employee benefit plans of AAG and/or American), or publicly disclose the intention to undertake any of the foregoing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or any such other securities or publicly disclose the intention to undertake any of the foregoing, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, without the prior written consent of the representatives.

Notwithstanding the foregoing, such limitations shall not apply to: (a) the convertible notes sold pursuant to this offering and any shares of common stock of AAG issued upon the conversion thereof; (b) any common stock of AAG to be offered and sold pursuant to the Concurrent Common Stock Offering; (c) any shares of common stock of AAG issued (or withheld) upon the exercise or conversion of any options, warrants or other securities or restricted stock units outstanding on the date of this prospectus supplement or other equity-based awards under existing equity compensation plans and incentive retention plans; (d) any options, restricted stock units or other equity-based awards granted under existing equity compensation plans and incentive retention plans; (e) any warrants of AAG issued to the United States government, the U.S. Department of the Treasury or any similar agency under the CARES Act, or any other similar government aid program (and any shares of common stock of AAG issued upon the exercise thereof) or (f) any of the actions described in the above paragraph with respect to the issuance of up to 10% of outstanding shares of common stock of AAG (or any securities convertible into or exercisable or exchangeable for such shares) in connection with any acquisitions, strategic partnerships or other commercial relationships, provided that the recipient of any such issuances described clause (f) sign a lock-up agreement described below.

Lock-Ups

All of the directors and executive officers of AAG have agreed that, during the period beginning on the date hereof and continuing until the date 60 days after the date of this prospectus supplement (the “Restricted Period”), and subject to limited exceptions, they will not (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock, or any securities convertible into or exercisable or exchangeable for common stock (including without limitation, common stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) (collectively with the common stock, the “Lock-Up Securities”), (b) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise, (c) make any demand for, or exercise any right with respect to, the registration of any Lock-Up Securities, or (d) publicly disclose the intention to do any of the foregoing, without the prior written consent of the representatives.

Notwithstanding the foregoing, such limitations shall not apply to: (a) any disposition of shares of common stock, any other class of the AAG’s capital stock, or other securities convertible into or exercisable or exchangeable for common stock by bona fide gift, by will or by intestacy; (b) transactions relating to shares of common stock or other securities convertible into or exercisable or exchangeable for common stock acquired in open market transactions after the completion of this offering (provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made during the Restricted Period in connection with subsequent sales of common stock or other securities acquired in such open market transactions); (c) transfers of shares of common stock or any security convertible into or exercisable or exchangeable for common stock to partnerships or limited liability companies for the benefit of the immediate family of the undersigned and the partners and members of which are only the undersigned and the immediate family of the undersigned (“immediate family” shall mean any relationship by blood, current or former marriage or adoption, not more remote than first cousin) or to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned or to a trustor or beneficiary of such trust; (d) distributions of shares of common stock or any security convertible into or exercisable or exchangeable for common stock pursuant to a court or regulatory agency order, a qualified domestic order or in connection with a divorce settlement; (e) dispositions of shares of common stock or any security convertible into or exercisable or exchangeable for common stock to AAG to satisfy tax withholding or exercise price obligations in connection with the exercise of options to purchase common stock on a “cashless” or “net exercise” basis (provided that the net underlying shares issued thereunder shall be subject to the restrictions on transfer to AAG); (f) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock or any security convertible into or exercisable or exchangeable for common stock (provided that such plan does not provide for the transfer of common stock or any security convertible into or exercisable or exchangeable for common stock during the Restricted Period and to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or AAG regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the Restricted Period); (g) transfers of shares of common stock or any security convertible into or exercisable or exchangeable for common stock pursuant to a trading plan pursuant to Rule 10b5-1 under the Exchange Act that was in effect as of, and only shares scheduled for sale thereunder on, the date hereof; (h) the exercise or settlement of equity-based compensation awards of AAG granted under any stock incentive plan or stock purchase plan described (including through incorporation by reference) in this prospectus supplement, including the withholding or sale of shares to satisfy exercise price, tax withholding obligations or both (provided that the net underlying shares issued thereunder shall be subject to the restrictions on transfer to AAG, and provided further, that any public report or filing shall clearly indicate in footnotes the reason for such transfer and that no public filings or reports would be made voluntarily during the Restricted Period); and (i) transfers of shares of common stock, any other class of the AAG’s capital stock, or any security convertible into or exercisable or exchangeable for common stock pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of the common stock involving a change of control of AAG approved by the Board of Directors of AAG.

No Listing

The notes are a new issue of securities with no established trading market. AAG does not plan to list the notes on a securities exchange. AAG has been advised by the underwriters that they presently intend to make a market in the notes in a manner permitted under applicable securities laws. However, the underwriters are not obligated to do so. Any market-making activity, if initiated, may be discontinued at any time and without notice. No assurance can be given as to the liquidity of the trading market for the notes.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Selling Restrictions

European Economic Area and United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in any Member State of the European

Economic Area or the United Kingdom (each, a “Relevant State”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive 2016/97/EU (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MIFID II; or (iii) not a qualified investor as defined in Regulation 2017/1129 (EU) (as amended or superseded, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in a Relevant State has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in a Relevant State may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant State will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation. References to Regulations or Directives include, in relation to the UK, those Regulations or Directives as they form part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in UK domestic law, as appropriate.

Solely for the purposes of the product governance requirements contained within: (a) EU Directive 2014/65/EU on Markets in Financial Instruments, as amended (“MiFID II”); (b) Articles 9 and 10 of Commission Delegated Directive (EU) 2017/593 supplementing MiFID II; and (c) local implementing measures (together, the “MiFID II Product Governance Requirements”), and disclaiming all and any liability, whether arising in tort, contract or otherwise, which any “manufacturer” (a “Manufacturer”) (for the purposes of the MiFID II Product Governance Requirements) may otherwise have with respect thereto, the notes have been subject to a product approval process, which has determined that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the Manufacturer’s target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the Manufacturer’s target market assessment) and determining appropriate distribution channels.

United Kingdom

This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended the “Financial Promotion Order”)); (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Financial Promotion Order; or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA (defined below)) in connection with the issue or sale of any notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Each Underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as

amended, the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to AAG; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA ) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to this offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes must observe such Australian on-sale restrictions.

This prospectus supplement and the accompanying prospectus contain general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice.

Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the offering, the Company, the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of notes.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

France

Neither this prospectus supplement nor any other offering material relating to the notes described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the notes has been or will be:

(a)	released, issued, distributed or caused to be released, issued or distributed to the public in France;

(b)	or used in connection with any offer for subscription or sale of the shares to the public in France.

Such	offers, sales and distributions will be made in France only:

(a)

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

(b)	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

(c)

in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The notes may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

ICBC Standard Bank Plc

ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell the securities constituting part of its allotment solely outside the United States.

Certain Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

Certain of the underwriters are also acting as underwriters in the Concurrent Common Stock Offering and as initial purchasers in the Concurrent Senior Secured Notes Offering, for which they will receive customary discounts and commissions. In addition, certain of the underwriters or affiliates of the underwriters are expected to be lenders, and in some cases agents or managers for the lenders, under the Concurrent Term Loan Financing. Affiliates of certain of the underwriters are lenders under the Delayed Draw Term Loan Credit Facility and if the Concurrent Senior Secured Notes Offering and/or the Concurrent Term Loan Financing are consummated they are expected to receive a portion of the net proceeds therefrom. Furthermore, an affiliate of Citigroup Global Markets Inc. and Barclays Capital Inc. are each counterparties to certain agreements with American whereby they issue general purpose consumer and small business credit cards that are co-branded with American marks. In addition, certain of the underwriters are lenders under our revolving credit facilities.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS

The validity of the notes and the guarantee will be passed on for us by Latham & Watkins LLP, New York, New York, and for the underwriters by Milbank LLP, New York, New York.

EXPERTS

The consolidated financial statements of American Airlines Group Inc. and American Airlines, Inc. as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference in this prospectus supplement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2019 financial statements refers to a change to the method of accounting for leases.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus supplement is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) related to the securities to be offered. This prospectus supplement does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus supplement as to the contents of any contract, agreement or any other document referred to are summaries of the material terms of the respective contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved.

We are subject to the information requirements of the Exchange Act. In accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov. In addition, our filings are available from our website at www.aa.com. None of the information on our website constitutes a part of this prospectus supplement.

We are “incorporating by reference” into this prospectus supplement certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained or incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. We incorporate by reference the documents listed below (other than information that we have furnished (rather than filed) on Form 8-K, which information is expressly not incorporated by reference herein):

•	Annual Report of AAG and American on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 19, 2020;

•	Quarterly Report of AAG and American on Form 10-Q for the quarterly period ended March 31, 2020, filed with the SEC on April 30, 2020;

•	Current Reports of AAG on Form 8-K filed with the SEC on January 29, 2020 and June 10, 2020;

•

Current Reports of American on Form 8-K and 8-K/A filed with the SEC on January  29, 2020, February  20, 2020, February  20, 2020, February  26, 2020, March  19, 2020, March  25, 2020, March  27, 2020, April  1, 2020, April  15, 2020 and April 22, 2020; and

•

The portions of AAG and American’s Definitive Proxy Statement on Schedule 14A and as supplemented by the Definitive Additional Materials on Schedule 14A, filed with the SEC on April  28, 2020, that are incorporated by reference into Part III of its Annual Report on Form 10-K for the year ended December 31, 2019.

All documents that we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act on or subsequent to the date of this prospectus supplement, and, in all events, prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus supplement and to be a part of this prospectus supplement from the respective dates of filing of such documents, except for information furnished under Item 2.02 and Item 7.01 of Form 8-K and related exhibits, which is not deemed filed and not incorporated by reference herein.

You may request a copy of any document we incorporate by reference, except exhibits to the documents (unless the exhibits are specifically incorporated by reference), at no cost, by writing or calling us at:

Investor Relations

1 Skyview Drive

Mail Drop 8B351

Fort Worth, Texas 76155

Tel: (817) 963-1234

PROSPECTUS

AMERICAN AIRLINES GROUP INC.

Common Stock

Preferred Stock

Debt Securities

Warrants

Rights

Purchase Contracts

Units

Guarantees

We may offer and sell the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 4 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “AAL.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 19, 2020.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that American Airlines Group Inc. and American Airlines, Inc. filed jointly with the U.S. Securities and Exchange Commission, or the SEC, each as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectus), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “AAG,” “we,” “our,” “us” and the “Company” in this prospectus, we mean American Airlines Group Inc. and its consolidated subsidiaries, unless otherwise specified. When we refer to “AAI,” we mean American Airlines, Inc. When we refer to “you,” we mean the potential holders of the applicable series of securities.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

Each of AAG and AAI files reports, proxy statements and other information with the SEC as required under the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is http://www.aa.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Annual Report of AAG and AAI on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 19, 2020;

•	The information specifically incorporated by reference into the Annual Report of AAG and AAI on Form 10-K from AAG’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2019;

•	Current Reports of AAG and AAI on Form 8-K filed with the SEC on January 29, 2020; and

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The description of the common stock of AAG contained in its registration statement on Form 8-A, filed with the SEC on December 3, 2013, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents. For the avoidance of doubt, we are not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed

“filed” with the SEC, including our Compensation Committee Report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 to Form 8-K.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Corporate Secretary

American Airlines Group Inc.

1 Skyview Drive

Fort Worth, Texas 76155

(817) 963-1234

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY

American Airlines Group Inc. (“AAG”), a Delaware corporation, is a holding company and its principal, wholly-owned subsidiaries are American Airlines, Inc. (“AAI”), Envoy Aviation Group Inc., PSA Airlines, Inc. and Piedmont Airlines, Inc. AAG was formed in 1982 under the name AMR Corporation as the parent company of AAI, which was founded in 1934.

Our principal executive offices are located at 1 Skyview Drive, Fort Worth, Texas 76155. Our telephone number is (817) 963-1234, and our internet address is www.aa.com. Information contained on our and/or our subsidiaries’ websites is not and should not be deemed a part of this prospectus or any other report or filing filed with or furnished to the SEC.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following description of AAG’s capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation and bylaws, which have been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

AAG’s authorized capital stock consists of:

•	1.75 billion shares of common stock, $0.01 par value; and

•	200 million shares of preferred stock, $0.01 par value.

Common Stock

Dividends

Holders of AAG common stock are entitled to receive dividends or other distributions in cash, stock or property of AAG when, as and if declared on the common stock by AAG’s board of directors from time to time out of assets or funds of AAG legally available therefor, subject to the rights of holders of any outstanding preferred stock.

Voting Rights

Holders of AAG common stock are entitled to one vote per share on all matters submitted to a vote of common stockholders, except that voting rights of non-U.S. citizens are limited as described below under “—Other Provisions Restricting Transfer and Ownership.” Holders of AAG common stock have no right to cumulate their votes.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of AAG, holders of AAG common stock are entitled to receive the assets and funds legally available for distribution in proportion to the number of shares held by them after payments to creditors and of preferential amounts, if any, to which any holders of AAG preferred stock may be entitled. If AAG has any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distributions and/or liquidation preferences. In such case, AAG must pay the applicable distribution to holders of its preferred stock, if required pursuant to the terms of any such preferred stock, before it may pay distributions to holders of AAG common stock.

Other Rights

In the event of a merger or consolidation of AAG with or into another entity, the holders of AAG common stock are entitled to receive the same per share consideration on a per share basis.

Holders of AAG’s common stock are not entitled to preemptive rights to purchase additional shares.

Transfer Agent

The transfer agent and registrar for AAG’s common stock is American Stock Transfer & Trust Company, LLC.

Preferred Stock

AAG’s certificate of incorporation authorizes the issuance of up to 200 million shares of preferred stock from time to time, in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences, and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions thereof, as are stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by AAG’s board of directors.

Holders of shares of AAG’s preferred stock are not entitled to preemptive rights to purchase additional shares.

Certain Anti-takeover Provisions of AAG’s Certificate of Incorporation and Bylaws

Certain provisions of AAG’s certificate of incorporation and bylaws may have the effect of delaying or preventing a change in control if AAG’s board of directors determines such change in control is not in the best interests of AAG and its stockholders. These provisions include, among other things, the following:

•	the ability to authorize undesignated preferred stock with super voting, special approval, dividend, or other rights or preferences that could impede the success of any attempt to acquire AAG;

•	advance notice procedures for stockholder proposals to be considered at stockholders’ meetings;

•	the ability of AAG’s board of directors to fill vacancies on the board;

•	a prohibition against stockholders taking action by written consent;

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a prohibition against stockholders calling a special meeting of stockholders, except by written demand, delivered in compliance with the requirements of AAG’s bylaws, of stockholders holding at least 20% of the outstanding voting power of AAG’s shares;

•	certain restrictions on security ownership by persons who are not citizens of the U.S. (see the section entitled “—Other Provisions Restricting Transfer and Ownership” below);

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certain restrictions on transfer of securities by persons or groups holding 4.75% or more of AAG’s capital stock or transfers resulting in a new person or group holding 4.75% or more of AAG’s capital stock (see the section entitled “—Other Provisions Restricting Transfer and Ownership” below);

•	requiring the approval of holders of at least 80% of the voting power of the shares entitled to vote in the election of directors to modify or amend the AAG bylaws; and

•	super-majority voting requirements to modify or amend specified provisions of the AAG certificate of incorporation.

AAG is also subject to the provisions of Section 203 of the Delaware General Corporation Law. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder unless:

•	prior to this time, the board of directors of the corporation approved either the business combination or the transaction that resulted in such stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;

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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Other Provisions Restricting Transfer and Ownership

The AAG certificate of incorporation and bylaws also impose certain restrictions on the transferability and ownership of AAG common stock, preferred stock, warrants, rights or options to purchase AAG common stock and certain other equity-type interests of AAG, which we refer to collectively as AAG Securities, in order to comply with U.S. law and related rules and regulations of the U.S. Department of Transportation, which we refer to as the DOT, and to reduce the possibility that subsequent changes in the ownership of AAG Securities could result in limitations on the use of the significant deductions in any year for net operating losses carried over from prior taxable years, and other valuable income tax attributes of AAG and its subsidiaries.

Restrictions on Transfer

Subject to certain exceptions, or the prior approval of AAG’s board of directors, the AAG certificate of incorporation restricts any person or entity (including certain groups of persons) from directly or indirectly acquiring or accumulating AAG Securities if such person or entity would become a Substantial Stockholder, which the AAG certificate of incorporation defines generally as a person or entity with a percentage ownership of 4.75% or more of the outstanding capital stock of AAG or if such acquisition would increase the percentage stock ownership (as determined under applicable tax law principles) of a Substantial Stockholder. These restrictions may remain in effect until December 9, 2021 and may be waived by the board of directors of AAG on a case-by-case basis.

Foreign Ownership Limitations

The AAG certificate of incorporation and bylaws provide that, consistent with the requirements of Subtitle VII of Title 49 of the United States Code, as amended (the “Aviation Act”), any persons or entities who are not a “citizen of the United States” (as defined under the Aviation Act and administrative interpretations issued by the DOT, its predecessors and successors, from time to time), including any agent, trustee or representative of such persons or entities (a non-citizen), shall not, in the aggregate, own (beneficially or of record) and/or control more than (a) 24.9% of the aggregate votes of all of our outstanding equity securities or (b) 49.0% of our outstanding equity securities. The AAG certificate of incorporation and bylaws further specify that it is the duty of each stockholder who is a non-citizen to register his, her or its equity securities on our foreign stock record and provide for remedies applicable to stockholders that exceed the voting and ownership caps described above. In addition, any attempt to transfer AAG Securities to a non-U.S. person in excess of 49.0% of our outstanding equity securities will be void and of no effect and will not be recorded in our books and records.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any prospectus supplement or free writing prospectus, as applicable, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell one or more particular series of debt securities, we will describe the specific terms of such series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities and guarantees, if any, may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series. The debt securities issued by AAG may be fully and unconditionally guaranteed on a secured or unsecured, senior or subordinated basis by AAI or any of AAG’s other subsidiaries.

The debt securities will be issued under an indenture between us and Wilmington Trust, National Association, as trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

As used in this section only, “AAG,” “we,” “our” or “us” refer to American Airlines Group Inc. excluding our subsidiaries, unless expressly stated or the context otherwise requires, and “AAI” refers to American Airlines, Inc. excluding its subsidiaries, unless expressly stated or the context otherwise requires.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 2.1) We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the securities of the series is payable;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which accrual of interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

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the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

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any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

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the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

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the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium, if any, and interest on the debt securities will be made;

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if payments of principal of, premium, if any, or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

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the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

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any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants set forth in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

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the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

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any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

•	whether AAI or any of its other direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any of such guarantees. (Section 2.2)

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. (Section 2.4) No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.7)

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see “Global Securities.”

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. (Article IV)

No Protection In the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”) unless:

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we are the surviving corporation or the successor person (if other than AAG) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.

Notwithstanding the above, any subsidiary of AAG may consolidate with, merge into or transfer all or part of its properties to AAG. (Section 5.1)

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

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default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any security of that series at its maturity;

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default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of AAG; and

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1)

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

We will provide the trustee written notice of any Default or Event of Default within 30 days of becoming aware of the occurrence of such Default or Event of Default, which notice will describe in reasonable detail the status of such Default or Event of Default and what action we are taking or propose to take in respect thereof. (Section 6.1)

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee may refuse to perform any duty or exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in performing such duty or exercising such right or power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

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the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered indemnity or security satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each Securityholder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs or, if later, after a responsible officer of the trustee has knowledge of such Default or Event of Default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

We and the trustee may modify, amend or supplement the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to add guarantees with respect to debt securities of any series or secure debt securities of any series;

•	to surrender any of our rights or powers under the indenture;

•	to add covenants or events of default for the benefit of the holders of debt securities of any series;

•	to comply with the applicable procedures of the applicable depositary;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•

to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act. (Section 9.1)

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments (with the securities of each series voting as a class). We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•

reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in a currency other than that stated in the debt security;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and such debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

No Personal Liability of Directors, Officers, Employees or Stockholders

None of our past, present or future directors, officers, employees or stockholders, as such, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the debt securities, will be governed by the laws of the State of New York.

The indenture will provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the debt securities or the transactions contemplated thereby.

The indenture will provide that any legal suit, action or proceeding arising out of or based upon the indenture, the debt securities or the transactions contemplated thereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York, in each case located in the City of New York, and we, the trustee and the holder of the debt securities (by their acceptance of the debt securities) irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The indenture will further provide that service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in the indenture will be effective service of process for any suit, action or other proceeding brought in any such court. The indenture will further provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the courts specified above and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum. (Section 10.10)

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants, rights, purchase contracts, units or guarantees issued by us that may be offered and sold pursuant to this prospectus.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in any applicable prospectus supplement or free writing prospectus, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below and unless otherwise provided in the description of the applicable securities herein or in the applicable prospectus supplement, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments, as applicable, on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility; disbursement of payments to direct participants is the responsibility of DTC; and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered to the holders of beneficial interests in the securities.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•

DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

Euroclear and Clearstream

If so provided in the applicable prospectus supplement, you may hold interests in a global security through Clearstream Banking S.A., which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” either directly if you are a participant in Clearstream or Euroclear, or indirectly through organizations which are participants in Clearstream or Euroclear. Clearstream and Euroclear will hold interests on behalf of their respective participants through customers’ securities accounts in the names of Clearstream and Euroclear, respectively, on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in such depositaries’ names on DTC’s books.

Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear hold securities for their respective participating organizations and facilitate the clearance and settlement of securities transactions between those participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates.

Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in global securities owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in global securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with the DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines

(European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.

Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Other

The information in this section of this prospectus concerning DTC, Clearstream, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor the trustee nor any agent of ours or of the trustee has any control over those entities and none of us takes any responsibility for their activities. You are urged to contact DTC, Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that DTC, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor any agent of ours will have any responsibility for the performance or nonperformance by DTC, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

PLAN OF DISTRIBUTION

We may sell the offered securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation, in the applicable prospectus supplement.

LEGAL MATTERS

Unless we tell you otherwise in the applicable prospectus supplement, Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of AAG. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of American Airlines Group Inc. (AAG) as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2019 financial statements refers to a change to the method of accounting for leases.

To the extent that KPMG LLP audits and reports on financial statements of AAG issued at future dates, and consents to the use of its reports thereon, such financial statements also will be incorporated by reference in the registration statement in reliance upon its reports and said authority.